Exhibit 4.5

*** TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED

THIRD EYE CAPITAL CORPORATION
as "Administrative Agent"

and

THE INVESTORS PARTY HERETO
as the "Investors"

and

LIMA ENERGY COMPANY
as the "Company"

and

USA SYNTHETIC FUEL CORPORATION
as the "Parent"

________________________________________________________________
UNIT PURCHASE AGREEMENT

Dated as of September 24, 2012
_______________________________________________________________

i

ADDENDA

SCHEDULE "A" FORM OF DIRECTORS’ RESOLUTION OF THE PARENT
SCHEDULE "B" FORM OF NOTE
SCHEDULE "C" FORM OF WARRANT
SCHEDULE "D" FORM OF COMPLIANCE CERTIFICATE
SCHEDULE "E" FORM OF REGISTRATION RIGHTS AGREEMENT
Schedule 6.4(a) Permitted Indebtedness
Schedule 7.1(a) Incorporation and Qualification
Schedule 7.1(c) Capitalization
Schedule 7.1(m) Leased and Owned Properties
Schedule 7.1(u) Environmental Compliance
Schedule 7.1(y) Corporate Structure
Schedule 7.1(bb) Default or Events of Default
Schedule 7.1(dd)(i) List of Jurisdictions
Schedule 7.1(dd)(ii) Authorizations
Schedule 7.1(dd)(iii) Intellectual Property
Schedule 7.1(dd)(iv) Pending or Threatened Actions, Suits, Arbitrations or Proceedings
Schedule 7.1(dd)(v) Material Contracts
Schedule 7.1(dd)(vi) Settlement Agreements
Schedule 7.1(ee) Insolvency

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time, this "Agreement") is dated as of September 24, 2012 by and among LIMA ENERGY COMPANY, a corporation incorporated and existing under the laws of the State of Ohio (together with its successors and permitted assigns, the "Company"), USA SYNTHETIC FUEL CORPORATION, a corporation incorporated and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the "Parent"), THIRD EYE CAPITAL CORPORATION, as agent for the Investors (together with its successors in such capacity, and their respective successors and assigns, the "Administrative Agent"), and EACH OF THE INVESTORS FROM TIME TO TIME PARTY HERETO (the "Investors"). The Company, the Parent, the Administrative Agent and the Investors are collectively referred to herein from time to time as the "Parties" and individually as a "Party".

WHEREAS:

A.	The Company is desirous of creating, issuing and selling Units (as hereinafter defined), the issuance of which is provided for by this Agreement;

B.
The Company, under the laws relating thereto, is duly authorized to create, issue and sell the Units to be issued as herein provided to evidence indebtedness of the Company existing on the date hereof or incurred by the Company at any time hereafter in accordance with the terms of this Agreement; and

C.
All necessary resolutions of the directors, including the resolutions of the Directors attached hereto as Schedule "A", of the Company and the Parent have been duly passed and other proceedings taken and conditions complied with to (i) make the creation and issue of the Units proposed to be issued pursuant to this Agreement legal, valid and effective, and (ii) authorize, approve and make enforceable the execution of this Agreement and the performance of all terms, conditions, representations and covenants set forth herein binding and enforceable as against the Company and the Parent.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the foregoing recitals, the entering into of the Unit Purchase Documents (as defined below) by the Parties and their affiliates, as applicable, which form an integral part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1
INTERPRETATION

Section 1.1Defined Terms.

For the purposes of this Agreement, the following terms have the meanings set forth below:

"Acquisition" means the acquisition of the Coal Asset from GEI by the Company, on terms and conditions satisfactory to the Administrative Agent.

"Affairs" means the property, assets, nature of assets, business, results of operations, performance, liabilities, prospects or condition (financial or otherwise) of a specified Person.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Agreed Use of Proceeds" means the use of proceeds submitted to the Administrative Agent by the Parent and approved by the Administrative Agent prior to the Closing.

"Amount to be Redeemed" has the meaning given thereto in Section 4.3.

"Annual Business Plan" means the annual business plan of the Parent, prepared on a consolidated basis, with financial projections and budgets on an annual basis, in each case consisting of a balance sheet, statement of income, statement of cash flows, proposed capital expenditures and a list of assumptions upon which such projections are based.

"Applicable Law" means any international treaty, any domestic or foreign constitution or any supranational, regional, federal, provincial, territorial, state, municipal, tribal or local statute, law, ordinance, code, rule, regulation, order (including any consent decree or administrative order), applicable to, or any directive, guideline, policy or Authorization of any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event or any of such Person’s Affairs, and any order, judgment, award or decree of any Governmental Entity, or arbitrator in any proceeding or action to which the Person in question is a party or by which such Person or any of its Affairs is bound.

"Authorization" means any authorization, approval, consent, exemption, licence, permit, franchise or no-action letter from any Governmental Entity having jurisdiction with respect to any specified Person, the Properties, property, transaction or event, or any of such Person’s Affairs or from any Person in connection with any contractual or other rights.

"Blocked Accounts" means those deposit accounts of the Parent and the Company, including the Minimum Cash Blocked Account, which are the subject of the Blocked Account Agreements.

"Blocked Account Agreements" means, in respect of the deposit accounts of the Parent and the Company, those certain blocked account agreements and deposit account control agreements among the applicable Blocked Account Provider with respect to such deposit account, the Administrative Agent, and the Company or the Parent, in each case, in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented, modified or replaced from time to time.

"Blocked Account Provider" means each depositary, bank, financial institution or other Person identified as such in the Blocked Account Agreements and their respective successors in connection with their respective responsibilities for providing and servicing the Blocked Accounts.

"Board" means the Board of Directors of the Parent existing from time to time or, whenever duly empowered, a committee of the board of directors of the Parent.

"Buildings and Fixtures" means all plant, buildings, structures, erections, Improvements, appurtenances and fixtures (including affixed machinery and affixed equipment) situate on any of the Properties.

"Business" means the development, construction, ownership and operation of gasification, synthetic natural gas and Fischer-Tropsch liquid production facilities to convert lower value, solid hydrocarbons such as coal, petroleum coke and biomass into higher value, environmentally cleaner energy sources.

"Business Day" means any day other than Saturday, Sunday or a statutory holiday when banks are not open in New York, New York or Toronto, Ontario.

"Call Right" means the right of the Parent, at any time prior to the date an Investor exercises its right to (i) convert the Note into Common Shares or (ii) purchases Common Shares on the terms set forth in the Warrant, to purchase the Units held by such Investor, as represented by a Note and a Warrant, from the Investors for a price of $10.00 per Unit.

"Capital Expenditures" means all expenditures made by a Person required to be capitalized in accordance with GAAP.

"Capital Lease" means, with respect to a Person, a lease or other arrangement in respect of real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of the Person in accordance with Generally Accepted Accounting Principles.

"Capital Lease Obligation" means, with respect to a Person, the obligation of the Person to pay rent or other amounts under a Capital Lease and for the purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date as determined in accordance with Generally Accepted Accounting Principles.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

"Cash Equivalents" means (i) investment grade securities issued, guaranteed or insured by the United States of America or any state, and having terms to maturity of not more than one year, and (ii) time deposits and certificates of deposit having maturities of not more than one year of any domestic commercial bank of recognized standing and investment grade credit rating having net capital in excess of $500,000,000.

"CEC" means Cleantech Energy Company, a corporation incorporated in the State of Wyoming, and its successors and permitted assigns.

"Chairman" means Harry Hammond Graves.

"Chairman’s Pledge Agreement" means the Second Lien Chairman's Pledge Agreement of even date herewith granted by the Chairman to the Administrative Agent for the benefit of the Secured Parties, pledging all Capital Stock held by the Chairman in the capital of the Obligors, ***, *** and ***, which Second Lien Chairman's Pledge Agreement shall be satisfactory in form and substance to the Administrative Agent.

*** Text Omitted and Filed Separately Confidential Treatment Requested

"Change of Control" means the occurrence of any of the following events:

(a)
there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination), merger of the Parent or similar transaction (i) in which the Parent is not the continuing or surviving corporation, or (ii) pursuant to which any Voting Shares of the Parent would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement, merger of the Parent or similar transaction in which the holders of the Voting Shares of the Parent immediately prior to the amalgamation, consolidation, statutory arrangement, merger or similar transaction have, directly or indirectly, more than 50% of the Voting Shares of the continuing or surviving corporation immediately after such transaction;

(b)
any Person or group of Persons shall succeed in having a sufficient number of its nominees elected to the Board of the Parent such that such nominees, when added to any existing Director remaining on the Board after such election who was a nominee of or is an Affiliate or related Person of such Person or group of Persons, will constitute a majority of the Board;

(c)
any "person or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding Common Shares of Parent;

(d)
the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Company, Cleantech and CEC free and clear of all Liens (except Liens created by the Security Documents and Liens securing other obligations of the Obligors pursuant to the Financing Documents);

(e)	any sale of all or substantially all of the Company’s assets or the Parent’s assets;

(f)	the Chairman ceases to own, directly or indirectly, the aggregate number of Common Shares that he owns, directly or indirectly, on the date hereof;

(g)
any sale of (i) the Coal Asset, the Plant or the Lima Energy Project, or (ii) all or substantially all of the assets of the USASF Group, other than the Coal Asset, Plant or the Lima Energy Project, on a consolidated basis; or

(h)
the execution by any Company Party or any Affiliate of any Company Party of any agreement, letter of intent, commitment, arrangement, or understanding with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in any of the events in (a) through (g) above or the execution of any written agreement that, when fully performed by the parties thereto, would result in any of the events in (a) through (g) above.

"Cleantech" means Cleantech Corporation, a corporation incorporated in the State of Delaware, and its successors and permitted assigns.

"Closing" means the purchase and sale of the Note in the aggregate principal amount of $5,000,000, as contemplated herein, of which the net proceeds to the Company shall be $2,000,000, and the issuance of the Warrant to the Investor purchasing the Note.

"Closing Date" means the date upon which all of the conditions set forth in Section 2.2 have been fulfilled or waived and the purchase and sale of Units has occurred.

"Coal Asset" means all of the coal property, resources, reserves and other mineral interests owned by GEI and to be purchased by the Company pursuant to the Acquisition, and located in Fayette Township, Vigo County, Indiana, having a recoverable reserve quantity of approximately fifty million (50,000,000) net tons of coal.

"Coal Asset Distressed Value" means the distressed value of the Coal Asset as determined semi-annually by Pace Global, LLC or such other independent valuation expert acceptable to the Administrative Agent.

"Coal Asset Market Value" means the market value of the Coal Asset as determined semi-annually by Pace Global, LLC or such other independent valuation expert acceptable to the Administrative Agent.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Coal Supply Agreements" means those contracts, licenses, leases, royalties, commitments, undertakings, agreements, arrangements or other instruments of any nature entered into by any of the Company Parties for the sale, purchase, exchange, processing, or handling of coal with an initial term of more than one year and that are in effect from time to time.

"Collateral" means any and all property and assets in respect of which the Administrative Agent or any other Secured Party has or will have or is intended to have a Lien pursuant to a Security Document, including (i) the Coal Asset, (ii) the Plant and the Lima Energy Project, (iii) all personal property (including Equipment) of each Obligor, (iv) the other Properties, (v) all cash and securities of each Obligor, including, without limitation, cash and securities in the Blocked Accounts, (vi) all Leases, Mineral Interests, Mines of each Obligor, and all other assets and interests and all proceeds and products thereof and rights of insurance policies, (vii) all Capital Stock pledged or intended to be pledged by the Parent and the other Obligors, (viii) all Capital Stock pledged or intended to be pledged by the Chairman pursuant to the Chairman’s Pledge Agreement, and (ix) all other collateral and/or security granted and/or securities pledged by an Obligor to the Administrative Agent, the other Secured Parties or any other Person pursuant to the Security Documents to secure the Note Indebtedness, together with all books and records relating to the foregoing.

"Common Shares" means the authorized common shares, par value $0.0001 per share, of the Parent.

"Commonly Controlled Entity" means an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent and that is treated as a single employer under Section 414 of the Code.

"Company Note" means the promissory note dated the date hereof in the amount of $11,000,000 issued by the Company to the Parent, and subordinated by its terms to the prior indefeasible payment in full in cash of the Note Indebtedness.

"Company Parties" means, collectively, the Parent and the USASF Group.

"Compliance Certificate" means a certificate of the Parent substantially in the form of Schedule "D", signed by a Senior Officer of the Parent.

"Consolidated Current Assets" means, at any time, all current assets of the Parent and its Consolidated Entities, determined on a consolidated basis as of such time in accordance with GAAP.

"Consolidated Current Liabilities" means, at any time, all current liabilities of the Parent and its Consolidated Entities, determined on a consolidated basis as of such time in accordance with GAAP.

"Consolidated Entities" means each USASF Group member (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP, provided that no Person that is not an Obligor shall be a Consolidated Entity.

"Consolidated Net Income" means, for any period, the net income (or loss) of the Parent and its Consolidated Entities for such period determined on a consolidated basis in accordance with GAAP, but excluding the income of any other Person (other than its Consolidated Entities) in which the Parent or any Consolidated Entity has an ownership interest, unless received by the Parent or such Consolidated Entity, as the case may be, in a cash distribution.

"Consolidated Unfunded Capital Expenditures" means the amount of all capital expenditures of the Parent and its Consolidated Entities, determined on a consolidated basis, to the extent not financed or to be financed by the proceeds of Indebtedness or Capital Stock of the Company Parties.

"Contaminant" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them in quantities that may (i) injure or damage property or plant or animal life, (ii) harm or materially discomfort any Person, (iii) adversely affect the health of any individual, (iv) impair the safety, of any individual, (v) render any property or plant or animal life unfit for use by man, (vi) cause loss of enjoyment of normal use of property, or (vii) interfere with the normal course of business, and includes any "contaminant" within the meaning assigned to such term in any Environmental Law applicable to any Properties or Company Party.

"Conversion Price" means, at any relevant time, the price at which a Note may be converted into Common Shares, for a price of $0.48 per Common Share, unless such conversion price shall have been adjusted, in which case it shall mean the ratio as so adjusted and in effect at such time in accordance with the terms of this Agreement, with the number of Common Shares to be issued upon the conversion of a Note determined by multiplying the principal amount of such Note by the Conversion Price.

"Date of Conversion" has the meaning ascribed to such term in Section 8.2(2).

"Deemed Year" has the meaning ascribed to such term in Section 2.11(2).

"Default" means an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Default Rate" has the meaning ascribed to such term in Section 2.4.

"Director" means a director of the Parent for the time being and "Directors" means each and every Director taken as a group, which constitutes the Board of the Parent from time to time, and reference to action by the Directors means action by the directors as a board or action by such a committee of the Board as a committee.

"Distribution" means with respect to any Person the amount of (i) any dividend or other distribution on issued Capital Stock of the Person or any of its Subsidiaries, (ii) the purchase, redemption or retirement amount of any issued equity, warrants or any other options or rights to acquire Capital Stock of the Person or any of its Subsidiaries redeemed or purchased by the Person or any its Subsidiaries, or (iii) any payments, other than salaries or wages paid in the ordinary course, whether as consulting fees, management fees, repayment of indebtedness or otherwise to any Related Party of the Person or any of its Subsidiaries.

"Environmental Laws" means any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials.

"Environmental Matters" means:

(a)
any condition or substance, heat, energy, sound, vibration, radiation or odour that may affect any component of the earth and its surrounding atmosphere or affect human health or any plant, animal or other living organism; and

(b)	any waste, toxic substance, contaminant or dangerous good or the deposit, release or discharge of any thereof into any component of the earth and its surrounding atmosphere.

"Environmental Site Assessment Report" means, with respect to the Properties, a Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Administrative Agent, which report shall comply with ASTM standard 1527-05.

"Equipment" means all machinery and equipment owned by any Company Party and required in the ordinary course of such Company Party’s business.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

"Event of Default" has the meaning attributed thereto in Section 9.1.

"Existing GEI Note" means a promissory note dated as of March 15, 2010 in the principal amount of $38,000,000 issued by the Company to Global Energy, Inc.

"Fee Letter" means that certain letter agreement dated the date hereof between the Company, the Parent and the Administrative Agent.

"Financial Assistance" means any advances, loans or other extensions of credit, guarantees, indemnities or other contingent liabilities in the nature of a guarantee or indemnity or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property, money or assets), or any purchase of any Capital Stock, stocks, bonds, notes, debentures or other securities of, any Person or the acquisition of all or substantially all the assets of, any Person or of a business carried on by, or a division of, any Person.  In determining the aggregate amount of Financial Assistance by any Company Party outstanding at any particular time, (i) take the amount of any investment represented by a guarantee or similar contingent obligation at not less than the principal amount of the obligations guaranteed and outstanding, (ii) deduct in respect of any Financial Assistance any amount received by such Company Party as return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution), (iii) do not deduct in respect of any Financial Assistance any amounts received as earnings on such Financial Assistance, whether as dividends, interest or otherwise, and (iv) do not deduct from the aggregate amount of Financial Assistance any decrease in its market value.

"Financial Instrument" means any agreement pursuant to which Financial Instrument Obligations are created or incurred.

"Financial Instrument Obligations" means, with respect to any Person, obligations arising under:

(a)
interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b)
currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)
any agreement for the making or taking of any commodity (including coal, natural gas, oil and electricity, but specifically excluding any agreements for the sale of coal to brokers or end-users), swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the Person under the obligations determined by marking the obligations to market in accordance with their terms.

"Financing" means, collectively, (i) the issuance and sale by the Company of up to $30,000,000 aggregate principal amount of Non-Convertible Notes pursuant to the Non-Convertible Note Purchase Agreement, (ii) the issuance and sale by the Company of the Note in the principal amount of $5,000,000 pursuant to this Agreement and the issuance of Warrant pursuant to this Agreement, and (iii) the entry into by the parties thereto of the Royalty Agreement, and the other transactions contemplated by the Financing Documents.

"Financing Documents" means the Non-Convertible Note Purchase Agreement, the Non-Convertible Notes, the Security Documents, the Fee Letter, this Agreement, the Note, the Warrant, the Registration Rights Agreement, the Royalty Agreement, and all other documents to be executed and delivered to the Administrative Agent and the other Secured Parties and the Investor, or any of them, by the Obligors from time to time in connection with the Financing, and including all amendments, modifications or replacements thereof and all supplements thereto.

"First Lien Agent" means the "Administrative Agent" under and as defined in the Non-Convertible Note Purchase Agreement.

"Fiscal Quarter" means the three (3) month periods ended March 31st, June 30th, September 30th and December 31st of each Fiscal Year.

"Fiscal Year" means a twelve (12) month period ended December 31st.

"Free Cash Flow" means, for any period, Consolidated Net Income for such period, increased by the sum of (without duplication) the aggregate amount of capitalized interest expense accrued during such period and depreciation and amortization expense for such period, in each case, with respect to the Parent and its Consolidated Entities to the extent deducted in determining Consolidated Net Income for such period, and decreased by the sum of (without duplication) the aggregate amount of Unfunded Capital Expenditures made by the Parent and its Consolidated Entities in cash during such period and payments on account of principal or interest made in cash by the Parent and its Consolidated Entities in respect of Capital Lease Obligations of such Persons during such period.

"GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"GEI" means Global Energy, Inc., a corporation incorporated and existing under the laws of the State of Ohio.

"GEI Notes" means (i) the promissory note dated June 5, 2012 in the principal amount of $14,000,000 issued by GEI to the Administrative Agent, and (ii) the promissory note dated September 24, 2012 in the principal amount of $11,000,000 issued by GEI to the Administrative Agent (such promissory note in this clause (ii) sometimes referred to as the "Second GEI Note").

"GEI Pledge Agreement" means the Second Lien GEI Pledge Agreement of even date herewith executed by GEI in favor of the Administrative Agent, for the benefit of the Secured Parties, which Second Lien GEI Pledge Agreement shall be satisfactory in form and substance to the Administrative Agent.

"Governmental Entity" means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"Guarantee" means the collective reference to (i) the Parent Guaranty, (ii) the Subsidiary Guaranty, and (iii) any other guarantee of the Note Indebtedness of the Company delivered to the Administrative Agent from time to time pursuant to Section 6.4(o) or otherwise.

"Hazardous Materials" means any pollutant or Contaminant, including any hazardous, dangerous, registrable or toxic chemical, material or other substance within the meaning of any Environmental Law.

"Holder" means, at a particular time, the Person entered in the Register as the holders of a Note or a Warrant, as the case may be.

"Improvements" means all erections, buildings, fixtures, structures or their fixed improvements now, if any, or hereafter constructed, erected or located on, in, under or through the property to which they relate.

"Indebtedness" means, with respect to a Person, without duplication:

(a)
all obligations of the Person for borrowed money, including debentures, notes or similar instruments and other financial instruments and obligations with respect to bankers’ acceptances and contingent reimbursement obligation relating to letters of credit;

(b)	all Financial Instrument Obligations of the Person;

(c)	all Capital Lease Obligations and Purchase Money Obligations of the Person;

(d)
all obligations to pay the deferred and unpaid purchase price of property or services other than for goods and services purchased in the ordinary course of business and paid for in accordance with customary practice and not represented by a note, bond, debenture or other evidence of indebtedness;

(e)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(f)	all current liabilities of such Person represented by a note, bond, debenture or other evidence of indebtedness;

(g)	all indebtedness of any other Person secured by a Lien on any assets of the Person;

(h)	all obligations to repurchase, redeem or repay any securities of the Person prior to or concurrently with the Stated Maturity Date; and

(i)	all Financial Assistance of the Person with respect to obligations of another Person if such obligations are of the type referred to in clauses (a) to (h).

"Information" has the meaning set forth in Section 13.20.

"Insurance Policy Assignment" means the Assignment of Life Insurance Policy as Collateral (UPA) of even date herewith, executed and delivered by the Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, which Assignment of Life Insurance Policy as Collateral (UPA) shall be satisfactory in form and substance to the Administrative Agent.

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intercompany Indebtedness" means intercompany loans between Company Parties.

"Intercreditor Agreement" means the Intercreditor and Subordination Agreement of even date herewith, executed and delivered by the Administrative Agent, the First Lien Agent and the Obligors, which Intercreditor Agreement shall be satisfactory in form and substance to the Administrative Agent.

"Interest Payment Date" means the first Business Day of each month and the Maturity Date.

"Investors" means collectively, the holders of a Note and a Warrant issued pursuant to this Agreement, and the Persons granted a royalty interest, or for whose benefit a royalty interest is granted by the Company, pursuant to the Royalty Agreement, in each case, from time to time.

"Issue Date" means, in respect of any Unit, the date upon which such Unit is issued by the Company or the Parent, as the case may be, to an Investor pursuant to the terms of this Agreement.

"Knowledge" means, with respect to a Party, the actual knowledge of such Party, after due and reasonable inquiry by such Party (including its appropriate officers and Directors) as considered necessary given the subject of such knowledge qualification.

"Last Exercise Date" means, with respect to a Warrant, a date not later than the tenth (10th) anniversary of the Closing Date on which an Investor can exercise his rights to purchase Common Shares on the terms and for the price set forth in such Warrant.

"Leases" means the leases, subleases, rights to occupy and licences of or relating to real property or Buildings and Fixtures to which the Company Parties are a party (i) at the date of this Agreement, as listed and described in Schedule 7.1(m)  or (ii) after the date of this Agreement as notified to the Administrative Agent pursuant to each Compliance Certificate, but shall exclude (iii) leases, rights and licences terminated in accordance with their terms (and not as the result of a default) or assigned or otherwise disposed of after the date of this Agreement as permitted by this Agreement.

"Lien" means any mortgage, charge, pledge, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation. The term "Lien" shall include easements, restrictions servitudes, permits, conditions, covenants, exceptions or reservations.

"Lima Energy Project" means a three-phase project located in Lima, Ohio to develop, own and operate gasification and synthetic natural gas production facilities that convert lower value, solid hydrocarbons (such as coal and petroleum coke) into higher value, environmentally cleaner energy sources.

"Material Adverse Effect" means, when used with reference to any event or circumstance, an event or circumstance which, in the opinion of the Administrative Agent, acting reasonably, has or could reasonably be expected to have:

(a)	a material adverse effect on any of the Affairs of the Parent, the Company Parties taken as a whole, or the Consolidated Entities taken as a whole; or

(b)
a material adverse effect on (i) the ability of the Company or any other Obligor to perform their obligations under any of the Financing Documents or (ii) the Administrative Agent’s or any Investor’s ability to enforce rights and remedies pursuant to any Financing Document or collect any of the Indebtedness due to any Secured Party or any Investor pursuant to any Financing Document.

In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.

"Material Contract" means any material written or oral agreement or contract with a value in excess of $100,000 to which a Person is a party, by which such Person is bound, or to which any material assets of such Person are subject, which is not cancellable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.

"Maturity Date" means, with respect to a Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity Date thereof or by declaration, acceleration, redemption or otherwise.

"Mineral Interests" means all rights, estates, titles and interests in and to mineral interests and mineral leases and any coal or other Ore or property interests, royalty interests, production payments, net profit interests, fee interests, and other rights therein, including any reversionary or carried interests relating to the foregoing, together with all rights, title and interests created by or arising under the terms of any agreements or arrangements and all property, rights and interests covered thereby and includes any and all prospecting licences, exploration licences, mining leases, mining licences, mineral concessions, permits and claims and all other forms of mineral tenure or other rights to Ore or to work upon lands for the purpose of searching for, developing or extracting Ore under any form of mineral title recognized under Applicable Laws, whether contractual, statutory or otherwise, and any other interest in any mineral right, which now or hereafter include all or any part of the foregoing.

"Mines" means any excavation or opening into the earth now or hereafter made from which coal or other Ore is or can be extracted on or from any of the properties owned or leased by the Company Parties, together with all appurtenances, fixtures, structures, improvements and assets in connection therewith.

"Minimum Cash Blocked Account" means account number ***, a segregated account maintained by the Company with The Huntington National Bank at 105 East Fourth Street, Suite 200A, Cincinnati, Ohio 45202, in which the Company shall maintain cash and Cash Equivalents having a value no less than $3,000,000 at all times in accordance with Section 6.2(e).

"Mortgages" means the collective reference to each mortgage, deed of trust, security agreement, financing statement and assignment of production executed by any one or more of the Obligors in favour of Administrative Agent, for the benefit of the Secured Parties, in a form satisfactory to the Administrative Agent, in each case as the same may be amended, modified, restated or supplemented from time to time, together with any assumptions or assignments of the obligations thereunder by any one or more of the Obligors, and "Mortgage" shall mean any one of such Mortgages, provided that the term "Mortgages" shall not include the Third Lien Mortgage.

"Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"New Securities" has the meaning specified in Section 13.6(2).

"Non-Convertible Noteholders" means, at a particular time, the Persons entered in the registers as noteholders pursuant to the Non-Convertible Note Purchase Agreement.

"Non-Convertible Notes" means the 10% senior secured notes of the Company in the aggregate principal amount of up to $30,000,000, issued and delivered under the Non-Convertible Note Purchase Agreement.

"Non-Convertible Note Purchase Agreement" means the Note Purchase Agreement dated of even date herewith among the Company, the Parent, Third Eye Capital Corporation, as administrative agent, and the noteholders from time to time party thereto, as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

"Note" means the 4% subordinated secured convertible note due August 31, 2017 of the Company in the principal amount of $5,000,000, convertible into Common Shares at the Conversion Rate and issued and delivered in accordance with the terms set out in this Agreement and the form of Note in substantially the form attached to this Agreement as Schedule "B" and "Notes" means any additional notes issued by the Company upon surrender of the Note and the assignment of the portion of the principal amount of such note to a third party.

*** Text Omitted and Filed Separately Confidential Treatment Requested

"Note Indebtedness" means the unpaid principal of and interest on (including interest accruing after the maturity of the Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any other Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Note and all other obligations, indebtedness, or liabilities of the Obligors to the Administrative Agent and the Investors, and each of them, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Note, any other Unit Purchase Document executed and delivered by the Company or any other Obligor, or any other document, instrument or agreement made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, guarantee obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Investor that are required to be paid by the Company or any other Obligor pursuant to any Unit Purchase Document) or otherwise, provided that the term "Note Indebtedness" shall not include the obligations of the Company under the Royalty Agreement.

"Notice to Redeem" has the meaning ascribed thereto in Section 4.3.

"Obligors" means, collectively, the Company Parties, GEI and the Chairman and each other Person that, from time to time, guarantees the obligations of the Company under this Agreement and the Units, grants security for such obligations, or otherwise provides credit support for such obligations.

"OFAC" means the United States Department of the Treasury’s Office of Foreign Assets Control.

"OFAC Regulations" means the regulations promulgated by OFAC, as amended from time to time.

"Offering Notice" has the meaning specified in Section 13.6(2).

"Offer Period" has the meaning specified in Section 13.6(3).

"Organizational Documents" means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Entity in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" has the meaning specified in Section 2.19(2).

"Owned Properties" means, collectively, (i) the land and premises owned by the Company Parties on the date of this Agreement including without limitation, the lands and premises which are listed on Schedule 7.1(m), and (ii) after the date of this Agreement the lands and premises notified to the Administrative Agent pursuant to each Compliance Certificate, but shall exclude lands and premises sold or otherwise disposed of as permitted in this Agreement as and from the date of such sale or disposition.

"Ore" means all materials containing a mineral or minerals of commercial economic value extracted or derived from the Mines or pursuant to any Mineral Interests of the Company Parties or any of their Subsidiaries.

"Parent Guaranty" means the Second Lien Parent Guaranty of even date herewith, executed and delivered by the Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, which Second Lien Parent Guaranty shall be satisfactory in form and substance to the Administrative Agent.

"Parties" means the Company, the Parent, the Administrative Agent, and the Investors from time to time; and "Party" means any one of them.

"Permitted Acquisition" means an acquisition by any Company Party of (i) the assets constituting a business, division or product line of any Person engaging in a business relating to the Business who is not a Related Party, or (ii) 100% of the issued and outstanding shares or ownership interests in the capital of such Person, in each case, which acquisition has been consented to in advance by the Holders, such consent not to be unreasonably withheld.

"Permitted Asset Disposition" means a sale or other disposition:

(a)	that is a bona fide sale at fair market value of inventory in the ordinary course of business for the purpose of carrying on the Business;

(b)	of assets (other than the Coal Asset) in exchange for other assets comparable or superior as to type, value and quality; or

(c)	of assets (other than securities) which have no material economic value in the Business or business or are obsolete or worn out.

"Permitted Encumbrances" has the meaning specified in the Mortgages.

"Permitted Indebtedness" means, in respect of any Person, any one or more of the following:

(a)
unsecured Indebtedness that is (i) incurred in the ordinary course of business of the Company Parties (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company Parties) and (ii) in respect of performance, reclamation, surety or appeal bonds provided in the ordinary course of business or letters of credit issued in lieu of such bonds, but excluding (in each case), Indebtedness incurred through the borrowing of money in respect thereof;

(b)	Indebtedness of the Company Parties to the Secured Parties and the Investors under the Financing Documents;

(c)
Indebtedness incurred by the Company Parties pursuant to Purchase Money Mortgages on terms satisfactory to the Administrative Agent, acting reasonably, up to an aggregate outstanding amount, at any time, of $250,000 (or the equivalent amount in another currency);

(d)	the Company Note;

(e)
Indebtedness of the Company to Global Energy, Inc. pursuant to the Existing GEI Note provided that such Indebtedness is postponed and subordinated to the Note Indebtedness pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent;  and

(f)
Intercompany Indebtedness provided (i) such Intercompany Indebtedness (x) is evidenced by a promissory note or loan agreement in form and substance satisfactory to the Administrative Agent and (y) is postponed and subordinated to the Note Indebtedness on terms contained in such promissory note or loan agreement or pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent and (ii) no more than $250,000 aggregate principal amount of Intercompany Indebtedness is outstanding at any time.

"Permitted Investors" means Third Eye Capital Corporation, its Affiliates, each of the Non-Convertible Noteholders, GEI and the Chairman.

"Permitted Liens" means, in respect of any Person, any one or more of the following:

(a)
Liens for taxes, rates, assessments or governmental charges or levies which are not due or delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Company Party in conformity with GAAP;

(b)
Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen’s carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that (i) such Liens are related to obligations not due or delinquent and are not registered, recorded or filed against any assets of the Person or (ii) such Liens are being contested in good faith by appropriate proceedings, so long as (x) the Administrative Agent determines that such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral, (y) enforcement of the contested item shall be effectively stayed and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to assure the Administrative Agent in its discretion that any amounts determined to be due will be promptly paid in full when such contest is resolved; provided, further, that (A) such Liens do not, in the opinion of the Administrative Agent, materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person, and (B) the Coal Asset shall remain free from any of the types of Liens described in this paragraph (b);

(c)
Easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the opinion of the Administrative Agent, materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;

(d)
Liens securing appeal bonds and other similar Liens arising in the ordinary course of business in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(e)
Liens arising out of a judgment or award that (i) does not constitute an Event of Default under Section 9.1(r) and (ii) is the subject to a good faith contest by the relevant Company Party by proper legal proceedings;

(f)	Liens created pursuant to the Non-Convertible Note Purchase Agreement provided that such Liens are subject to the terms of the Intercreditor Agreement;

(g)	Liens created pursuant to the Unit Purchase Documents;

(h)
Liens existing on the date hereof and disclosed on Schedule 6.4(c) to the extent such Liens conforms to their description on Schedule 6.4(c) and including any extension, renewal or refinancing thereof provided the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing and scope of the security creating the Lien is not extended;

(i)	Permitted Encumbrances;

(j)	Purchase Money Mortgages securing obligations up to an aggregate outstanding amount, at any time, of $250,000 (or the equivalent amount in another currency); and

(k)	the Third Lien Mortgage, provided that the Third Lien Mortgage is subject to the Intercreditor Agreement and subordinate to the Liens created pursuant to the other Security Documents.

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, limited liability company, company or corporation with or without share capital, body corporate, association, bank, joint-stock company, unincorporated association or organization, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity or an agency or political subdivision thereof, however designated or constituted.

"Plan" means, at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is covered by ERISA and in respect of which any Company Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Plant" means the Lima energy ultra clean Btu conversion facility to be located in Lima, Ohio pursuant to the Lima Energy Project.

"Prime Rate" means a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Money Rates section of The Wall Street Journal, a Dow Jones & Company publication, as the U.S. "prime rate", or if The Wall Street Journal or such rate is not published on such day, such rate as last published in the Money Rates Section of The Wall Street Journal.  If the Money Rates section of The Wall Street Journal is no longer published or does not publish a rate designated by it as the U.S. "prime rate," then the "Prime Rate" shall be determined by reference to such other comparable publicly available service for publishing the "prime rate" as may be selected by the Administrative Agent or, in the absence of such availability, by reference to a comparable interest rate selected by the Administrative Agent in its sole discretion.

"Properties" means collectively, the Coal Asset, the Plant, the other Owned Properties and the Leased Properties.

"Proportionate Interest" means at any time with respect to an Investor, the aggregate number of Common Shares owned by such Investor, if any, and the number of Common Shares to which the Investor is entitled to acquire upon conversion of the Note and exercise of the Warrant expressed as a percentage, which percentage is determined by dividing (a) the number of Common Shares which the Investor owns or is entitled to acquire upon conversion of his Note and exercise of the Warrant by (b) the number of Common Shares which all Investors own or are entitled to acquire upon conversion of each Note and each Warrant issued and outstanding by the Company and all other holders of Common Shares.

"Purchase" means a Purchase of Units made by a Person pursuant to Article 2.

"Purchase Money Mortgage" means any security interest charging property acquired by any Company Party, including a lease, a leasing agreement or an instalment sale, which is granted or assumed by the Company Party or which arises by operation of law in favour of the transferor or a Person providing financing concurrently with and for the purpose of the acquisition of such property, in each case where such security interest extends only to the property acquired and its proceeds.

"Redemption Date" has the meaning attributed to such term in Section 4.3.

"Redemption Event" means the completion of any of (i) an equity offering of Capital Stock of any Company Party that results in gross cash proceeds of at least $100,000,000, (ii) the issuance of air quality development revenue bonds of the State of Ohio for the purposes of assisting in financing any Company Party’s business, (iii) the issuance of debt in a principal amount of at least $300,000,000 and secured by the 1.02 billion BOE (barrels of oil equivalent) energy asset in the State of Wyoming owned by CEC, or (iv) a Change in Control.

"Register" has the meaning attributed to such term in Section 3.1.

"Registered and Records Office" means the principal executive office of the Company, or such other address as the Company may advise the Investors in writing from time to time.

"Registration Rights Agreement" means the Registration Rights Agreement dated of even date herewith between the Parent and each of the Investors granting to the Investors the right to register any Common Shares held by the Investors with the United States Securities and Exchange Commission in substantially the form of  Schedule "E" attached to this Agreement.

"Regulation S" means Regulation S adopted by the SEC under the U.S. Securities Act.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Required Holders" means the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Units.

"Royalty Agreement" means the royalty agreement dated of even date herewith between the Company, the Investors party thereto, and Third Eye Capital Corporation, as agent for such Investors, as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

"SEC" has the meaning specified in Section 7.1(ll).

"Secured Parties" means the collective reference to the Administrative Agent, the Holders, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to any Unit Purchase Documents.

"Security" means, at any time, the charges, mortgages, pledges, assignments, liens, security interests and other encumbrances in favour of the Administrative Agent or the other Secured Parties, in the Collateral under this Agreement and the other Unit Purchase Documents.

"Security Agreement" means the Second Lien Security Agreement of even date herewith executed and delivered by the Company Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, which Security Agreement shall be satisfactory in form and substance to the Administrative Agent.

"Security Documents" means collectively (a) the Security Agreement, the Chairman’s Pledge Agreement, the GEI Pledge Agreement, each Guarantee, the Mortgages, the Insurance Policy Assignment, the Blocked Account Agreements and all guarantees and other security granted to the Administrative Agent and the other Secured Parties, or any of them, as security for the Note Indebtedness, and including all amendments, modifications or replacements thereof and supplements thereto, and (b) the Third Lien Mortgage and all amendments, modifications or replacements thereof and supplements thereto.  For the avoidance of doubt, the Royalty Agreement shall be secured by only the Third Lien Mortgage.

"Senior Officer" means, (i) with respect to the Parent, the Chairman, the chief executive officer, the president, or the chief financial officer and (ii) with respect to any other Person, the chief executive officer, the president, or the chief financial officer of such Person.

"Solvent" means, with respect to any Person as of any date of determination, that on such date (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Stated Maturity Date" means August 31, 2017.

"Subscription Notice" has the meaning specified in Section 13.6(3).

"Subsidiary" of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the Capital Stock or other interests having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

"Subsidiary Guaranty" means the Second Lien Subsidiary Guaranty of even date herewith, executed and delivered by Cleantech and CEC in favor of the Administrative Agent, for the benefit of the Secured Parties, with Second Lien Subsidiary Guaranty shall be satisfactory in form and substance to the Administrative Agent.

"Taxes" has the meaning specified in Section 2.19(1).

"Title Insurance Company" means Fidelity National Insurance Company, or such other company acceptable to the Administrative Agent.

"Title Insurance Policies" has the meaning specified in Section 6.3(dd).

"Third Lien Mortgage" means a third lien mortgage, assignment of production, security agreement, fixture filing and financing statement executed by the Company in favour the Administrative Agent, for the benefit of the Investors, encumbering the Coal Asset, in form satisfactory to the Administrative Agent, as the same may be amended, modified, restated or supplemented from time to time.

"UCC" or "Uniform Commercial Code" means the Uniform Commercial Code as in effect from time to time in the State of Ohio or State of Indiana, as the context requires;  provided,  however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

"Unit Purchase Documents" means, collectively, this Agreement, the Note, the Warrant, the Registration Rights Agreement, the Security Documents, the Intercreditor Agreement, the Royalty Agreement and all other documents to be executed and delivered to the Administrative Agent and the Investor, or any of them, by the Obligors from time to time pursuant to or in connection with this Agreement, and including all amendments, modifications or replacements thereof and all supplements thereto.

"Units" means the rights granted to each Investor holding the Note of the Company and the Warrant of the Parent.

"United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

"U.S. Person" means a "U.S. Person" as that term is defined in Rule 902(k) of Regulation S.

"USASF Group" means, collectively, the Company, Cleantech, CEC, and all existing and future, direct or indirect Subsidiaries of the Parent and of any of the foregoing, and "USASF Group member" means any one of them.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended and in effect from time to time.

"Voting Shares" means shares of Capital Stock of any class of any Person carrying voting rights under all circumstances, provided that for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event.

"Warrant" means that certain warrant issued by the Parent that entitles the Investor to purchase in the aggregate 10,312,500 Common Shares of the Parent at a price of $0.48 per Common Share in substantially the form attached as Schedule "C" to this Agreement.

"Waste" means ashes, garbage and refuse and includes domestic waste, industrial waste, municipal refuse or such other wastes as are designated as such under any Environmental Law.

Section 1.2Meaning of "outstanding" for certain purposes.

(1)
Each Note and Warrant executed and delivered by the Company and the Parent hereunder shall be deemed to be outstanding until it shall be cancelled or delivered by its Holder to the Company or Parent, as the case may be, for cancellation, or a new Note or Warrant, as applicable, shall be issued in substitution therefore, provided that:

(a)
where a new Note or Warrant has been issued in substitution for a Note or a Warrant, as applicable, which has been mutilated, lost, stolen or destroyed, only the new Note or Warrant shall be counted for the purpose of determining the aggregate principal amount of Note and Warrants outstanding;

(b)	a Note which has been partially redeemed or purchased shall be deemed to be outstanding only to the extent of the unredeemed or unpurchased part of the principal amount thereof; and

(c)
for the purpose of any provision of this Agreement entitling a Holder to vote, sign consent, request or take other action under this Agreement, the Note and the Warrants owned, directly or indirectly, legally or equitably by the Company or any Affiliate or Subsidiary of the Company shall be disregarded, except that:

(i)
the Note or Warrant so owned which have been pledged in good faith other than to the Company or an Affiliate or Subsidiary of the Company shall not be so disregarded if the pledgee shall establish, to the satisfaction of the Company, the pledgee’s right to vote such Note or Warrant, as applicable, sign consents, requisitions or other instruments or take such other actions in its discretion free from the control of the Company or any Affiliate or Subsidiary of the Company; and

(ii)	the Note or Warrant so owned shall not be disregarded if they are the only Note or Warrant outstanding.

Section 1.3   Certain Phrases, etc.

In this Agreement (i) (y) the words "including" and "includes" mean "including (or includes) without limitation" and (z) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of", (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding", and references to "this Agreement", "hereof" and "herein" and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement and the expressions "Article", "Section", "subsection" and "paragraph" followed by a number mean and refer to the specified Article, Section, subsection paragraph of this Agreement.

Section 1.4Interpretation Not Affected by Headings.

The division of this Agreement into articles, sections, subsection and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.5References.

Any reference in this Agreement to a statute or regulation shall be deemed to be a reference to such statute or regulation as amended, re-enacted or replaced from time to time.  Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

Section 1.6   Currency.

Any reference in this Agreement to "Dollars", "dollars" or "$" shall be deemed to be a reference to lawful money of the United States and any reference to any payments to be made by the Company shall be deemed to be a reference to payments made in lawful money of the United States. Should any payment be made to the Administrative Agent in a currency other than United States dollars, the Administrative Agent shall not be obligated to apply any particular exchange rate to such currency and may convert such funds at the Administrative Agent’s sole discretion, acting reasonably.

Section 1.7   Non-Business Day.

Whenever any payment to be made hereunder shall be due, any period of time would begin or end, any calculation is to be made or any other action is to be taken on or as of, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, unless otherwise specifically provided for herein, on or as of the next succeeding Business Day and the holder of any Unit shall not be entitled to any further interest or other payment in respect of such delay.

Section 1.8      Invalidity of Provisions.

Each of the provisions contained in this Agreement, the Note, the Registration Rights Agreement or the Warrant is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity, legality or enforceability of any other provision hereof or thereof.

Section 1.9   Governing Law.

(1)
This Agreement and the other Unit Purchase Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Unit Purchase Document (except, as to any other Unit Purchase Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, construed and enforced in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.  For the avoidance of doubt, the Royalty Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada.

(2)
Each of the Company and the Parent irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Investor or any Related Party of the foregoing in any way relating to this Agreement or any other Unit Purchase Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Ohio sitting in Hamilton County, and of the United States District Court for the Southern District of Ohio, Western Division, and any appellate court from any thereof, and each of the Parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Ohio State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the Parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Unit Purchase Document shall affect any right that the Administrative Agent or any Investor may otherwise have to bring any action or proceeding relating to this Agreement or any other Unit Purchase Document against the Company, the Parent or any other Company Party or any of their respective properties in the courts of any jurisdiction.  Notwithstanding the foregoing, any dispute with respect to any matter in the Royalty Agreement shall be subject to arbitration as set forth in Section 8 of the Royalty Agreement.

(3)	All negotiations and agreements pertaining to the Financing shall be deemed to have been conducted and concluded in the Province of Ontario.

Section 1.10Service.

Each of the Parent and the Company irrevocably consents to service of process in the manner provided for notices in Article 12.  Nothing in this Section 1.10 shall affect the right of the Administrative Agent or any other Secured Party to serve legal process in any other manner permitted by applicable law or affect the right of the Administrative Agent or any other Secured Party to bring any suit, action or proceeding against any Obligor or its property in the courts of other jurisdictions.

Section 1.11 Paramountcy.

In the event of any inconsistency between the provisions of any section of this Agreement and the provisions of any Security Document or any Schedule which forms a part hereof, the provisions of this Agreement shall prevail.

Section 1.12 Number and Gender.

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.13 Time of the Essence.

Time shall be of the essence in all respects in this Agreement.

Section 1.14   Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP except that, for the purposes of calculating the financial covenants set forth in Section 6.2, no Subsidiary that is not an Obligor shall be included in such calculations and definitions.

ARTICLE 2
THE UNITS

Section 2.1   Purchase of the Units.

Relying on the representations and warranties set out in this Agreement, and subject to the terms and conditions set out in this Agreement, at the Closing, the Investor hereby agrees to purchase from the Company, and the Company hereby agrees to issue to the Investor, or as it may direct, the Note and the Warrant representing the Units.

Section 2.2   Conditions Precedent to Purchase of Units.

It shall be a condition precedent to the purchase of the Units, on the Closing Date, that the Administrative Agent and the Investor are satisfied, in their sole discretion, that no Default or Event of Default has occurred and is continuing, all of the representations and warranties of the Obligors in the Unit Purchase Documents are true and correct, no Material Adverse Effect shall have occurred and be continuing, no event, condition or state of facts shall exist or have occurred that could reasonably be expected to result in a Material Adverse Effect, the purchase and sale of the Units and the other transactions contemplated by this Agreement shall not violate any Applicable Law, and the Administrative Agent and the Investor shall have completed or received, as applicable, and shall be satisfied (in form and substance) with, in their sole discretion:

(a)	all credit, collateral, business, financial, management, legal and other due diligence, including the following:

(i)
a final use of proceeds of the Financing (which, once agreed by the Administrative Agent, shall be the Agreed Use of Proceeds) and pro forma consolidated balance sheet of the Company after giving effect to the Acquisition and Financing;

(ii)	a final valuation report from Pace Global, LLC in accordance with the terms of its engagement with the Company dated April 30, 2012;

(iii)	a statement of personal net worth from the Chairman, on the Administrative Agent’s standard form;

(iv)	completion by the Administrative Agent’s personnel of a site visit to Lima’s facilities and, at the Administrative Agent’s discretion, to the Wabash River facility previously owned by GEI;

(v)	completion by the Administrative Agent of reference calls with the Ohio Air Quality Development Authority;

(vi)
definitive employment agreements between the Parent and each of the Chairman, Steven C. Vick, and a chief financial officer acceptable to the Administrative Agent, containing compensation terms reasonably acceptable to the Administrative Agent;

(vii)
satisfaction of the Administrative Agent that there is no material damage or destruction to any of the Collateral, nor any material depreciation in the value thereof, and that all Collateral is covered by insurance in sufficient form and substance naming the Administrative Agent as first loss payee and additional insured;

(viii)	finalization of the definitive legal and tax structure in respect of the Financing in form and substance satisfactory to the Administrative Agent; and

(ix)
satisfaction of the Administrative Agent that there are no pending or threatened disputes that seeks to adjourn, delay, enjoin, prohibit or impose material limitations on any aspect of the Financing or that has had, or could have, a Material Adverse Effect;

(b)	the Administrative Agent shall have received, in each case in form and substance satisfactory to it:

(i)
a certificate of a Senior Officer of the Company and each other Obligor attaching copies of its Organizational Documents and any stockholder agreement with respect to such Obligor, specimens of the signatures of those officers or directors who are executing the Unit Purchase Documents on its behalf, copies of the corporate proceedings taken to authorize it to execute, delivery, and perform its obligations under this Agreement and the other Unit Purchase Documents and all related and security documentation, and other corporate and "know-your-client" information that Administrative Agent or the Investor may require;

(ii)
a certificate of status, compliance, good standing or equivalent for the Company and each other Obligor for its jurisdiction of incorporation and, if requested by the Administrative Agent, for each jurisdiction where it carries on business or where registrations or filings in relation to the Collateral have been effected;

(iii)
all required director, shareholder, government and third-party consents, approvals and Authorizations necessary or required in connection with this Agreement, the Note, the Warrant, the Security Documents and any other Unit Purchase Documents;

(iv)
all Unit Purchase Documents (including the Security Documents, the Intercreditor Agreement, the Warrant and the Registration Rights Agreement) duly executed and delivered by the Company, the other Obligors and the other parties thereto and, where applicable, in form suitable for filing or recording in all filing and recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first priority Lien, subject only to Permitted Liens, on the property described therein in favour of the Administrative Agent, for the benefit of the Secured Parties, and evidence that all filing, stamp, intangible, and recording taxes and fees have been paid;

(v)
UCC, bankruptcy, litigation and other customary transaction searches shall have been received and be deemed satisfactory to the Administrative Agent, and confirmation satisfactory to the Administrative Agent of registration, recordation and filing, as applicable, of all Security Documents in all offices of public record as may be required to properly perfect the mortgages, charges and Liens created thereby, subject only to Permitted Liens;

(vi)
releases, discharges, subordination agreements, waivers, confirmations, consents (including those required under any Material Contracts or from landlords, warehousemen, mechanics, materialmen, mortgagees and licensors) as may be required in the discretion of the Administrative Agent and to ensure that all Note Indebtedness is secured by Liens ranking second in priority only to the Liens that the Non-Convertible Noteholders have on the Collateral and to Permitted Liens that by operation of law rank in priority;

(vii)
opinions (including title opinions, as applicable) from legal counsel for the Company and the other Obligors (including Ohio counsel for the Company), addressed to the Administrative Agent and the other Secured Parties with respect to such matters as the Administrative Agent may request;

(viii)
an opinion from Faegre Baker Daniels LLP, local counsel for the Administrative Agent, addressed to the Administrative Agent and the other Secured Parties, with respect to the enforceability of the Mortgage and the Third Lien Mortgage covering the Coal Assets and such other matters as the Administrative Agent may request;

(ix)
a certificate from a Senior Officer of the Company and each other Obligor that all representations and warranties of the Company and the other Obligors under the Security Documents and the other Unit Purchase Documents to which such Obligor is a party are true and correct at the applicable Closing Date and as to such other matters as the Administrative Agent reasonably requires;

(x)
certificates of insurance or policy endorsements, as applicable, evidencing that the Administrative Agent has been named first-loss payee (subject to the terms of the Intercreditor Agreement) on all property insurance policies of the Obligors that are not individuals;

(xi)
certificates of insurance or policy endorsements, as applicable, evidencing that each of the Secured Parties has been named as additional insured on all liability insurance policies of the Obligors that are not individuals.

(xii)	evidence that the Company has cash or Cash Equivalents having a value of not less than $3,000,000 on deposit in the Minimum Cash Blocked Account, which is subject to a Blocked Account Agreement;

(xiii)
certificates representing the Capital Stock pledged by the Chairman, GEI and the other Obligors together with stock transfer powers duly executed in blank by the pledging Obligor, and each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledger thereof;

(xiv)
a subordination agreement among Global Energy, Inc., the Company, the Administrative Agent and the administrative agent under the Non-Convertible Note Purchase Agreement with respect to the Existing GEI Note and a certified copy of the Existing GEI Note including a notation on such Existing GEI Note that it is subject to such subordination agreement initialled by the parties to such note; and

(xv)	payment of all fees and expenses contained in this Agreement or any other Unit Purchase Document.

(c)
the Acquisition shall be consummated concurrently with the Closing, and the Administrative Agent shall have received, in form and substance satisfactory to it, certified executed copies of definitive legal documentation in connection with the Acquisition, including an asset purchase agreement, an assignment and assumption agreement pursuant to which all rights and obligations of GEI pursuant to the GEI Notes shall be assigned by GEI to the Company and assumed by the Company, and other agreements related and integral to the completion of the Acquisition, (ii) all conditions under such documentation shall have been satisfied without amendment or waiver; and (iii) a direction from GEI to the Administrative Agent directing that the proceeds of the Second GEI Note be advanced to the Parent in consideration for the  purchase of Common Shares referred to in paragraph 2.2(f) below, and a direction from the Parent to the Administrative Agent directing that such proceeds be advanced to the Company pursuant to the Company Note referred to in paragraph 2.2(h) below;;

(d)	the other transactions contemplated by the Financing Documents shall be consummated concurrently with the Closing;

(e)	immediately following the Financing, no Company Party shall have any Indebtedness other than Permitted Indebtedness;

(f)	the purchase of Common Shares by GEI for the aggregate consideration of at least $11,000,000 in cash shall be consummated concurrently with the Closing;

(g)	evidence that the convertible promissory note dated March 12, 2012 in the principal amount of $20,000, issued by the Parent to Asher Enterprises, Inc., has been repaid in full;

(h)
the loan by the Parent to the Company in the principal amount of at least $11,000,000 in cash shall be consummated concurrently with the Closing, and the Company Note, together with a valid endorsement in blank thereof, shall be delivered to the Administrative Agent pursuant to the Security Documents delivered by the Company;

(i)
all costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Secured Parties shall have been paid to the extent due;

(j)
evidence satisfactory to the Administrative Agent that after giving effect to the transactions contemplated by this Agreement, the Parent is in pro forma compliance, on a consolidated basis, with all financial covenants required by this Agreement;

(k)	the aggregate principal amount of the Note issued pursuant to this Agreement does not exceed $5,000,000 on the date of the Closing;

(l)
Directors’ resolution authorizing the issuance of the Warrant and the Note, the reservation of all Common Shares as required for conversion of each of the Note and the Warrant by the holder thereof and such other matters as must be approved by the Parent, all as set out in the form of Director Resolutions attached hereto as Schedule "A"; and

(m)
such other documents relating to the transactions contemplated by this Agreement and any other Financing Documents as the Administrative Agent or its counsel or any other Investor may reasonably request.

Section 2.3 Creation and Issuance of the Units.

(a)
The Company hereby creates and authorizes the Note comprising a part of the Units for issuance in the principal amount of $5,000,000 and the issuance of the Warrant described in Section 2.3(b). The Note and any Note issuable on assignment or division of the Note shall be dated as of its applicable Issue Date (including all replacement certificates issued in accordance with this Agreement) and each such Note will become due and payable, together with all accrued and unpaid interest thereon, on the Maturity Date.  For greater certainty, once issued and redeemed, the Note may not be re-issued.

(b)
The Parent hereby creates and authorizes the Warrant comprising a part of the Units for issuance as consideration for the issuance of the Note and the payment of the amount of $5,000,000 payable to the Company by the Investor. The Warrant and each Warrant issuable on assignment or division of the Warrant shall be dated as of its applicable Issue Date (including all replacement certificates issued in accordance with this Agreement) and each such Warrant will be exercisable on or before the Last Exercise Date, subject to the Call Right.

Section 2.4 Description of the Note Comprising Part of the Units.

Each Note shall mature and become due and payable on the Maturity Date.  Each Note shall bear interest from its applicable Issue Date at the rate of 4% per annum (after, as well as before, default or judgment), provided that, (i) to the extent the Prime Rate (as determined by the Administrative Agent) increases from time to time after the date hereof, the applicable interest rate hereunder shall correspondingly increase (provided that no decrease in the Prime Rate shall result in a decrease in the interest rate hereunder) by the amount of each increase in the Prime Rate, and the interest rate shall be adjusted automatically without the necessity of any notice to the Company or any other Person, and (ii) the interest rate hereunder shall increase to 22% per annum (the "Default Rate") on the occurrence of and during the continuation of an Event of Default.  At least half of all interest on the Note shall be payable in arrears in monthly instalments on the first Business Day of the month commencing on the first Business Day of the calendar month immediately following the Issue Date of such Note, with the balance accrued and payable upon liquidation, redemption or conversion (each payment of interest pursuant to this sentence to be payable by way of (i) adjustment to the Conversion Price, (ii) the issuance of additional notes on the same terms and conditions as the Note, subject to adjustment as provided therein, or (iii) cash, in each case as determined by the Administrative Agent in its sole discretion).

Section 2.5   Place of Payment.

The principal amount of any Note and interest thereon due on maturity will be payable in lawful money of the United States in accordance with Section 2.11(4) against surrender of such Note by the respective Holder thereof at the Registered and Records Office of the Company, provided that the Company may from time to time designate one or more other offices or agencies where a Note may be presented or surrendered for any or all of such purposes, and may from time to time rescind such designations. The Company will give prompt written notice to the Administrative Agent of any such designation and any change in the location of any such other office.

Section 2.6      Form of the Note.

The Note shall be issued in the principal amount of $5,000,000 and the Investor holding the Note shall have the right to assign the Note to a third Person or have the Note subdivided and issued to more than one other Person. The Note shall be in the English language. The Note shall be substantially   in the form attached to this Agreement as Schedule "B". The Note shall bear such distinguishing letters and numbers as the Company may approve. The Note may be engraved, printed or lithographed, mimeographed or typewritten, or partly in one form and partly in another, as the Company may determine.

Section 2.7   Form of Warrant.

The Warrant shall be in the English language. The Warrant shall be substantially in the form attached to this Agreement as Schedule "C". The Warrant shall bear such distinguishing letters and numbers as the Company may approve. The Warrant may be engraved, printed or lithographed, mimeographed or typewritten, or partly in one form and partly in another, as the Company may determine.

Section 2.8Legend.

(1)
The Note and the Warrant comprising the Units have not been and will not be registered under the U.S. Securities Act or under any United States state securities laws. The Units may not be offered or sold, directly or indirectly, in the United States or to a U.S. Person, unless the Units are sold in a transaction that does not require registration under the U.S. Securities Act, and any applicable United States state securities laws and regulations governing the offer and sale of securities. The Note or Warrant originally issued in the United States, or to, or for the account or benefit of, a U.S. Person, and each Note or Warrant issued in exchange therefor or in substitution thereof shall bear the following legends or such variations thereof as the Company and the Parent, as applicable, may prescribe from time to time:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS, AND THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY [THE PARENT] THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED ONLY: (A) TO THE COMPANY [THE PARENT]; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND ANY APPLICABLE FOREIGN SECURITIES LAWS; (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (I) RULE 144A, IF AVAILABLE TO HOLDER, (II) RULE 144, IF AVAILABLE, TO HOLDER, OR (III) PURSUANT TO ANY OTHE REXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AVAILABLE TO HOLDER AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (D) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE 1933 ACT AND QUALIFIED UNDER APPLICABLE STATE AND FOREIGN SECURITIES LAWS";

provided that, if the Note or the Warrant comprising the Units are being sold outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act, and provided that the Company or the Parent, as applicable, is a "foreign issuer" within the meaning of Rule 902 of Regulation S at the time of such sale, the legend may be removed by providing a customary form of declaration to the Company or the Parent, as applicable (or such other evidence of exemption as the Company may reasonably prescribe from time to time), and provided further, if the Note or the Warrant comprising the Units are being sold under Rule 144 under the U.S. Securities Act and in compliance with applicable United States state securities laws, the legend may be removed by delivery to the Company or the Parent, as applicable, of an opinion of counsel reasonably satisfactory to the Company or the Parent to the effect that such legend is no longer required under applicable requirements of the U.S. Securities Act or applicable United States state securities laws.

(2)
Upon receipt of a duly executed and proper form of legal opinion meeting the requirements set forth in this Section 2.8(2), the Company shall use its reasonable best efforts to remove such legend within three Business Days of receipt of such legal opinion.

(3)
Notwithstanding any other provisions of this Agreement, the Company or the Parent, as applicable, and/or its respective transfer agent may impose additional reasonable requirements for the removal of legends from the Note and the Warrant in compliance with Rule 904 of Regulation S or Rule 144 under the U.S. Securities Act.

Section 2.9     Execution of Note and Warrant.

The Note and Warrant comprising the Units shall be signed (either manually or by facsimile signature) by any Senior Officer of the Company or the Parent, respectively.  A signature upon each of the Note or the Warrant shall for all purposes of this Agreement be deemed to be the signature of the individual whose signature it purports to be and to have been signed at the time such signature (either manual or in facsimile) may appear on the Note or the Warrants. Notwithstanding that any individual whose signature (either manual or in facsimile) may appear on the Note is not, at the date of this Agreement or at the date of the Note or at the date of the certifying and delivery thereof, any Senior Officer, as the case may be, of the Company, such Note shall be valid and binding upon the Company and the holder thereof shall be entitled to the benefits of this Agreement. Notwithstanding that any individual whose signature (either manual or in facsimile) may appear on the Warrant is not, at the date of this Agreement or at the date of the Warrant or at the date of the certifying and delivery thereof, any Senior Officer, as the case may be, of the Parent, such Warrant shall be valid and binding upon the Parent and the holder thereof shall be entitled to the benefits of this Agreement.

Section 2.10  Certification.

No Note or Warrant shall be issued or, if issued, shall be obligatory or shall entitle the Holder to the benefits of this Agreement, until it has been executed by manual or facsimile signature by or on behalf of the Company substantially in the form of the Note set out in Schedule "B" hereto or on behalf of the Parent substantially in the form of the Warrant set out in Schedule "C" hereto, as applicable, or in some other form approved by the Company or the Parent, as the case may be, as permitted hereby.  Such execution of the Note or the Warrant, as applicable, shall be conclusive evidence that such Note or Warrant, as applicable, is duly issued and is a valid and binding obligation of the Company and/or the Parent, as applicable, and that the Holder thereof is entitled to the benefits of this Agreement.

Section 2.11  Interest and Payments on the Note.

(1)
Every Note, whether issued originally or in exchange for the Note, shall bear interest from and including the later of (i) the Issue Date; and (ii) the last Interest Payment Date with respect to which interest shall have been paid or made available for payment on the Notes, to, but not including, the subsequent Interest Payment Date.  At least half of all interest on any Note shall be payable in arrears in monthly instalments on the first Business Day of the month commencing on the first Business Day of the calendar month immediately following the Issue Date of such Note, with the balance accrued and payable upon liquidation, redemption or conversion (each payment of interest pursuant to this sentence to be payable by way of (i) adjustment to the Conversion Price, (ii) additional notes on the same terms and conditions as the Note, subject to adjustment as provided therein, or (iii) cash, in each case as determined by the Administrative Agent in its sole discretion). At each Interest Payment Date, the Company shall provide a monthly report of the amount of accrued and unpaid interest owing to Holders of Notes, as to the extent applicable, and the amount of Notes outstanding and the number of underlying Common Shares issuable upon the conversion of such Notes.

(2)
Interest shall be computed on the basis of a year of 365 days for payments. For the purposes of this Agreement, whenever interest is computed on the basis of a year (a "Deemed Year") which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing such product by the number of days of the Deemed Year.

(3)
Wherever in this Agreement or the Note there is mention, in any context, of the payment of interest, such mention shall be deemed to include the payment of interest on amounts in default to the extent that in such context such interest is, was or would be payable pursuant to this Agreement or such Note and express mention of interest on amounts in default in any of the provisions hereof shall not be construed as excluding such interest in those provisions hereof where such express mention is not made.

(4)
All payments of principal or interest under the Note shall be made to the Administrative Agent for the benefit of the Investor by wire transfer of immediately available funds to such location as may from time to time be specified by the Administrative Agent.

Section 2.12 Replacement of Notes and Warrants.

If any of the Notes or the Warrants comprising the Units issued and certified hereunder shall become mutilated or be lost, stolen or destroyed, the Company and/or the Parent, as applicable, shall issue and deliver, a replacement Note or Warrant, as applicable, of like date and tenor as the one mutilated, lost, stolen or destroyed in exchange for and in place of and upon surrender and cancellation of such mutilated Note or Warrant, or, in the case of a lost, stolen or destroyed Note or Warrant, in lieu of and in substitution for the same, and the substituted Note or Warrant shall be in substantially the form of the Note attached as Schedule "B" hereto or the form of the Warrant attached as Schedule "C" hereto, as applicable, and shall be entitled to the benefits of this Agreement and shall, in accordance with Section 2.16, rank equally with all other Notes or Warrants, as applicable, issued or to be issued hereunder. In case of loss, theft or destruction, the applicant for a substituted Note or Warrant shall furnish to the Company such evidence of such loss, theft or destruction as shall be satisfactory to each of them in their own discretion, acting reasonably. The Company and/or the Parent, as applicable, shall pay all expenses incidental to the issuance of any such new Note or Warrant upon receipt of a customary indemnity from the applicant, in a form acceptable to the applicant, in favour of the Company and/or the Parent, as applicable, in respect of the lost, stolen or destroyed Note or Warrant.

Section 2.13 Option of Holder as to Place of Payment of the Note.

Except as provided otherwise herein, all amounts which at any time become payable on account of any Note or any interest thereon shall be payable at the option of the Holder at any of the places at which the principal and interest in respect of such Note are payable pursuant to Section 2.11(4).

Section 2.14 Record of Payments on the Note.

The Company shall maintain accounts and records evidencing each payment of principal of and interest on the Note.  The Company shall be responsible for all aspects of the records related to or payments made on account of beneficial interests in any Note and for maintaining, reviewing, or supervising any records relating to such beneficial interests.

Section 2.15 Payment Before Stated Maturity Date.

If the principal amount due upon any Note shall become payable before the Stated Maturity Date thereof, the Company shall pay or cause to be paid the interest accrued and unpaid thereon in cash together with all other obligations owing to the Administrative Agent or any Holder under or in connection with this Agreement and the Note in immediately available funds (computed on a per diem basis if the date fixed for payment is not an Interest Payment Date).

Section 2.16 Notes and Warrants to Rank Pari Passu.

The Note (and any additional Note or Notes issued by the Company upon exchange of the Note) and Warrants (and any additional Warrant or Warrants issued by the Company upon exchange of the Note) shall rank pari passu (equally and rateably) with each other and shall be secured obligations of the Company, and the Liens granted for the benefit of the Secured Parties pursuant to the Security Documents shall rank second in priority only to the Liens the Non-Convertible Noteholders have on Collateral and to Permitted Liens that by operation of law rank in priority.

Section 2.17  No Setoff.

All payments under this Agreement, the Notes and the other Unit Purchase Documents shall be made by the Company and the other Obligors without setoff, offset, deduction or counterclaim, free and clear of all taxes (excluding, in the case of the Holders, taxes imposed on such Holders’ overall net income), levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any Governmental Entity. If the Company is required by Applicable Laws or by the interpretation or administration thereof to deduct, setoff, or withhold any amount from or in respect of any payment to the Administrative Agent or Holders of the Notes hereunder or under the Notes or any other Unit Purchase Documents, then the amount so payable shall be increased so that, after making all required deductions, setoffs and withholdings, the Administrative Agent or Holders shall receive an amount equal to the sum which would have been received had no such deductions, setoffs or withholding been made.

Section 2.18  Use of Proceeds.

The Company shall use the net proceeds from the issuance of the Notes and Warrants comprising the Units to fund, directly or indirectly, (i) the Acquisition, (ii) real property and capital purchases associated with the Lima Energy Project, (iii) general working capital purposes and general corporate purposes, in each case, of the Parent or the Company, and (iv) certain expenses associated with the Financing and approved by the Administrative Agent, in each case, in accordance with the Agreed Use of Proceeds, and for no other purpose whatsoever without the prior written consent of the Administrative Agent.

Section 2.19 Taxes and Other Taxes.

(1)
All payments to the Administrative Agent and the Investors by the Company and the Parent under any of the Unit Purchase Documents shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as "Taxes") imposed by the United States of America or any other relevant jurisdiction (or any political subdivision or taxing authority of it), unless such Taxes are required by applicable law to be deducted or withheld.  If the Company or the Parent shall be required by Applicable Law to deduct or withhold any such Taxes from or in respect of any amount payable under any of the Unit Purchase Documents (i) the amount payable shall be increased (and for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 2.19), the Administrative Agent and the Investors receive an amount equal to the amount they would have received if no such deduction or withholding had been made, (ii) the Company and/or the Parent, as applicable, shall make such deductions or withholdings, and (iii) the Company and/or the Parent shall pay when required the full amount deducted or withheld to the relevant Governmental Entity in accordance with Applicable Law.

(2)
Each of the Company and the Parent agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as "Other Taxes") which arise from any payment made by the Company and/or the Parent, as applicable, under any of the Unit Purchase Documents or from the execution, delivery, recordation, or registration of, or otherwise with respect to, any of the Unit Purchase Documents.

(3)
The Company and the Parent shall jointly and severally indemnify the Investors and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.19) payable or paid by the Investors or the Administrative Agent and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days from the date the Administrative Agent or the relevant Investor, as the case may be, makes written demand for it.  A certificate as to the amount of such Taxes or Other Taxes submitted to the Company by the Administrative Agent or the relevant Holder shall be conclusive evidence, absent manifest error, of the amount due from the Company and/or the Parent to the Administrative Agent or the Investors, as the case may be.

(4)
The Company and/or the Parent, as applicable, shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by the Company or the Parent within 30 days after the date of any payment of Taxes or Other Taxes.

(5)	The provisions of this Section 2.19 shall survive the termination of the Agreement and the repayment of all Note Indebtedness and the exercise of the Warrants.

ARTICLE 3
REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP
 OF NOTES AND WARRANTS

Section 3.1  Registration.

The Parent shall, at all times while any Note or Warrant that comprise the Units are outstanding, cause to be kept at the Registered and Records Office of the Parent, a central register (the "Register") in which shall be entered the names and latest known addresses of the Investors and the other particulars, as prescribed by law, of the Notes and Warrants held by them respectively and of all assignments or transfers of Notes or Warrants, as applicable (a "transfer"). Such registration shall be noted on the Notes and Warrants when issued by the Company or the Parent, as the case may be. The Register shall, upon prior written notice, at all reasonable times during normal business hours on a Business Day be open for inspection by any Investor.

Section 3.2  Transfer of Notes and Warrants.

(1)	An Investor may at any time and from time to time have a Note, Warrant or any portion thereof transferred at the Registered and Records Office of the Parent.

(2)	No transfer of a Note, Warrant or any portion thereof shall be effective as against the Company and/or the Parent, as applicable, unless:

(a)
such transfer is made by the Holder or the executor, administrator or other legal representative of, or any attorney-in-fact of, the Holder, duly appointed by an instrument received by the Company and/or the Parent, as applicable;

(b)
the form of transfer, in the form attached to the Note or the Warrant, as applicable, together with the Note or the Warrant, as applicable, has been received by the Company and/or the Parent, as applicable; and

(c)	such transfer is made in compliance with all Applicable Laws.

Any transfer of a Note, Warrant or any portion thereof shall require the prior written consent of the Administrative Agent.  For greater certainty, no consent of the Company and/or the Parent, as applicable, shall be required in connection with any transfer of a Note, Warrant or any portion thereof otherwise in compliance with this Agreement.

(3)
To the extent any portion of a Note or a Warrant (but not the entire principal amount of the Note or the Warrant) is transferred pursuant hereto, upon presentation of such Note or Warrant, the Company and/or the Parent, as applicable, shall execute Notes or Warrants, as applicable, representing the transferred portion and the balance not so transferred and the original Note or Warrant, as applicable, shall thereupon be cancelled.  Notwithstanding any failure by the Company and/or the Parent, as applicable, to so execute such Notes or Warrants, the transferee shall have all rights of a Holder with respect to the portion of any Note or Warrant transferred to it in compliance with this Agreement and the transferor shall retain all rights of a Holder with respect to the balance of the Note or the Warrant not so transferred.

(4)
Upon becoming a Holder of a Note or a Warrant in accordance with the provisions of this Agreement, the transferee thereof shall be deemed to have acknowledged and agreed to be bound by this Agreement. Upon registration of such transferee as the Holder of a Note or a Warrant, the transferor shall cease to have any further rights under this Agreement with respect to such Note or Warrant to the extent so transferred.

Section 3.3  Transferee Entitled to Registration.

The registered transferee of a Note or a Warrant shall be entitled, after a form of transfer, in the form attached to the Note or the Warrant, as applicable, is lodged with the Company and/or the Parent, as applicable, and upon compliance with all other conditions in that regard required by this Agreement or by law, to be entered on the Register as the Holder of the Note or the Warrant, as applicable, free from all equities or rights of setoff or counterclaim between the Company and/or the Parent, as applicable, and the transferor or any previous Holder, except in respect of equities of which the Company and/or the Parent, as applicable, is required to take notice by statute or by order of a court of competent jurisdiction.

Section 3.4  Exchange of Notes and Warrants.

Notes or Warrants of any denomination may be exchanged for Notes or Warrants, as applicable, of any other denomination or denominations, any such exchange to be for Notes or Warrants, as applicable, of an equivalent aggregate principal amount, at the expense of the Company and/or the Parent, as applicable.  Exchanges of Notes or Warrants may be made at the Registered and Record Offices of the Company and/or the Parent, as applicable. Any Notes or Warrants tendered for exchange shall be cancelled. The Company and/or the Parent, as applicable, shall execute all Notes and Warrants necessary to carry out such exchanges.

Section 3.5  Ownership of Notes and Warrants and Entitlement to Payment.

(1)
The Holder of a Note shall be entitled to the principal and interest evidenced by such Note, less any amounts paid to the original or any previous Holder of the Note, but free from all other equities or rights of set-off or counterclaim between the Company and the original or any intermediate Holder thereof (except any equities of which the Company is required to take notice by law or by order of a court of competent jurisdiction). The receipt by any such Holder of any principal or interest shall be a good and sufficient discharge to the Company for the amount so paid, and the Company shall not be bound to inquire into the title of any such Holders.

(2)
The Company and/or the Parent, as applicable, may treat the Holder of a Note or a Warrant as the beneficial owner thereof without actual production of such Note or Warrant, as applicable, for the purposes of any direction, consent, instrument or other document to be made, signed or given by the Holder of such Note or Warrant.

Section 3.6 Restriction on Transfer of Notes and Warrants under U.S. Securities Laws.

(1)	Notwithstanding anything contained in this Agreement, or the instrument evidencing the Note or the Warrant, the Company and/or the Parent, as applicable:

(a)
shall only be obligated to register a transfer of a Note or a Warrant (or any portion thereof) imprinted with the legends specified in Section 2.8 if the Company and/or the Parent, as applicable, has received, in addition to a properly completed and executed transfer form, in the form attached to either a Note or a Warrant, either (A) a properly completed and executed customary form of declaration (or as otherwise reasonably prescribed by the Company and/or the Parent, as applicable), or (B) a written opinion of counsel or other evidence satisfactory to the Company and/or the Parent, as applicable, acting reasonably, to the effect that the transfer of such Note or Warrant is in compliance with applicable United States federal and state securities laws; and

(b)
shall not be obligated to register any transfer of a Note or a Warrant (or any portion thereof) if it has reasonable grounds to believe that such transfer is otherwise not in accordance with Applicable Law.

Section 3.7Voting.

Each Holder will have the right to vote that number of Common Shares issuable upon conversion of that Holder's Note at the time the Common Shares are voted.  Each Holder present in person or represented by a proxy duly appointed by instrument in writing shall be entitled to one vote in respect of each Common Share to which an Investor is entitled upon conversion of a Note or each Common Share of which he shall then be the Holder. A proxy need not be a Holder.  In the case of joint Holders of a Note any one of them present in person or by proxy may vote in the absence of the other or others; but in case more than one of them be present in person or by proxy only one of them may vote in respect of the Notes of which they are joint Holders.

Section 3.8   No Notice of Trusts.

Neither the Company nor the Parent shall be bound to take any notice of or see to the performance or observance of any duty owed to a third Person (whether under a trust, express, implied, resulting or constructive, in respect of any Note, Warrant or otherwise) by the beneficial owner or the Holder of a Note or a Warrant or any Person whom the Company and/or the Parent, as applicable, treats, as permitted or required by law, as the beneficial owner or the Holder of such Notes or Warrants, and the Company may transfer any Note or Warrant on the direction of the Person so treated or registered as the Holder thereof, whether named as trustee or otherwise, as though that Person were the beneficial owner thereof.

ARTICLE 4
REDEMPTION OF NOTES

Section 4.1   Redemption on Occurrence of Certain Events.

On the fifth anniversary of the Closing Date, the Company shall redeem all of the Notes for an amount equal to the sum of the then outstanding principal balance, plus all accrued and unpaid interest owing thereon and pay in full all other obligations owing to the Administrative Agent or any Investor under or in connection with this Agreement and the Notes, which amount shall be calculated on the date of redemption and be payable in cash on demand in immediately available funds on such date.

Section 4.2  Redemption.

(a)           The Company shall redeem all of the Notes in the event of a Change of Control or a sale of all or substantially all of the Coal Asset in accordance with Section 4.3 below.

(b)           Except as permitted by Section 13.1, the Company shall not voluntarily prepay, redeem, or repurchase any of the Notes without the prior written consent of the Administrative Agent.

Section 4.3   Notice to Redeem.

A Notice to Redeem shall be given by the Company to the Administrative Agent in writing no later than the date required pursuant to Section 4.1 or Section 4.2, as the case may be, and in the manner provided in Article 12, which notice (each a "Notice to Redeem") shall specify: (i) the date on which the redemption is to occur (a "Redemption Date") (ii) the amount of the Redemption (the "Amount to be Redeemed"), and each Holder’s pro rata share to be redeemed, as applicable; (iii) that any portion of any Note not redeemed will continue to accrue interest pursuant to its terms, (iv) that, unless the Company defaults on the payment of the Amount to be Redeemed, any Note, or any portion thereof, prescribed for redemption pursuant to the Notice to Redeem shall cease to accrue interest on and after the Redemption Date; and (v) that Holders of any Note, or any portion thereof, to be redeemed or in respect of which a portion is to be redeemed, pursuant to the Notice to Redeem will be required to surrender the Note or Notes to the Company at the address specified in the Notice to Redeem prior to the close of business on the Redemption Date.  Failure by the Company to issue new Notes for the balance of any Notes not so redeemed shall not alter the obligations of the Company to the Holders with respect to such unredeemed balance.

Section 4.4   Manner of Redemption.

(1)
On the Redemption Date, the Company shall (i) accept for redemption Notes or portions thereof pursuant to the Notice to Redeem; (ii) pay the pro rata Amount to be Redeemed, together with all accrued and unpaid interest owing thereon, to each Holder of a Note that has delivered such Note or Notes to the Company prior to the close of business on the Redemption Date; and (iii) deliver, or cause to be delivered, to the Holder such new Notes evidencing any amounts not redeemed, as applicable.

(2)
In respect of any Note which is required to be delivered pursuant to a Notice to Redeem and is not received by the Company prior to the close of business on the Redemption Date, the Company shall, on the Business Day of receipt of such Note by the Company, redeem and pay out the pro rata Amount to be Redeemed in respect of such Note.

Section 4.5 Cancellation of Notes on Redemption.

On the Redemption Date, each Note (or the portion thereof) in respect of which a Notice to Redeem has been given shall, upon physical delivery to the Company, be deemed to be transferred by the Holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to the Company for cancellation and the Company shall be deemed to have cancelled each such Note (or such portion thereof) upon such delivery and the name of such Holder will be removed from the Register with respect to such cancelled Note (or portion thereof) and such Note (or such portion thereof) shall be forthwith cancelled by the Company and may not be reissued or resold and no Notes shall be issued in substitution therefore provided that, to the extent less than all of the Note has been redeemed, the Company shall issue a Note representing the balance of the Note not so redeemed.

ARTICLE 5
SECURITY

Section 5.1 Company Security Documents.

To secure the due payment and performance of its Note Indebtedness, the Company shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties the Security Documents to which the Company is or will be a party, which shall at all times constitute Liens on all Collateral of the Company, ranking second in priority only to the Lien the Non-Convertible Noteholders have on Collateral of the Company and subject to Liens that by operation of law rank in priority. To secure the due payment and performance of all obligations of the Company under the Royalty Agreement and the Third Lien Mortgage, the Company shall execute and deliver the Third Lien Mortgage, which shall at all times constitute a Lien on all Collateral described therein, ranking third in priority only to the Liens that the Holders and the Non-Convertible Noteholders have on such Collateral and subject to Liens that by operation of law rank in priority.

Section 5.2 Other Obligor Guarantees and Security Documents.

(1)
The Parent shall, and shall cause (i) each of the USASF Group members (other than the Company) and the material Affiliates of the Parent from time to time to, execute and deliver to the Administrative Agent for the benefit of the Secured Parties (x) an unconditional guarantee of the Note Indebtedness of the Company in form and substance satisfactory to the Administrative Agent, and (y) Security Documents which shall at all times constitute Liens on all Collateral of the Parent, such USASF Group member or material Affiliate, as the case may be, ranking second in priority only to the Liens the Non-Convertible Noteholders have on such Collateral and subject only to Permitted Liens that by operation of law rank in priority,  (ii) the Chairman to execute and deliver to the Administrative Agent for the benefit of the Secured Parties, the Chairman’s Pledge Agreement, which Chairman’s Pledge Agreement shall at all times constitute Liens on all Collateral of the Chairman specified therein, ranking second in priority only to the Lien the Non-Convertible Noteholders have on Collateral of the Chairman in accordance with the Intercreditor Agreement, (iii) GEI to execute and deliver to the Administrative Agent for the benefit of the Secured Parties, the GEI Pledge Agreement, which GEI Pledge Agreement shall at all times constitute Liens on all Collateral of GEI specified therein, ranking second in priority only to the Lien the Non-Convertible Noteholders have on Collateral of GEI in accordance with the Intercreditor Agreement, in each case, in form and substance satisfactory to the Administrative Agent.

(2)
The Security Documents executed by the Obligors shall secure their Note Indebtedness, including their obligations under their respective Guarantees, provided that the Third Lien Mortgage shall secure only the obligations of the Company under the Royalty Agreement and the Third Lien Mortgage.

Section 5.3 Registration of the Security.

(1)
The Parent shall, and shall cause the other Obligors to, at the Parent’s expense, register, file, record and give notice of (or cause to be registered, filed, recorded and given notice of) the Security Documents in all offices where such registration, filing, recording or giving notice is necessary for the perfection of the Lien constituted thereby and to ensure that such Lien is ranking second in priority only to the Liens of the Non-Convertible Noteholders and subject only to Permitted Liens which rank by operation of law in priority, provided that the Liens created by the Third Lien Mortgage shall be subordinate and junior to the Liens created by the other Security Documents in accordance with the Intercreditor Agreement.

(2)
Within fifteen (15) Business Days of any amendments to the Register which either add or delete a Holder to the list of registered Holders or change the address for notice of a Holder, the Parent shall, and shall cause the other Obligors to, at the Parent’s expense, register, file, record and give notice of such addition or deletion of Holder or change of address as may be required to ensure that the registrations made or required to be made pursuant to this Section 5.3 properly reflect the Holders described in the Register from time to time, to the extent necessary or desirable to preserve the rights and remedies of the Administrative Agent and the other Secured Parties under the Security Documents.

Section 5.4 Blocked Account Agreements.

The Parent shall not, and shall not permit the Company to, open or maintain any deposit account or other bank account except to the extent such deposit account or other bank account is subject to a Blocked Account Agreement.

Section 5.5 After Acquired Property and Further Assurances.

The Parent shall, and shall cause the other Obligors to, from time to time, execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge as may be necessary or desirable in the opinion of the Administrative Agent to ensure that any additional interests in the Collateral acquired after the date hereof and required to be subject to a Lien pursuant to the terms hereof are subject to the Liens created or intended to be created pursuant to the Security Documents as required by this Agreement in the manner contemplated hereby.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.1 Information Covenants.

The Parent shall deliver, or cause to be delivered, to the Administrative Agent (and to otherwise make available for the Investor) until the later to occur of (1) each Note has been fully redeemed and all other Note Indebtedness has been paid and performed in full or (2) each Warrant has been exercised in full:

(a)
Annual Reporting. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (i) an Annual Business Plan for the then current Fiscal Year and (ii) a consolidated balance sheet of the Parent as of the end of such Fiscal Year and the related consolidated statements of income, shareholders or stockholders’ equity, and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by such party in accordance with GAAP and audited, without "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte LLP or another firm of independent public accountants of nationally recognized standing and acceptable to the Administrative Agent;

(b)
Quarterly Reporting. As soon as available and in any event within forty five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year, consolidated balance sheets of the Parent as of the end of such Fiscal Quarter, the related consolidated statement of income for such Fiscal Quarter and for the portion of such party’s Fiscal Year ended at the end of such Fiscal Quarter and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such Fiscal Quarter, each prepared in accordance with GAAP (except that such balance sheets and other financial statements may not contain all footnote disclosures required in accordance with GAAP and may be subject to normal year-end audit adjustments) setting forth in each case, a comparative form of the figures for (A) the corresponding quarter and the corresponding portion of such party’s previous Fiscal Year and (B) the Parent’s projections for each such Fiscal Quarter reviewed by Deloitte LLP or another firm of independent public accountants of nationally recognized standing and acceptable to the Administrative Agent;

(c)
Monthly Reporting. As soon as available and in any event within twenty (20) days after the end of each calendar month until the Parent has demonstrated achievement of two consecutive Fiscal Quarters of positive Free Cash Flow pursuant to the financing statements delivered in accordance with this Section 6.1, consolidated balance sheet of the Parent as of the end of such calendar month, the related consolidated statement of income for such calendar month and for the portion of the Fiscal Year ended at the end of such calendar month and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such calendar month, each prepared in accordance with GAAP (except that such balance sheets and other financial statements may not contain all footnote disclosures required in accordance with GAAP and may be subject to normal year-end audit adjustments) setting forth in each case, a comparative form of the figures for (A) the corresponding calendar month and the corresponding portion of such party’s previous Fiscal Year and (B) the Parent’s projections for each such calendar month, together with a financing and construction update with respect to the Lima Energy Project and a management commentary, in each case, in form and substance satisfactory to the Administrative Agent;

(d)
Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in Section 6.1(a), Section 6.1(b) and Section 6.1(c), a Compliance Certificate, which shall include, with respect to the financial statements delivered pursuant to Section 6.1(a), confirmation that the Company has obtained or caused to be obtained, and continues to maintain in good standing, all licenses and certifications necessary or desirable in connection with the Lima Energy Project and the business of the Company;

(e)
Blocked Account Reporting. Within five (5) Business Days after the end of each calendar month, a statement issued by the applicable Blocked Account Provider with respect to the Minimum Cash Blocked Account, including the amount of cash and cash equivalents held in such Blocked Account;

(f)	Shareholder Reports. Promptly upon the mailing or delivery thereof to the shareholders or stockholders of the Parent, copies of all financial statements, reports and any proxy statements so mailed;

(g)
SEC Reports. Promptly upon the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q, and 8-K (or their equivalent) which the Parent shall have filed with the United States Securities and Exchange Commission;

(h)
Insurance Renewals. Promptly following the Parent’s annual renewal of its insurance policies, a certificate of insurance coverage from the insurer in form and substance reasonably satisfactory to the Administrative Agent evidencing the insurance coverage required to be maintained pursuant to Section 6.3(m) and, if requested, will furnish the Administrative Agent copies of the applicable insurance policies referenced therein;

(i)
Business Information. Promptly upon the Administrative Agent’s reasonable request, in respect of the  Company Parties, the Lima Energy Project or any other assets (as applicable) (i) technical and engineering reports prepared by independent experts in connection with the Company Parties’ business, industry or the Lima Energy Project; (ii) project plan in connection with the Lima Energy Project; (iii) copies of material and selected contracts and authorizations; (iv) pipeline, backlog and sales summaries; (v) product sales and operating income summaries segmented by customer and product or service offering; (vi) organizational charts and compensation of all personnel; (vii) copies of reports sent to shareholders and directors; and (viii) such further schedules, documents, and information as the Administrative Agent may reasonably require;

(j)
Notice of Litigation or Liens.  Give notice to the Administrative Agent immediately upon becoming aware of any Lien that is not a Permitted Lien or the commencement of any material action, litigation, proceeding, arbitration, investigation, grievance or dispute affecting any Company Party, the Coal Asset, the Plant, the other Properties or any Company Party’s Affairs;

(k)	Notice of Default. Give notice to the Administrative Agent immediately upon becoming aware of any Default or Event of Default or any event or circumstance which would have a Material Adverse Effect;

(l)	Notice of Termination. Give notice to the Administrative Agent immediately upon becoming aware of the resignation or termination of any Director or any Senior Officer;

(m)
Environmental Reporting. Promptly following a Senior Officer becoming aware of the receipt of same, any notice or other information received by any Company Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Environmental Law which could result in liability to any Company Party for fines, clean up or any other remediation obligations or any other liability in excess of $100,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate; (ii) any Environmental Matter imposing on any Company Party a duty to report to a Governmental Entity or to pay cleanup costs or to take remedial action under any Environmental Law which could result in liability to any Company Party for fines, clean-up and other remediation obligations or any other liability in excess of $100,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate; or (iii) the existence of any Lien arising under any Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $100,000 in the aggregate. Without limiting the foregoing, each Company Party shall provide to the Administrative Agent promptly upon receipt of same by any Company Party copies of all environmental consultants’ or engineers’ reports received by any Company Party; and

(n)	Other Information. From time to time, such additional information regarding the financial position or business of any Company Party as the Administrative Agent may reasonably request.

Section 6.2  Financial Covenants.

Each of the Parent and the Company agrees with the Administrative Agent and each Investor that, until the later to occur of (1) the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full or (2) the Warrants have been exercised in full, the Parent will comply with the following financial covenants (and the Company covenants to comply with the following):

(a)
Current Ratio. The Parent will maintain at all times, tested as at the last day of each calendar month, a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 1.2:1.0;

(b)
Free Cash Flow. The Parent will maintain trailing Free Cash Flow, tested as at the last day of each Fiscal Quarter commencing on the Fiscal Quarter ending September 30, 2014, of not less than (i) $21,000,000 for the four (4) calendar months ending September 30, 2014, (ii) $49,000,000 for the seven (7) calendar months ending December 31, 2014, (iii) $77,000,000 for the ten (10) calendar months ending March 31, 2015, (iv) $102,000,000 for the twelve (12) calendar months ending June 30, 2015 and the twelve calendar months ending on the last day of each Fiscal Quarter thereafter;

(c)
Ratios of Note Indebtedness to Coal Asset Values. The Parent will not permit at any time the ratios of Note Indebtedness to (i) the Coal Asset Market Value, to exceed thirty percent (30%), and (ii) the Coal Distressed Value to exceed fifty percent (50%), in each case tested semi-annually in the first Fiscal Quarter and the third Fiscal Quarter of each Fiscal Year;

(d)	Consolidated Unfunded Capital Expenditures. The Parent will not incur or permit to be incurred Consolidated Unfunded Capital Expenditures in excess of $200,000 in any Fiscal Year; and

(e)	Minimum Cash Blocked Account. The Company will maintain or cause to be maintained at all times cash and Cash Equivalents having a value of at least $3,000,000 in the Minimum Cash Blocked Account.

Section 6.3  Affirmative Covenants.

Each of the Parent and the Company covenants with the Administrative Agent and each of the Investors that, until the later to occur of (1) the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full or (2) the Warrants have been exercised in full, the Parent shall do the following (and the Company covenants to comply with the following):

(a)	Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain, and cause each of the other Company Parties to preserve and maintain, its corporate existence;

(b)
Punctual Payment. The Company shall duly and punctually pay or cause to be paid to every Holder or Administrative Agent, as the case may be, all fees and the principal of, and interest accrued on each Note (including, in the case of default, interest at the Default Rate) on the dates, at the places, in the currency and in the manner mentioned herein and in the Note;

(c)
Books and Records. The Parent shall, and shall cause each of the other Company Parties to, keep or cause to be kept proper books of account and make or cause to be made therein true and complete entries of all of its dealings and transactions in relation to its business in accordance with GAAP, and at all reasonable times it shall furnish or cause to be furnished the Administrative Agent or to any Holder or its duly authorized agent or attorney such information relating to its operations as the Administrative Agent or such Holder may reasonably require and such books of account shall at all reasonable times be open for inspection by the Administrative Agent or the Holders or such agent or attorney in accordance with Section 6.3(o) below;

(d)
Liens. The Company shall, and shall cause each of the other Company Parties to, ensure that each of the Security Documents shall at all times constitute valid and perfected first-ranking Liens on all of the Collateral in favour of the Agent for the benefit of the Secured Parties, subject only to Liens held by the Non-Convertible Noteholders and Permitted Liens which rank by law in priority;

(e)
Compliance with Agreement. The Company shall, and shall cause each of the other Company Parties to, duly and punctually perform and carry out all of the covenants and acts or things to be done by it as provided in this Agreement and all other Unit Purchase Documents;

(f)	Compliance with Laws, etc. Comply, and cause each of the other Company Parties to comply, in all material respects, with the requirements of all Applicable Laws;

(g)
Compliance with Contracts. Comply, and cause each of the other Company Parties to comply, with each of the contractual obligations (including those under Leases) owing by it to its customers, suppliers and other Persons if non-compliance could have a Material Adverse Effect; and comply, and cause each of the other Company Parties to comply, with each of its contractual obligations under the Financing Documents, the Financial Instruments, the Unit Purchase Documents and Leases;

(h)
Credit Policy and Accounts Receivable.  Maintain, and cause each of the other Company Parties to maintain, at all times, written credit policies consistent with good business practices, adhere to such policies and collect accounts receivable in the ordinary course of business;

(i)
Comply with Environmental Laws.  Shall, and shall cause each of the other Company Parties and their respective agents and (to the extent that it may reasonably influence its third party contractors in conducting their business through their contractual relations) third party contractors to, (i) manage and operate the Properties in compliance with all Environmental Laws, (ii) maintain all Authorizations and make all registrations required under all Environmental Laws in relation to the Properties and remain in material compliance therewith, (iii) store, treat, transport, generate, otherwise handle and dispose of all Hazardous Materials and Waste owned, managed or controlled by the Company Parties in compliance with all Environmental Laws in all material respects, and (iv) comply with all recommendations contained in any environmental impact assessment in all material respects;

(j)
Maintenance of Equipment and Properties. Maintain, and cause each of the other Company Parties to maintain, all property and assets, including all Equipment, Buildings and Fixtures and Properties, useful and necessary to carry on its business as would a reasonable business person engaged in a similar business.  From time to time, make and cause each of the other Company Parties to make all repairs, renewals, replacements, additions and improvements to the Buildings and Fixtures and the Properties and their other properties and assets, including, without limitation, the Equipment, so that the Business and the other Company Parties’ respective businesses, as the case may be, may be properly and advantageously conducted at all times in accordance with prudent business management practice;

(k)
Payment of Taxes and Claims. Pay or cause to be paid and cause each of the other Company Parties to pay or cause to be paid, when due, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it or to the other Company Parties, and (ii) all claims which, if unpaid, might by law become a Lien upon the assets, except any such tax, assessment, charge, levy  or claim which is being contested in good faith and by proper proceedings and in respect of which the Company or the other Company Parties have established adequate reserves in accordance with GAAP or which are Permitted Liens;

(l)
Auditors. Within 45 days of the Closing Date, appoint as its auditors Deloitte LLP and provide prior written notice of any change thereof to the Administrative Agent, which change shall be subject to the consent of the Administrative Agent;

(m)
Maintenance of Insurance. Maintain, in respect of each of the Company Parties, with financially sound and reputable insurers, insurance with respect to the properties and business of the Company Parties against loss, damage, risk, or liability of the kinds customarily insured against by persons carrying on a similar business.  The Parent will cause the Company Parties to comply with all of the terms and conditions of each of the insurance policies which it maintains pursuant to the Unit Purchase Documents.  The Parent will ensure that each Person contracted by the Parent or any of the other Company Parties to perform construction or related services with respect to, or to provide Equipment with respect to, the Lima Energy Project, the Plant, the Properties and the Buildings and Fixtures maintains general liability, equipment, automotive, engineering, and other insurance, on terms and in amounts reasonably satisfactory to the Administrative Agent.  The Parent shall cause the Administrative Agent and the other Secured Parties to be named in each such policy as additional insured, loss payee or first insured, as appropriate, in a manner acceptable to the Administrative Agent, acting reasonably.  The Parent shall (i) notify the Administrative Agent whenever there is a loss with respect to any of the Collateral; (ii) within three (3) Business Days of a request from the Administrative Agent, provide the Administrative Agent with all information required to file claims under any relevant insurance policy; and (iii) assist the Administrative Agent with the filing of claims under any relevant insurance policy.  Notwithstanding any of the foregoing, no Company Party shall have any recourse against the Administrative Agent in the event that (i) the Administrative Agent shall fail to submit a valid claim under any relevant insurance policy or (ii) the insurer shall deny any claim under any relevant insurance policy;

(n)
Key Man Insurance.  Maintain key man life insurance policy on the life of the Chairman in an amount not less than $3,000,000 and, within 10 days after the Closing Date, deliver to the Administrative Agent the original life insurance policy and the Insurance Policy Assignment with respect to such policy duly executed by the Parent and acknowledged by the insurer;

(o)
Rights of Inspection.  At any time during the Parent’s regular business hours, permit any employee, officer, agent or other representative of the Administrative Agent and the Investors, at the expense of the Company, to examine and make copies of any abstracts from the records and books of account of any Company Party and to discuss any of the Affairs of any Company Party with any of its directors, officers, employees, agents, representatives or auditors, it being understood that this Section 6.3(o) is not, and should not be construed as, a waiver of any attorney-client or similar privilege.  At any time and from time to time, upon five (5) days’ prior notice, permit any officer, agent or other representative of the Administrative Agent, at the expense of the Company, to perform appraisals and conduct field examinations of the Coal Asset and Collateral and discuss any of the Affairs of any Company Party with any of the personnel of the Parent and third party contractors.  Notwithstanding the foregoing, (i) the Administrative Agent may conduct or cause to be conducted appraisals of the Coal Asset at any time provided that, unless a Default or Event of Default has occurred and is continuing, the Company will not be required to bear the expense of more than two (2) such appraisals during any calendar year, and (ii) the Administrative Agent shall conduct or cause to be conducted quarterly inspections of the Lima Energy Project operations and review the progress of the construction and commissioning of the Plant, and the cost of such quarterly inspections shall be borne by the Company;

(p)
Blocked Accounts. The Parent shall, and shall cause the Company and each Blocked Account Provider to, cause all revenues of the Parent and the Company, and proceeds of Collateral of such Persons, to be deposited into accounts subject to one or more Blocked Account Agreements, to allow the Administrative Agent access to view all account activity via on-line and web access and to mail the Administrative Agent at least once a month (or more times per month upon Administrative Agent’s reasonable request) copies of all account statements and disbursement sums in such account;

(q)
Bank Signatory. The Investor shall nominate an individual, and the Parent shall appoint such individual by resolution of the Board, to be an authorized signatory to all of the accounts of the Obligors, including, without limitation, the Blocked Accounts. No monies may be withdrawn from such accounts without the prior consent of the authorized signatory.

(r)
Board Observer. The Investors shall designate an individual, and the Parent shall authorize such individual by resolution of the Board, to attend meetings of the Board or any committee thereof as a non-voting observer. The observer shall not be subject to any fiduciary duties applicable to the Directors of the Board.

(s)	Conduct of Business. The Parent will continue, and will cause each of the other Company Parties to continue, to engage in the Business or a business substantially similar and/or related thereto.

(t)
Compliance with Securities Laws. The Parent will continue to comply with all United States federal and applicable state securities laws, now or hereinafter enacted, including, but not limited to, the independence requirements for audit committee and compensation committee members of the Board within nine (9) months of the Closing Date.

(u)
Maintenance of Mineral Interests. The Parent will and will cause each other Company Party to, in all material respects, promptly: (i) pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, when due all royalties and expenses accruing under any agreement affecting or pertaining to its Mineral Interests, (ii) perform, or make reasonable and customary efforts to cause to be performed, the obligations of the Parent or other Company Party required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Mineral Interests and other Properties, (iii) do all other things necessary to keep unimpaired, except for Permitted Liens, its rights with respect to its Mineral Interests and other Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such properties is no longer capable of producing Ore in economically reasonable amounts, except for dispositions permitted by this Agreement and except when the failure to do so does not or could not, individually or in the aggregate, have a Material Adverse Effect. The Parent will and will cause each other Company Party to operate its Mineral Interests and other Properties or cause or make reasonable and customary efforts to cause such Mineral Interests and other Properties to be operated in a careful and efficient manner, subject to ordinary wear and tear, materially in accordance with the practices of the industry in compliance with all applicable Material Contracts and in compliance with all Governmental Entities, except where the failure to do so does not, or could not, individually or in the aggregate, have a Material Adverse Effect;

(v)
Title Due Diligence. The Parent shall, upon the request of the Administrative Agent, cause to be delivered to the Administrative Agent such title due diligence regarding title to the Collateral owned by the Company Parties (including title searches by Hendrich Title Company with respect to the Coal Assets) and the perfection and priority of the Administrative Agent’s liens therein, as and to the extent such Collateral are required to be mortgaged pursuant hereto, as are reasonably appropriate to determine the status thereof;

(w)
Authorizations. The Parent shall, and shall cause each of the other Company Parties to, obtain and maintain in full force all Authorizations necessary for the acquisition, ownership, construction and operation of the Lima Energy Project, the Plant, the Properties and the Business and perform and observe all covenants, conditions and restrictions contained in, or imposed on it by, any Authorization where failure to do would have a Material Adverse Effect;

(x)
Provision of Staff. The Parent shall ensure that there are sufficient competent technical and management employees or contractors engaged in connection with the Lima Energy Project to enable the achievement of the covenants hereunder.

(y)
Material Adverse Effect. The Parent shall, and shall cause each of the other Company Parties to, promptly notify the Administrative Agent of any event or circumstance or any potential event or circumstance that would reasonably be expected to have a Material Adverse Effect on the Lima Energy Project, the Business or the Properties;

(z)	Additional Properties. The Parent shall, and shall cause each of the other Company Parties to, promptly notify the Administrative Agent upon acquisition of any additional Properties;

(aa)
Business Outside Certain Jurisdictions. The Parent shall, and shall cause each of the other Company Parties to, at least 30 days prior to any of the following changes becoming effective, notify the Administrative Agent in writing of (i) any proposed change in the location of (w) any place of business of the Parent or any other Company Party, (x) the chief executive office or head office of the Company or any other Company Party, and (y) any place where tangible property of the Parent or any other Company Party is stored, and (ii) any proposed change in the name of the Parent or any other Company Party.  Promptly notify the Administrative Agent in writing upon becoming aware of any change in location of any account debtor of the Parent or any other Company Party to a jurisdiction outside of the United States of America;

(bb)
Perfection and Protection of Security. The Parent shall, and shall cause each of the other Company Parties to, at the request of the Administrative Agent, grant to the Administrative Agent, for the benefit of the Secured Parties, security interests, assignments, mortgages, charges and pledges in such property and undertaking of the Parent and the other Company Parties and other material Affiliates of the Parent that is not subject to a valid and perfected first ranking charge or security interest (subject only to Permitted Liens) in each relevant jurisdiction as determined by the Administrative Agent and deliver opinions of  counsel in form and substance satisfactory to the Administrative Agent thereon with respect to such matters as the Administrative Agent may request.  The Parent shall also perform, execute and deliver, or cause to be performed, executed and delivered, all acts, agreements and other documents as may be reasonably requested by the Administrative Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security or grant a security interest on its property including, without limitation, (i) executing, recording and filing of the Security Documents and financing or continuation statements in connection therewith, in form and substance reasonably satisfactory to the Administrative Agent, (ii) delivering to the Administrative Agent the originals of all unit certificates, instruments, documents and chattel paper and all other Collateral of which the Administrative Agent reasonably determines the Administrative Agent should have physical possession in order to perfect and protect the Security, duly endorsed or assigned to the Administrative Agent, (iii) delivering to the Administrative Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are listed, (iv) placing notations on its books of account to disclose the Security, (v) delivering to the Administrative Agent all letters of credit on which a Company Party is named beneficiary, (vi) obtaining subordination agreements, acknowledgments or other documents from third parties in order to ensure that the Security constitutes second priority Liens on the Collateral (subject only to Permitted Liens that by law rank in priority), and (vii) taking such other steps as are deemed reasonably necessary by the Administrative Agent to maintain the Security and the second ranking priority thereof (subject only to Liens held by the Non-Convertible Noteholders and Permitted Liens that by operation of law rank in priority). The Parent shall cause each Company Party that is created or acquired after the Closing Date and that becomes a party to a Security Document to become a party to the Intercreditor Agreement.

(cc)
Further Assurances.  At its cost and expense, upon reasonable request of the Administrative Agent, execute and deliver or cause to be executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of the Unit Purchase Documents or confirm the truth and accuracy of the representations and warranties contained in the Unit Purchase Documents.

(dd)
Title Insurance.  On the Closing Date with respect to the Mortgage and the Third Lien Mortgage covering the Coal Asset and on the date of acquisition by the Company of the real property on which the Lima Energy Project will be constructed and with respect to the Mortgage thereon (it being agreed that the acquisition of such real property by the Company and the grant by the Company of a Mortgage thereon shall occur on or before October 30, 2012), deliver, or cause to be delivered, to the Administrative Agent, at the sole cost and expense of the Company, (x) one or more fully paid ALTA standard form mortgagee policies of title insurance issued by the Title Insurance Company, in favor of the Administrative Agent for the benefit of the Secured Parties, together with such endorsements as are requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, in amounts satisfactory to the Administrative Agent, that shall (A) insure the validity and priority of the Liens created under the Mortgages and the Third Lien Mortgage, and (B) contain a pending disbursement provision satisfactory to the Administrative Agent (the "Title Insurance Policy"); and (y)  ALTA surveys of recent date of the Properties (other than the Coal Asset), certified to the Administrative Agent, the Title Insurance Company and the Company, which surveys shall be in form and substance satisfactory to the Administrative Agent and the Title Insurance Company, and shall show (A) as to the Properties (other than the Coal Asset), the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto, (B) that the location of the Plant and the Lima Energy Project do not encroach on or interfere with adjacent property or existing easements or other rights (whether on, above or below ground) that can be located or plotted on the survey, and that there are no other survey defects that are material in nature; and (C) no easements, rights-of-way or other encumbrances, other than Permitted Encumbrances.

(ee)
Environmental Site Assessments.  Within sixty (60) calendar days following the Closing Date, deliver, or cause to be delivered, to the Administrative Agent, at the sole cost and expense of the Company,  Environmental Site Assessment Reports for the Plant and the Lima Energy Project, accompanied by corresponding reliance letters (to the extent such reports do not permit reliance thereon by the Administrative Agent and the Investor).

Section 6.4  Negative Covenants.

Each of the Parent and the Company hereby covenants and agrees with Administrative Agent and the Investor that, until the later to occur of (1) the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full or (2) the Warrants have been exercise in full, the Parent shall not directly or indirectly (and the Company covenants to comply with the following):

(a)	Indebtedness. Create, incur, assume or suffer to exist, or permit any of the other Company Parties to create, incur, assume or suffer to exist, any Indebtedness other than Permitted Indebtedness;

(b)	Hedging. Enter into or allow to exist, or permit any of the other Company Parties to enter into or allow to exist, a Financial Instrument which is of a speculative nature or on a margined basis;

(c)
Liens.  Create, incur, assume or suffer to exist, or permit any of the other Company Parties to create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, provided that CEC shall not create, incur, assume or suffer to exist any Lien on any of its properties or assets until all of the Note Indebtedness have been paid and satisfied in full in cash;

(d)
Mergers, Etc. Subject to the next following sentence, enter into, or permit any of the other Company Parties to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction.  Any Company Party and any other Company Party may enter into such transactions with each other if (i) at the time of such transaction and immediately after giving effect to the transaction, no event shall have occurred and be continuing which constitutes a Default or Event of Default, (ii) the surviving company shall be a company organized and existing under the laws of the United States of America or one of its states or districts, (iii) the continuing corporation assumes the obligations of each Company Party that is party to such transaction under the Unit Purchase Documents and grants such additional security as may be reasonably required by the Administrative Agent, (iv) the Administrative Agent shall have approved such transactions in writing and (iv) the Secured Parties receive an opinion of counsel to the Company Parties reasonably acceptable to them;

(e)
Disposal of Assets Generally.  Sell, exchange, lease, release or abandon or otherwise dispose of, or permit any other Company Party to sell, exchange, lease, release or abandon or otherwise dispose of, any assets or properties to any Person other than Permitted Asset Dispositions;

(f)
Transactions with Related Parties.  Directly or indirectly, enter into or allow any other Company Party to enter into, any agreement with, make any financial accommodation for, or otherwise enter into any transaction with, a Related Party except (i) the Company Note and (ii) in the ordinary course of, and pursuant to the reasonable requirements of, business and at prices and on terms not less favourable to the Parent or the other Company Party, as the case may be, than could be obtained in a comparable arm’s length transaction with another Person.  Notwithstanding the foregoing, other than the Company Note, no Obligor may enter into a transaction with another Obligor without the prior written consent of the Administrative Agent;

(g)	Change in Business. Make any material change in the nature of the Business or permit any of the other Company Parties to make any material change in the nature of its business;

(h)
Acquisitions.  Purchase or otherwise acquire, or permit any other Company Party to purchase or otherwise acquire, (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any Person (or agree to do any of the foregoing at any future time) other than:

(i)	Capital Expenditures to the extent permitted under Section 6.2(d);

(ii)	purchases and other acquisitions of Inventory, materials, Equipment and intangible property in the ordinary course of business;

(iii)	investment in Cash Equivalents;

(iv)	leases of real property in the ordinary course of business;

(v)	Permitted Acquisitions; and

(vi)	reorganizations, amalgamations and other transactions permitted under Section 6.4(d);

provided, that any such property acquired shall be subject to perfected or registered second ranking priority Lien (subject only to Permitted Liens that by law rank in priority) in favour of the Administrative Agent for the benefit of the Secured Parties free and clear of all Liens other than Permitted Liens;

(i)
Protection of Units. Without the consent of the Holders of at least a majority of the outstanding Notes: (i) the Company shall not (1) amend or repeal any provision of, or add any provision to, its Organizational Documents that changes the rights of the Notes in any way or (2) apply any of its assets to the redemption or acquisition of any Common Shares; (ii) the Parent shall not (1) create any bonds, notes or other obligations convertible into, exchangeable for or having option rights to purchase any Common Shares with any preference or priority as to distributions or assets superior to or on a parity with that of the Notes; (2) reclassify any class or series of Common Shares into shares with a preference or priority as to distributions or assets superior to or on a parity with that of the Notes; or (3) agree to a merger, sale or consolidation of the Parent or Company with another entity or the effectuation of any transaction or series of related transactions in which more than 50% of the voting power of the Parent or Company is disposed.

(j)
Capital.  Except with respect to Common Shares to the extent provided in this Agreement or pursuant to the Acquisition, issue, or permit any of the other Company Parties to issue, Capital Stock, or any options, warrants or securities convertible into Capital Stock, except to employees of the Parent (pursuant to a written stock option plan reasonably satisfactory to the Administrative Agent), the Parent or another Company Party, and provided that the Capital Stock, option, warrants or securities issued to the Parent or any other Company Party must be pledged to the Administrative Agent pursuant to the Security Documents;

(k)	Distributions. Declare, make or pay, or permit any Company Party to declare, make or pay, any Distributions;

(l)
Financial Assistance.  Give, or permit any of the other Company Parties to give, any Financial Assistance to any Person, except for (i) Intercompany Indebtedness permitted pursuant to Section 6.4(a), (ii) investments in Cash Equivalents, (iii) extensions of trade credit by the Company or any other Company Party in the ordinary course of the Business or its business, as the case may be, (iv) Financial Assistance which constitutes a Permitted Acquisition, and (v) such other Financial Assistance as the Administrative Agent may approve in writing in the exercise of its sole discretion;

(m)	Organizational Documents. Amend, or allow any of the other Company Parties to amend, any of their Organizational Documents;

(n)	Fiscal Year. Change, or allow any of the other Company Parties to change, their Fiscal Year;

(o)
Subsidiaries. Incorporate or acquire, or permit any of the other Company Parties to incorporate or acquire, any Subsidiaries or commence to carry on the Business otherwise than through the Company and its Subsidiaries, except for Permitted Acquisitions where, in each case, the Subsidiary (i) is a wholly-owned Subsidiary, and (ii) has executed and delivered to the Administrative Agent an unconditional and unlimited guarantee of all Note Indebtedness of the Company together with perfected first-ranking Security over all of its property and assets and accompanied by opinions of counsel satisfactory to the Administrative Agent;

(p)	Use of Proceeds. The Company shall use the proceeds of the Units only for the purposes described in Section 2.18 and shall not use such proceeds for any other purpose;

(q)
Accounts.  Open or maintain, or permit any of the other Company Parties to, open or maintain any securities account or, with respect to the Parent and the Company only, deposit account except to the extent such securities account or deposit account is subject to a Blocked Account Agreement;

(r)
ERISA. Establish, maintain, contribute to or be required or allowed to contribute to, or permit any other Company Party to establish, maintain, contribute to or be required or allowed to contribute to, any Plan or Multiemployer Plan; or

(s)
Material Contracts. Permit itself or permit any of the other Company Party to amend, vary, alter or terminate, consent to any assignment or transfer of, or waive or surrender any of its rights or entitlements under, any Material Contract.

(t)	Negative Pledge Clauses.
Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Company Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (i) this Agreement and the other Financing Documents and (ii) any agreements governing any Purchase Money Mortgages or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

(u)
Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent to (a) make Distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Parent or any other Subsidiary of the Parent, (b) make loans or advances to, or other investments in, the Parent or any Subsidiary of the Parent or (c) transfer any of its assets to the Parent or any Subsidiary of the Parent, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Unit Purchase Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1  Representations and Warranties.

As a material inducement to the Administrative Agent and Investor to enter into this Agreement and for the Investor to purchase the Note and acquire the Warrant, the Parent hereby represents and warrants, as of the Closing Date (and, to the extent such representation or warranty pertains to the Company or its Subsidiaries, the Company represents and warrants that such representations and warranties are true and correct), that:

(a)
Incorporation and Qualification.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each other Company Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth in Schedule 7.1(a).  The Parent and each of the other Company Parties is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect;

(b)
Corporate Power.  Each of the Company Parties has all requisite corporate or company power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it in all material respects, and (ii) enter into and perform its obligations under the Financing Documents to which it is a party;

(c)	Authorized and Issued Capital. The authorized and issued capital of the Company and the Parent is set out in Schedule 7.1(c).

(d)
Conflict With Other Instruments.  The execution and delivery by each Company Party and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, the Financing Documents to which it is a party will not (i) conflict with or result in a breach of any of the terms or conditions of (A) its Organizational Documents or by-laws, (B) any Applicable Law, or (C) any contractual restriction binding on or affecting it or its properties, or (ii) result in, require or permit (A) the imposition of any Lien in, on or with respect to any of its assets or property (except in favour of the Administrative Agent, the Secured Parties and the Investors), (B) the acceleration of the maturity of any Indebtedness binding on or affecting any Company Party, or (C) any third party to terminate any Material Contract;

(e)
Corporate Action, Governmental Approvals, Etc.  The execution and delivery of each of the Financing Documents by each Company Party and the performance by each Company Party of its obligations under the Financing Documents to which each such Company Party is party have been duly authorized by all necessary corporate or company action including, without limitation, the obtaining of all necessary shareholder or equity holder consents, as the case may be. No Authorization, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Financing Documents except as are in full force and effect, at the date of this Agreement;

(f)
Execution and Binding Obligation.  Except as set forth on this Agreement and the other Financing Documents have been or, upon execution, will be duly executed and delivered by each Company Party which is a party thereto and constitute legal, valid and binding obligations of such Company Party enforceable against it in accordance with their respective terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(g)
No Default or Event of Default.  No Default or Event of Default has occurred which has not been either remedied (or otherwise ceased to be continuing) to the satisfaction of the Administrative Agent, or expressly waived by the Administrative Agent on behalf of the Investor, in writing;

(h)
All Authorizations Obtained and Registrations Made.  All Authorizations, filings and registrations necessary or of advantage to permit each Company Party to (i) create first priority perfected Liens (enforceable or opposable, as the case may be, against third parties and any trustee in bankruptcy) in the Collateral and the proceeds thereof (subject to Permitted Liens that rank by law in priority), (ii) consummate the transactions contemplated by the Financing Documents, (iii) own its undertaking, property and assets unless the failure to obtain or maintain such Authorization, filing or registration would not have a Material Adverse Effect, and (iv) carry on its Business and to acquire, own, construct and operate the Lima Energy Project and the Properties unless the failure to obtain or maintain such Authorization, filing or registration would not have a Material Adverse Effect (including Authorizations, filings and registrations necessary or of advantage to permit the Company to carry on the Company’s Business), have been obtained or effected and are in full force and effect.  Each Company Party is in compliance with the requirements of all such Authorizations, filings and registrations and there are no investigations or proceedings existing, pending or, to the Parent’s knowledge, after due enquiry, threatened which could result in the revocation, cancellation, suspension or any adverse modification of any of such Authorizations, filings and registrations.  The Security Documents create fully perfected security interests in or liens on, as the case may be, all right, title and interest of each Company Party in and to the Collateral specified therein or intended to be charged thereby as security for the obligations specified therein in each case prior and superior in right to any other Lien (subject to Liens held by the Non-Convertible Noteholders and Permitted Liens which rank by law in priority);

(i)
Material Contracts.  Each of the Company Parties is in material compliance with all Material Contracts and none of the Company Parties, or to the best of the Parent’s knowledge, any other party to any Material Contracts has defaulted under any of the Material Contracts.  No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any Material Contract.  There is no material dispute regarding any Material Contract;

(j)
Intellectual Property.  Each of the Company Parties possesses all Intellectual Property necessary for the conduct of each of their respective businesses, each of which is in good standing and in full force and effect, except where the failure to possess or maintain in good standing and in full force and effect such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Parent, none of the Company Parties is infringing or is alleged to be infringing on the rights of any Person with respect to any Intellectual Property;

(k)
Ownership and Use of Company Property.  The Company has good and defensible title to the Coal Assets free and clear of any Liens other than Permitted Liens. Each of the Company Parties has good and marketable fee simple title to, or a valid leasehold interest in, all its Owned Properties (other than the Coal Assets which are covered by the first sentence of this paragraph (k), in each case free and clear of any Liens other than Permitted Liens.  Each of the Company Parties has good and merchantable title to all the tangible and intangible personal property reflected as assets in their books and records in each case free and clear of any Liens other than Permitted Liens.  No Company Party has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens.  Each of the Company Parties owns, leases or has the lawful right to use all of the assets necessary for the proper conduct of their respective businesses.  Such property, and its use, operation and maintenance for the purpose of carrying on the Business is in compliance with any applicable restrictive covenant and Applicable Law except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(l)
Sufficiency of Assets.  Each Company Party has acquired all property, assets and rights and has obtained such other Authorizations and rights as are necessary or required in connection with the development and use of the Lima Energy Project and the operation of the Business.  All property, assets and rights are sufficient in scope and substance for the development and use of the Lima Energy Project for the Business and no part of the purchase price payable in connection with the acquisition of such property, assets and rights, remains unpaid;

(m)
Owned and Leased Properties.  Other than as set out on Schedule 7.1(m), none of the Company Parties (i) owns or is bound by any agreement to own any real property, (ii) leases or is bound by any agreement to lease any real property, (iii) has leased any of its Owned Properties or subleased any of its Leased Properties, or (iv) owns or is bound by any agreement to own or leases or is bound by any agreement to lease, sell, encumber, dispose of or grant any right in respect of the Properties;

(n)
Leases.  Each Lease is in full force and effect, there are no defaults thereunder and all amounts owing under it have been paid by the relevant Company Party except to the extent that any such default or such non-payment would not have a Material Adverse Effect;

(o)
Work Orders.  There are no outstanding work orders relating to the Properties from or required by any Governmental Entity, nor does any Company Party have notice of any possible impending or future work order which would have a Material Adverse Effect;

(p)
Expropriation.  No part of any of the Properties or the Buildings and Fixtures has been taken or is the subject of an expropriation by any Governmental Entity, no written notice or proceeding in respect of an expropriation been given or commenced nor is the Parent or the Company aware of any intent or proposal to give any such notice or commence any proceedings;

(q)
Encroachments.  Except for Permitted Liens, the Buildings and Fixtures are located entirely within the Properties and are in conformity with the laws, regulations, and requirements of all applicable Governmental Entities, except to the extent that such non-conformity would not have a Material Adverse Effect.  There are no encroachments upon any of the Properties which would have a Material Adverse Effect;

(r)
Compliance with Laws.  Each of the Properties has been used, and each of the Company Parties is, in compliance with all Applicable Laws, including, without limitation, having the necessary Authorizations to carry on the Business, except to the extent that such non-compliance would not have a Material Adverse Effect;

(s)	No Default. None of the Company Parties is in violation of its Organizational Documents or any equityholders’ agreement applicable to it;

(t)
No Material Adverse Agreements.  None of the Company Parties is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its Organizational Documents or any equityholders’ agreement applicable to it) which has or, to the best of its knowledge at the time of making this representation, in the future may have a Material Adverse Effect;

(u)	Environmental Compliance. Except as set forth in Schedule 7.1(u):

(i)
none of the Properties (i) has ever been used by any Person as a waste disposal site or a landfill, or (ii) has ever had any asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under it at the date of this Agreement;

(ii)	to the best knowledge of the Parent and the Company, no properties adjacent to any of the Properties are contaminated;

(iii)	there are no Contaminants located on, at or under the Properties; and

(iv)	none of the Company Parties has transported, removed or disposed of any waste to a location outside of the United States of America as at the date of this Agreement;

(v)
ERISA.  None of the Company Parties nor any ERISA Affiliate of any Company Party has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan;

(w)
Labor Matters.  None of the Company Parties has any collective bargaining agreements.  There are no strikes or other labor disputes against any of the Company Parties pending or, to the knowledge of the Parent and the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payments made to employees of the Company Parties have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Company Parties on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Company Party;

(x)
Tax Liability.  Each of the Company Parties has filed all tax and information returns which are required to be filed.  Each of the Company Parties has paid all taxes, interest and penalties shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Entity (other than any the amount or the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Company Party).  Adequate provision for payment has been made for taxes not yet due.  No tax Lien has been filed, and, to the knowledge of the Parent and the Company, no claim is being asserted, with respect to any such tax, fee or other charge. There are no tax disputes existing or pending involving any Company Party or the Business which could reasonably be expected to have a Material Adverse Effect;

(y)	Corporate Structure. At the date of this Agreement:

(i)	the Company Parties and the equity holders of the Company Parties are set out in a corporate chart on Schedule 7.1(y);

(ii)	none of the Company Parties is, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate other than as disclosed on Schedule 7.1(y);

(z)	ULC. None of the Company Parties is an unlimited liability company;

(aa)
Financial Statements.  The audited consolidated financial statements of the Parent, copies of each of which have been furnished to the Administrative Agent and the Investor, fairly present the consolidated financial position of the Parent at such dates and the consolidated results of the operations and changes in financial position of the Parent for such period, all in accordance with GAAP;

(bb)
Indebtedness.  No Company Party has any Indebtedness except as not prohibited under Section 6.4(a).  Except as set forth in Schedule 7.1(bb), there exists no Default or Event of Default under the provisions of (i) any instrument evidencing Indebtedness in excess of $50,000 or (ii) any instruments evidencing Indebtedness in excess of $50,000 in the aggregate, or of any agreement relating thereto;

(cc)
No Litigation.  There are no material actions, suits or proceedings (including arbitration proceedings) pending, taken or to the Parent’s and the Company’s knowledge, threatened, before or by any Governmental Entity or any arbitrators or by or against any elected or appointed public official or private person in the United States of America or elsewhere, and, to the knowledge of the Parent and the Company, no Applicable Law which affects any Company Party has been enacted, promulgated or applied which (i)  challenges, or to the knowledge of the Parent and the Company, has been proposed which may challenge, the validity or propriety of the transactions contemplated under the Financing Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, or (ii) could be reasonably anticipated to have a Material Adverse Effect;

(dd)	Schedule Disclosure. At the date of this Agreement:

(i)
Schedule 7.1(dd)(i) is a list of all jurisdictions (or registration districts within such jurisdictions) in which each Company Party (i) has its chief executive office, head office, registered office and chief place of business, (ii) carries on business, (iii) has any account debtors, or (iv) stores any tangible personal property (except for goods in transit in the ordinary course of business);

(ii)	Schedule 7.1(dd)(ii) is a list of all Authorizations which are material to any Company Party and to the acquisition, ownership, construction or operation of the Properties and the Business;

(iii)	Schedule 7.1(dd)(iii) is a list of all Intellectual Property that is material to any Company Party and the Business;

(iv)
Schedule 7.1(dd)(iv) is a list of all actions, suits, arbitrations or proceedings pending, taken or to the Parent’s and the Company’s knowledge, threatened, before or by any Governmental Entity or other Person affecting any Company Party;

(v)	Schedule 7.1(dd)(v) contains a list of all Material Contracts; and

(vi)	Schedule 7.1(dd)(vi) contains a list of all settlement agreements and related orders in connection with any mechanics and materialmen liens against or affecting the Lima Energy Project;

(ee)	Insolvency. Other than as disclosed on Schedule 7.1(ee) , no Company Party or any of its Subsidiaries nor the Chairman has:

(i)	not generally paid its debts as they become due;

(ii)	admitted its inability to pay its debts generally;

(iii)	made a general assignment for the benefit of creditors;

(iv)
instituted any proceedings, or had instituted any proceedings against it (x) seeking to adjudicate it a bankrupt or insolvent or (y) seeking liquidation, winding-up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or of its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors or other similar matters or (z) seeking the appointment of a receiver, manager, receiver and manager, trustee, custodian, monitor, or other similar official for it or for any substantial part of its undertaking, property or assets; or

(v)	taken any organizational or other action to authorize any of the actions set forth above in this Section 7.1(ee);

(ff)
No Liabilities.  Except as disclosed in this Agreement or reflected or reserved against in the balance sheet of the December 31, 2011 audited financial statements of the Parent, the Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for Current Liabilities incurred in the ordinary course since January 1, 2012;

(gg)
Equipment and Technology. The Company owns or will own all equipment and technology and processes required to complete the Lima Energy Project, and shall only retain experienced contractors and engineers of established reputation, reasonably satisfactory to the Administrative Agent, to build and operate any new equipment or technology;

(hh)
Transactions with Related Parties.  All transactions with Related Parties are in the ordinary course of and pursuant to reasonable requirements of, business and are at prices and on terms not less favourable to the Company Parties than could be obtained in a comparable arm’s length transaction with another Person;

(ii)	Foreign Asset Control Laws. No Company Party is a Person named on a list published by OFAC or is a Person with whom dealings are prohibited under any OFAC Regulations;

(jj)
Utilities, Etc.  All utility services, means of transportation, facilities and other materials necessary for the construction, installation and operation of the Lima Energy Project (including, without limitation, gas, electrical, potable and raw water supply, storm, telephone and sewage services and facilities, as necessary) are or will be available to the Lima Energy Project when necessary for construction, operations testing and start-up of the Lima Energy Project and, to the extent necessary or desirable, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials;

(kk)
Mining Matters. No Company Party has entered into any mining agreements, off-take agreements, coal supply agreements, or other agreements pertaining to or affecting the coal asset or any mineral interests of any Company Party.

(ll)
Federal Regulations. No part of the proceeds from the sale of the Note or the exercise of the Warrant hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Company Party in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  As used in this paragraph, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.  Neither the Common Shares nor any other equity securities issued by the Parent are registered or have unlisted trading privileges on a national securities exchange or are designated as qualified for trading in the National Market System (as defined in Regulation NMS of the rules and regulations of the United States Securities and Exchange Commission (the "SEC") under a designation plan approved by the SEC.

(mm)
Investment Company Act; Other Regulations.  No Company Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.  No Company Party is subject to regulation under Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States since neither the Common Shares nor any other equity securities of any Company Party are registered or have unlisted trading privileges on a national securities exchange or are designated as qualified for trading in the National Market System (as defined in Regulation NMS of the rules and regulations of the SEC under a designation plan approved by the SEC);

(nn)
Solvency.  Each Company Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and other obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent;

(oo)
Disclosure.  All (i) forecasts and projections supplied to the Administrative Agent and the Investor were prepared in good faith, adequately disclosed all relevant assumptions and (ii) other written information supplied to the Administrative Agent and the Investors is true and accurate in all material respects.  There is no fact known to the Parent which could reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed to the Administrative Agent and the Investors.  No event has occurred which could be reasonably anticipated to have a Material Adverse Effect since the date of most recent financial statements delivered pursuant to Section 6.1(a); and

(pp)
Private Offering by the Company.  Neither the Company, the Parent nor anyone acting on its behalf has offered the Units, the Note or the Warrant or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Investors, which has been offered the Units at a private sale for investment.  Neither the Company, the Parent nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Units, the Note or the Warrant to the registration requirements of Section 5 of the U.S. Securities Act or to the registration requirements of any securities or blue sky laws of any applicable United States state jurisdiction.

ARTICLE 8
CONVERSION OF NOTE

Section 8.1   Conversion of a Note into Common Shares.

(1)
Upon and subject to the provisions and conditions of this Article 8, each Holder shall have the right, at his option, at any time after the Closing and prior to the close of business on the Business Day immediately preceding the day fixed for the redemption of Notes, to convert a portion or all of the Notes held by such Holder into fully paid and non-assessable Common Shares of the Parent at the Conversion Price in effect on the Date of Conversion and subject to adjustment as set out in Section 8.4, below.

(2)
A Holder’s right of conversion pursuant to this Article 8 shall extend only to the maximum number of whole Common Shares into which the aggregate principal amount of any Note surrendered for conversion at any one time by the Holder may be converted in accordance with the provisions of Section 8.1(1).  Fractional interests in Common Shares shall be adjusted for in the manner provided in Section 8.4.

(3)
If payment of the redemption price or the purchase price of any Note which has been called for redemption or tendered in acceptance of any offer by the Company to purchase Notes for cancellation is not made, in the case of a redemption upon due surrender of such Note or in the case of a purchase on the date on which such purchase is required to be made, as the case may be, the right to convert such Notes shall revive and continue, all as if such Note had not been called for redemption or tendered in acceptance of the Company’s offer, as the case may be.

(4)
In case of any reclassification of the Common Shares at any time outstanding (other than any subdivision or consolidation of Common Shares into a greater or lesser number of Common Shares) or change of the Common Shares into other shares, or in case of a Change of Control (other than a Change of Control which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), the Holder of any Note who thereafter shall convert such Note under this Article 8 shall be entitled to receive, and shall accept, in lieu of the number of Common Shares to which such Holder was theretofore entitled upon such conversion, the kind and amount of shares and other securities or property which such Holder would have been entitled to receive as a result of such Change of Control if, on the effective date thereof, he had been the registered holder of the number of Common Shares to which such Holder was theretofore entitled upon conversion.  If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 8 with respect to the rights and interests thereafter of the Holders of Notes to the end that the provisions set forth in this Article 8 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of any Note.  Any such adjustments shall be made by and set forth in a supplemental agreement approved by the Directors and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(5)
Upon any conversion of a Note into fully paid and non-assessable Common Shares, pursuant to this Agreement, Holders shall be required to execute a subscription agreement for Common Shares in a form and substance satisfactory to the Administrative Agent.

Section 8.2 Manner of Exercise of Right to Convert to Common Shares.

(1)
A Holder desiring to convert a Note in whole or in part into Common Shares shall surrender such Note to the Administrative Agent, together with the conversion form on the back of such Note or any other written notice in a form satisfactory to the Administrative Agent, in either case duly executed by the Holder or such Holder’s executors, administrators or other legal representatives or his or their attorney-in-fact duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Administrative Agent, exercising his right to convert such Note in accordance with the provisions of this Article 8.  Thereupon such Holder or, subject to payment of all applicable stamp or security transfer taxes or other similar charges and compliance with all reasonable requirements of the Administrative Agent, his nominee or assignee, shall be entitled to be entered in the books of the Parent as at the Date of Conversion (or such later date as is specified in Section 8.2(2) as the Holder of the number of Common Shares into which such Note is convertible in accordance with the provisions of this Article 8 and, as soon as practicable into which such Note is convertible hereafter, the Parent shall deliver to such Holder or, subject as aforesaid, his nominee or assignee, a certificate or certificates for such Common Shares and, if applicable, a cheque for any amount payable under Section 8.5.

(2)
For the purposes of this Article 8, a Note shall be deemed to be surrendered for conversion on the date (the "Date of Conversion") on which it is so surrendered in accordance with the provisions of this Article 8 and, in the case of a Note so surrendered by post or other means of transmission, on the date on which it is received by the Company.  If a Note is surrendered for conversion in accordance with the provisions of this Article 8 on any day on which the Register for Common Shares is closed, the Person entitled to receive Common Shares upon the conversion of such Note shall become the shareholder of record of such Common Shares as at the date on which such Registers are next open.

Section 8.3   Accrued Interest, etc.

The Holder of a Note surrendered for conversion in accordance with this Article 8 shall be entitled to receive accrued and unpaid interest payable in cash in respect thereof up to but excluding the Date of Conversion of such Note. Common Shares issued upon such conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the Date of Conversion or such later date as such Holder shall become the holder of record of such Common Shares pursuant to Section 8.2(2).  As of and from such applicable date the Common Shares so issued shall for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

Section 8.4   Adjustment of Conversion Price.

(1)	The Conversion Price in effect at any date shall be subject to adjustment from time to time as in this Section 8.4 provided.

(2)
If and whenever the Parent shall (i) subdivide or redivide the outstanding Common Shares into a greater number of shares; (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares; or (iii) issue any Common Shares of the Parent to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than any stock dividends constituting dividends paid in the ordinary course), the Conversion Price in effect on the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a stock dividend, as the case may be, shall be decreased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Common Shares outstanding before such subdivision, redivision or dividend bears to the number of Common Shares outstanding after such subdivision, redivision or dividend, or shall be increased, in the case of the events referred to in (ii) above, in the proportion which the number of Common Shares outstanding before such reduction, combination, or consolidation bears to the number of Common Shares outstanding after such reduction, combination or consolidation.  Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed by the Board for such stock dividend for the purpose of calculating the number of outstanding Common Shares under this Section 8.4(2).

(3)
In the case of any reclassification of, or other change in, the outstanding Common Shares of the Parent other than a subdivision, redivision, reduction, combination or consolidation, the Conversion Price shall be adjusted in such manner as the Board, with the approval of the Administrative Agent, determines to be appropriate on a basis consistent with this Section 8.4.

(4)
In any case in which this Section 8.4 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Parent may defer, until the occurrence of such event, issuing to the Holder of any Note converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment.  The Parent shall deliver to such Holder in any such case, an appropriate instrument evidencing such Holder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Date of Conversion or such later date as such Holder would, but for the provisions of this Section 8.4(4), have become the holder of record of such additional Common Shares pursuant to Section 8.4(2).

(5)
The adjustments provided for in this Section 8.4 are cumulative, shall in the case of adjustments to the Conversion Price be computed to the nearest one-tenth of one cent and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this section.  Notwithstanding any other provision of this Section 8.4, no adjustment of the Conversion Price shall be required in respect of any such event unless such adjustment would require an increase or decrease of at least one per cent in the Conversion Price then in effect.  Any adjustments which by reason of the preceding sentence of this Section 8.4(5) are not required to be made shall be carried forward and taken into account on any subsequent adjustment.

(6)
If any question arising with respect to the adjustments provided in this Section 8.4, such question shall be conclusively determined by a firm of independent public accountants (who may be the Parent’s auditors) appointed by the Parent and acceptable to the Administrative Agent.  Such independent public accountants shall have for such purposes access to all necessary records of the Parent and such determination shall be binding upon the Parent, the Administrative Agent, and the Holders.

Section 8.5   No Requirement to Issue Fractional Shares.

The Parent shall not be required to issue fractional Common Shares upon the conversion of a Note pursuant to this Article 8.  If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of whole Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of such Notes to be converted.  If any fractional interest in a Common Share would, except for the provisions of this Section 8.5, be deliverable upon the conversion of any principal amount of Notes, the Parent shall, in lieu of delivering any certificate of such fractional interest, satisfy such fractional interest by paying to the Holder of such surrendered Notes an amount equal (computed to the nearest whole cent, and one-half of a cent being rounded up) to the principal amount of the Notes remaining outstanding after so much of the principal amount as may be converted into a whole number of Common Shares has been so converted.

Section 8.6     Certificate as to Adjustment.

The Parent shall from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 8.4, deliver a certificate of the Parent to the Administrative Agent specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of independent public accountants (who may be the Parent’s auditors) appointed by the Parent and acceptable to the Administrative Agent and, when approved by the Administrative Agent, shall be conclusive and binding on all parties in interest.  When so approved, the Parent shall, except in respect of any subdivision, redivision, reduction, combination or consolidation of the Common Shares, forthwith give notice to the Holders specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Conversion Price.  No such notice need be given under this Section 8.6, if the Parent has given notice under Section 8.7 covering all the relevant facts in respect of such event, and if the Administrative Agent so approves.

Section 8.7      Notice of Special Matters.

The Parent covenants with the Administrative Agent that so long as any Note remains outstanding, it will give notice to the Administrative Agent and to the Holders, in the manner provided in Article 12, of its intention to fix a record date for any event mentioned in Section 8.4 (other than the subdivision, redivision. reduction, combination or consolidation of its Common Shares) which may give rise to an adjustment in the Conversion Price, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Parent shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given.  Such notice shall be given not less than 14 days prior to such applicable record date.

Section 8.8   Parent to Reserve Shares.

The Parent shall at all times reserve and keep available out of its authorized Common Shares and solely for the purpose of issue upon conversion of Notes as provided in this Article 8, and conditionally allot to Holders who may exercise their conversion rights hereunder, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Notes. The Parent covenants with the Administrative Agent that all Common Shares which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

Section 8.9   Automatic Conversion.

The Notes will be automatically converted into Common Shares in the manner provided in Article 8, at the then applicable Conversion Price, upon either (i) the occurrence of a sale of the Common Shares or similar transaction, in a transaction that values all of the Common Shares at an aggregate value of more than $500,000,000, or (ii) all of the Common Shares being valued by reference to a closing price per share on a national stock exchange or other automated quotation system at an aggregate value of more than $500,000,000 for ten (10) consecutive trading days.

ARTICLE 9
DEFAULT AND ENFORCEMENT

Section 9.1   Event of Default.

The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder and in respect of the Units:

(a)
Non-Payment. The Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of any interest, fees, principal, if any, payable on any Note (including any default in payment of any amounts payable upon the occurrence of any Change of Control or any Redemption Event) or any Obligor defaults on its payment obligation under its Guarantee; or

(b)	Breach of Negative and Financial Covenants. Any Company Party defaults in observing or performing any covenant or condition contained in Section 6.2 or Section 6.4 of this Agreement; or

(c)	Breach of Auditor and Key Man Insurance Covenants. Any Company Party defaults in performing any covenant or condition contained in Section 6.3(l) or Section 6.3(n) of this Agreement; or

(d)
Breach of Other Covenants. Any Company Party or any other Obligor defaults in observing or performing any other covenant or condition of this Agreement or any other Unit Purchase Document on its part to be observed or performed and, with respect to such covenants or conditions which are capable of rectification, if such default continues for a period of ten (10) days after notice by the Administrative Agent; or

(e)	Voting. The Company or the Parent, as applicable, fails to effect or cause to be effected any voting rights held by Holders of Notes contained in Section 3.7; or

(f)
Conversion or Exercise Rights. The Company or the Parent, as applicable, fails to effect or cause to be effected any conversion rights validly exercised by Holders of a Note pursuant to Section 8.1 or the exercise of a Warrant pursuant to its terms ; or

(g)
Security Imperilled.  Any one or more of the Security Documents ceases to be in full force and effect or to constitute a valid and perfected priority Lien (subject to Permitted Encumbrances that by law rank in priority) upon all the Collateral it purports to charge or encumber in favour of the Administrative Agent for the benefit of the Secured Parties and  such Lien is not remedied or cured by the relevant Obligor within ten (10) days of notice to the Parent by the Administrative Agent, or if the Administrative Agent, in its sole discretion and at any time, determines the Administrative Agent’s Lien in the Collateral on such date is inadequate or unenforceable and such Lien is not remedied or cured by the relevant Obligor within ten (10) days of notice by the Administrative Agent to the Parent; or

(h)
Insolvency Proceeding. The commencement by any Company Party or any other Obligor of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or  seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or the consent by any Company Party or any other Obligor to the institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, provincial or state law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the consent by it to the filing of any such petition or to the appointment under any such law of a receiver, receiver-manager, liquidator, assignee, trustee, sequestrator (or other similar official) of such Company Party or other Obligor or of all or substantially all of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

(i)
Insolvency Order. The entry of a decree or order by a court having jurisdiction adjudging any Company Party or any other Obligor a bankrupt or insolvent or approving as properly filed an application or a petition seeking reorganization, arrangement or adjustment of or in respect of the Company Party or such other Obligor under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointing under any such Applicable Law a receiver, receiver-manager, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company Party or such other  Obligor or of all or substantially all of their respective property, or ordering pursuant to any such Applicable Law the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(j)
Liquidation Proceeding. Proceedings are commenced for the winding-up, liquidation or dissolution of any Company Party or any other Obligor, unless the Company Party or such other Obligor in good faith actively and diligently contests such proceedings, decree, order or approval, resulting in a dismissal or stay thereof within sixty (60) days of commencement; or

(k)	Liquidation Resolution. A resolution is passed for the winding-up, dissolution or liquidation of any Company Party or other Obligor; or

(l)
Cessation of Enforceability. This Agreement, any Unit or any other Unit Purchase Document shall for any reason, or is claimed by the Parent, the Company or any other Obligor to, cease in whole or in any part to be a legal, valid, binding and enforceable obligation of any Obligor; or

(m)
Cross-Default. Any Company Party or any other Obligor fails to pay the principal of, premium, if any, interest on, or any other amount owing in respect of any of its Indebtedness or any other obligation (i) pursuant to any Financing Document (other than the Unit Purchase Documents) or (ii) any other Indebtedness or obligation which is outstanding in an aggregate principal amount exceeding $100,000, in each case, when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or obligation; or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement or instrument relating to any such Indebtedness or obligation referred to in clauses (i) or (ii) above, if its effect is to accelerate, or permit the acceleration of such Indebtedness or obligation; or any such Indebtedness or obligation shall be, or may be, declared to be due and payable prior to its stated maturity; or

(n)
Misrepresentation. Any representation or warranty made or deemed made by any Obligor in this Agreement or any other Unit Purchase Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Unit Purchase Document shall prove to be incorrect or misleading in any material respect as at the date on which it was made or deemed made; or

(o)
Material Adverse Effect. The occurrence of any event that could, in the sole opinion of the Administrative Agent, reasonably be expected to have a Material Adverse Effect, including any change in the business, operations or financial condition of the Parent or any other Company Party that has a Material Adverse Effect; or

(p)	Destruction of Collateral. Any destruction or abandonment of any part of the Collateral that is not in the ordinary course of business and that has a Material Adverse Effect; or

(q)
Environmental Liabilities. Any Company Party or any other Obligor incurs any liabilities by, under or pursuant to Environmental Laws or which relate to the existence of Contaminants on or about the Plant, the Coal Asset, the Lima Energy Project or the other Properties which will require expenditures (i) for any one occurrence, in excess of $100,000 or (ii) aggregating in any Fiscal Year on a consolidated basis $100,000; or

(r)
Judgment. A final judgment or decree for the payment of money in excess of $100,000 individually or $100,000 on a cumulative basis is rendered against any Company Party or any other Obligor by a court having jurisdiction and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 15 days from entry thereof; or

(s)
Key Man. The Chairman shall be terminated or resign as an officer and employee of the Parent or shall die or be incapable of performing his usual responsibilities as an officer or employee by reason of illness, disease or other disability for 30 days or more; or

(t)
Attachment.  There shall be commenced against any Company Party or any other Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

(u)	Change in Control. A Change in Control shall occur.

Section 9.2   Acceleration on Default.

(1)
Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) declare all Note Indebtedness to be immediately due and payable (including all accrued and unpaid interest and any interest at the Default Rate together with all other obligations owing to the Administrative Agent or any Holder under or in connection with this Agreement, the Notes and the Warrants), whereupon all such Note Indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, and (ii) subject to the terms of the Intercreditor Agreement, exercise all rights and remedies available under this Agreement, any other Unit Purchase Documents and Applicable Law and the Administrative Agent or Holders may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Unit Purchase Document, or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or otherwise. Notwithstanding any provision of any Unit Purchase Document and without limiting any of the other rights and/or remedies of the Administrative Agent or any Holder, if an Event of Default under Section 9.1(h) through Section 9.1(k) occurs, all of the Note Indebtedness shall be immediately due and payable immediately without any action, presentment, demand, protest or notice of any kind, all of which hereby are expressly waived by the Company Parties).  Notwithstanding anything to the contrary in any Unit Purchase Document and for the avoidance of doubt, any reference in any Unit Purchase Document to an Event of Default existing, or having occurred and being in continuance, shall remain an Event of Default until it has been waived in accordance with such Unit Purchase Document.

(2)
Notwithstanding anything contained in this Agreement, the Note or any other Unit Purchase Document to the contrary, if the principal amount and any accrued and unpaid interest on the Notes become due and payable in accordance with this Section 9.2, then the Company shall pay forthwith to Administrative Agent for the benefit of the Holders, on a pro rata basis, the principal of, and accrued and unpaid interest (including interest on amounts in default) on such Notes, together with all other fees and expenses payable hereunder, together with subsequent interest thereon at the rate borne by the Notes from the date such amounts are due and payable in accordance with this Section 9.2 until payment is received by the Holders. Such payment when made shall be deemed to have been made in discharge of the Company’s obligations hereunder.

(3)	Except as expressly provided in Section 9.1 or Section 9.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company and the Parent.

Section 9.3   Waiver of Default.

If an Event of Default shall have occurred, the Administrative Agent shall have the power  to waive any Event of Default hereunder and all the Holders shall be bound by any such waiver upon such terms and conditions as the Administrative Agent shall prescribe; provided that no delay or omission of Administrative Agent or any of the Holders to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein and provided further that no act or omission of Administrative Agent or any Holders shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default hereunder or the rights resulting therefrom.

Section 9.4   Enforcement by the Holders.

If an Event of Default shall have occurred, but subject to Section 9.3 and to the terms of the Intercreditor Agreement:

(a)
the Administrative Agent may  proceed to enforce the rights of Administrative Agent and the Holders by any action, suit, remedy or proceeding authorized or permitted by any of the Unit Purchase Documents or by Applicable Law or equity; and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent and the Holders filed in any bankruptcy, insolvency, winding-up or other judicial proceedings relating to any Company Party;

(b)
no such remedy for the enforcement of the rights of Administrative Agent or any of the Holders shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination; and

(c)
all rights of action hereunder or under any of the Security Documents or any other Unit Purchase Document may be enforced by Administrative Agent without the possession of any of the Units or the production thereof on the trial or other proceedings relating thereto.

Section 9.5   Right of Setoff.

To the extent permitted by law and subject to the terms of the Intercreditor Agreement, (i) in the case an Event of Default shall occur and be continuing or shall exist, the Administrative Agent and Holders shall have the right, in addition to all other rights and remedies available to them, without notice to the Company or any other Person, to set-off against and to appropriate and apply to the unpaid balance of the Notes, all accrued interest thereon and all other obligations of the Company hereunder and under the Notes and all other Financing Documents, any debt owing to, and any other funds held in any manner for the account of the Company by Administrative Agent or any Holder, including, without limitation, all funds in all deposit accounts (general or special) subject to any Blocked Account Agreement now or hereafter maintained by the Company for its own account with Administrative Agent or any Holder and Administrative Agent and Holder are hereby granted a security interest in and lien on all such debts (including, without limitation, all such deposit accounts) for such purpose; and (ii) such right shall exist whether or not Administrative Agent or any Investor shall have made any demand under this Agreement, the Notes and whether or not the Notes and such other obligations are matured or unmatured.  Notwithstanding anything else contained within this Agreement, the Administrative Agent will not issue an activation notice under any Blocked Account Agreement until such time as an Event of Default has occurred.

Section 9.6   Application of Moneys.

Notwithstanding any provision herein to the contrary and subject to the terms of the Intercreditor Agreement, all proceeds and any other amounts collected or received in respect of any Note Indebtedness evidenced by the Notes or any other amounts owing by the Company to Administrative Agent or any Holder: (a) after any or all of such Note Indebtedness has been accelerated (so long as such acceleration has not been rescinded) or (b) in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Administrative Agent or any Holder of such party’s rights or remedies under any Unit Purchase Document during the continuance of an Event of Default, shall be applied as follows: (1) first, to the payment of all costs, liabilities, advances and expenses incurred, or required or permitted to be incurred by the Administrative Agent relating to or arising out of the Collateral, the Note Indebtedness evidenced by the Notes or the Unit Purchase Documents, including without limitation, the maintenance, operation, preservation and disposition thereof and all other payments that Administrative Agent may be required or authorized to make thereunder; (2) second, to the payment of all accrued and unpaid fees owing to Administrative Agent and the Holders under the Unit Purchase Documents; (3) third, to the payment of all accrued and unpaid interest on the Notes to be applied on a pari passu basis; (4) fourth, to the payment of the principal balance of the Notes to be applied on a pari passu basis (5) fifth, to all other Note Indebtedness, (6) sixth, with respect to Collateral encumbered by the Third Lien Mortgage, to the obligations of the Company under the Royalty Agreement and the Third Lien Mortgage, and (7) seventh, any surplus then remaining to the Company, unless otherwise provided by law or directed by a court of competent jurisdiction.

Section 9.7   Remedies Cumulative.

No remedy herein conferred upon or reserved to Administrative Agent or any of the Holders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any Unit Purchase Document or now or hereafter existing by law or by statute. Each Holder shall have all rights and remedies set forth in this Agreement, the Note and the Warrant comprising the Unit, the other Unit Purchase Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights such holders have under any law or in equity. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 9.8   Judgment Against the Company.

In the case of any judicial or other proceedings to enforce the rights of the Holders, including, without limitation, obtaining judgment for the principal of or interest on the Notes or the right to exercise the Warrants, judgment may be rendered against the Company in favour of Administrative Agent and/or the Holders for any amount which may remain due in respect of the Notes or rights to exercise the Warrants.

Section 9.9   Administrative Agent May Perform Covenants.

If the Parent or the Company shall fail to perform any of its covenants contained herein, after a Default or Event of Default, the Administrative Agent may perform any of such covenants capable of being performed by it, but is under no obligation to do so. All reasonable sums so required to be paid in connection with Administrative Agent’s performance of any covenant will be paid by the Company and all sums so paid shall be payable by the Company on demand. No such performance by Administrative Agent of any covenant contained herein or payment or expenditure by the Company of any sums advanced or borrowed by Administrative Agent pursuant to the foregoing provisions shall be deemed to relieve the Parent or the Company from any default hereunder or its continuing obligations hereunder.

ARTICLE 10
SATISFACTION AND DISCHARGE

Section 10.1  Cancellation.

Each Note or Warrant surrendered to the Company or the Parent, respectively, shall be cancelled by the Company or the Parent, respectively, forthwith, and in the case of the Notes, after payments required in respect of the Notes to the date of surrender have been made. Subject to Applicable Law, all Notes or Warrants cancelled or required to be cancelled under this or any other provision of this Agreement shall be destroyed by the Company or the Parent, as applicable, in accordance with the Company’s ordinary practice, and a notation may be made on the Register as to such cancellation.

ARTICLE 11
THE ADMINISTRATIVE AGENT AND THE INVESTORS

Section 11.1  Authorization and Action.

Each Investor irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Unit Purchase Documents as are delegated to it by the terms of this Agreement and the other Unit Purchase Documents, together with all powers reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement and the other Unit Purchase Documents, the Administrative Agent shall act or refrain from acting (and shall be fully protected in so doing) upon the joint instructions of the Required Holders which instructions shall be binding upon all Investors.  The Administrative Agent shall not be required to take any action which (i) would expose it to personal liability, (ii) is contrary to this Agreement or any applicable law, rule, regulation, judgment or order, (iii) would require it to become registered to do business in any jurisdiction, or (iv) would subject it to taxation. The provisions of this Article are solely for the benefit of the Administrative Agent and the Investors, and neither the Company nor any other Obligor shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Unit Purchase Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Investor hereby authorizes and directs the Administrative Agent (i) to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Investors, and each Investor agrees to be bound by the terms of the Intercreditor Agreement; and (ii) to enter into any other intercreditor agreement satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Investors, and each Investor agrees to be bound by the terms of such intercreditor agreement.

Section 11.2  No Liability.

(1)
The Administrative Agent shall have no duties or obligations other than as set out in this Agreement and the other Unit Purchase Documents and there shall not be construed against the Administrative Agent any implied duties (including fiduciary duties), obligations or covenants.  The Administrative Agent may execute or perform, and may delegate the execution and performance of, any of its powers, rights, discretions and duties under the Unit Purchase Documents through or to any Persons designated by it.  References in any Unit Purchase Document to the Administrative Agent shall include references to any such Persons.

(2)
The Administrative Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Unit Purchase Documents, or (ii) incur or subject itself to any cost in connection with the Unit Purchase Documents, unless it is first specifically indemnified or furnished with security by the Investors, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds).

(3)	The Administrative Agent shall promptly deliver to each Investor any notices, reports or other communications contemplated in this Agreement which are intended for the benefit of the Investors.

(4)
Neither the Administrative Agent nor its directors, officers, agents or employees shall be liable to the Investors for any action taken or omitted to be taken by it or them in connection with the Unit Purchase Documents except for its or their own gross negligence or wilful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  Without limiting the generality of the foregoing, the Administrative Agent (i) may consult with legal counsel (including legal counsel for the Company), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with their advice, (ii) makes no warranty or representation to the Investors and shall not be responsible to the Investors for the form, substance, accuracy or completeness of any Unit Purchase Document or any other documents or information made available to the Investors, (iii) has no duty to inspect the property or assets (including books and records) of the Company or any other Person, (iv) has no duty to ascertain or inquire as to the existence of a Default or an Event of Default or the observance of any of the terms or conditions of the Unit Purchase Documents, (v) is not responsible to the Investors for the execution, enforceability, genuineness, sufficiency or value of any of the Unit Purchase Documents or for the validity, perfection or priority of any Lien created or purported to be created under the Security Documents, and (vi) shall incur no liability by acting upon any notice, certificate or other instrument believed by it to be genuine and signed or sent by the proper Person. In determining compliance with any condition hereunder to the purchase of any Unit that by its terms must be fulfilled to the satisfaction of an Investor, the Administrative Agent may presume that such condition is satisfactory to such Investor unless the Administrative Agent shall have received notice to the contrary from such Investor prior to the purchase of such Unit.

Section 11.3 Administrative Agent as Investor.

To the extent it is also an Investor, the Administrative Agent has the same rights and powers under this Agreement in its capacity as Investor as any other Investor and may exercise such rights and powers as though it were not the Administrative Agent.  The Administrative Agent and its Affiliates may engage in any kind of business with, the Company Parties, any of their respective Subsidiaries, or any Person who may do business with or own securities of such Persons, all as if it were not the Administrative Agent and without any duty to account to the Investors.  The Holders hereby consent to Third Eye Capital Corporation serving as Administrative Agent pursuant to the Third Lien Mortgage and as Third Lien Agent as defined and provided in the Intercreditor Agreement, and Third Eye Capital Corporation shall be entitled to all of the benefits of this Article 11 in such capacities.

Section 11.4 Investor Credit Decisions.

Each Investor acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Investor or any of their Related Parties and based on such documents and information as it has been deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Investor also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Investor or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Unit Purchase Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.5 Indemnification.

Each Investor shall indemnify and save the Administrative Agent harmless (to the extent not otherwise reimbursed by the Company) rateably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment or redemption of the Notes) as a result of, or arising out of, the Unit Purchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing provided that no Investor shall be liable for any part of such loss resulting from the gross negligence or wilful misconduct of the Administrative Agent in its capacity as agent as determined by a court of competent jurisdiction on a final and non-appealable basis.  Without limiting the foregoing, each Investor shall reimburse the Administrative Agent upon demand for its rateable share of any out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Unit Purchase Documents (to the extent not otherwise reimbursed by the Company). The agreements in this Section 11.5 shall survive the payment of the Notes and all other amounts payable hereunder.

Section 11.6 Liability of the Investors inter se.

Each of the Investors agrees with each of the other Investors that, except as otherwise expressly provided in this Agreement, none of the Investors has or shall have any duty or obligation, or shall in any way be liable, to any of the other Investors in respect of the Unit Purchase Documents or any action taken or omitted to be taken in connection with them.

Section 11.7 Successor Administrative Agents.

The Administrative Agent may resign at any time by giving written notice to the Investors and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent.  Upon notice of any resignation, the Required Holders have the right to appoint a successor Administrative Agent who, provided no Default or Event of Default has occurred and is continuing, shall be acceptable to the Company, acting reasonably.  If no successor Administrative Agent is appointed or has accepted the appointment within thirty days after the retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Investors, appoint a successor Administrative Agent, which may be an Investor.  Upon the acceptance of the appointment by a successor Administrative Agent, the successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation, the provisions of this Article 11  shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

ARTICLE 12
NOTICES

Section 12.1Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or for purposes of Section 9.1, by electronic mail. Such notices, demands and other communications shall be sent to the Administrative Agent or the Investors and to the Parent or the Company at the address indicated below:

To the Parent or the Company:
USA Synthetic Fuel Corporation
312 Walnut Street, Suite 1600
Cincinnati, OH 45202
Attention:	Mr. Harry H. Graves, Chairman
Telephone:	513-762-7870
Email:	hhgraves@usafc.com
To the Administrative Agent or Investors:
Third Eye Capital Corporation
Brookfield Place, TD Canada Trust Tower
161 Bay Street, Suite 3930
Toronto, ON M5J 2S1
Attention:	Mr. Algis Vaitonis, Head of Portfolio Operations
Telephone:	416-601-2270
Email:	algis@thirdeyecapital.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Such notice shall be deemed to have been given on the date of such delivery if such date is a Business Day and the delivery was made during normal business hours, otherwise it shall be deemed to have been given on the next Business Day following such delivery.

ARTICLE 13
MISCELLANEOUS

Section 13.1 Call Right.

Notwithstanding any provision of Article 8, the Parent shall have the right, at any time prior to a Holder exercising its right to (i) convert the Notes, or (ii) exercise the Warrants, as the case may be, in whole or in part, to purchase the Notes and the Warrants comprising the Units from the Holder for a price equal to $10.00 per Unit, subject to adjustment, by providing written notice to the Holders of not less than ten (10) days prior to the Parent exercising such right which notice shall set out the proposed date of purchase and the proposed purchase price for such Units. The Company and/or the Parent shall pay for such Units by wire transfer of immediately available funds to the account of the Holder as directed by the Holder.

Section 13.2 Counterparts and Facsimile.

This Agreement may be executed in counterparts and by facsimile or other electronic transmission (including by electronic mail) of an authorized signature and each such counterpart shall be deemed to form part of one and the same document.

Section 13.3 Language of Agreement.

The Parties agree that the English language shall be the sole language governing the interpretation of the terms and conditions of this Agreement.

Section 13.4 No Strict Construction.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.5 Complete Agreement.

This Agreement, the other Unit Purchase Documents and those documents expressly referred to herein and other documents of even date herewith, embody the complete agreement and understanding among the Parties and supersede any prior agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 13.6 Pre-Emptive Right.

(1)	Any issuance of Common Shares or other equity securities of the Parent is subject to this Section 13.6 other than:

(a)	as the Investors may otherwise unanimously agree in writing;

(b)	the conversion of the Notes in accordance with this Agreement;

(c)	upon the exercise of outstanding options or warrants of the Parent;

(d)	as consideration for a Permitted Acquisition; or

(e)	in connection with a firm commitment underwritten public offering by the Parent.

(2)
The Company or Parent must give notice (an "Offering Notice") to the Investors each time an offering of Common Shares or other equity securities of the Parent is subject to this Section 13.6. The Offering Notice must specify the terms and conditions of the offering, including: (a) the total number of Common Shares or other securities of the Parent which are being offered (the "New Securities"); (b) the rights, privileges, restrictions, terms and conditions of the New Securities; (c) the consideration for each New Security; and (d) the closing date of the offering (which date may not be earlier than 30 days from the date the Offering Notice is delivered).

(3)
Each Investor entitled to receive an Offering Notice pursuant to Section 13.6(2) may subscribe for its Proportionate Interest of the New Securities by delivering an irrevocable and unconditional subscription notice to the Administrative Agent (the "Subscription Notice") within 15 days from the date the Offering Notice is delivered to such Investor (the "Offer Period").

(4)
If an Investor fails to deliver a Subscription Notice within the Offer Period, then any right of the Investor to subscribe for any of the New Securities is extinguished. In such case, during the 90 day period following the expiry of the Offer Period, the Parent is entitled to allot and issue the New Securities to any other Persons. Any such allotment and issuance must be at the same or higher price and otherwise on the same terms and conditions as contained in the Offering Notice. If any of the New Securities are not issued within the 90 day period, the Parent must, before allotting and issuing them to any Person, again comply with this Section 13.6.

(5)
Each Investor who has subscribed for New Securities will be allotted and will purchase that Investors’ Proportionate Interest of the New Securities. Where a Investors’ pro rata interest results in a fraction of a New Security being allotted to an Investor, the number or amount of New Securities allotted to that Investor will be increased or decreased, with 0.5 of a New Security being increased, to the nearest whole number of New Securities.

(6)
If the Offered Securities are allotted to Investors under Section 13.6(5) the Parent will accept the subscriptions for their allotted number of New Securities by immediately notifying each Investor who subscribed for New Securities of the number of New Securities allotted to that Investor. Subject to Section 13.6(7), once accepted, each Subscription Notice constitutes a binding agreement by the Investor to subscribe for and purchase or advance, and by the Parent to issue and sell to that Investor, on the terms and conditions contained in the Offering Notice, the number of New Securities allotted to the Investor.

(7)
The obligation of the Parent to issue any New Securities to an Investor is subject to and conditional on the issuance of such securities being exempt from all registration and prospectus requirements under applicable securities laws.

(8)	The Investors’ pre-emptive rights under this Article 13 will terminate upon the closing of an underwritten public offering by the Parent.

Section 13.7 Indemnification.

(1)
The Parent and the Company shall pay (i) all expenses incurred by the Administrative Agent and the Investors, including the fees, charges and disbursements of counsel (including local counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Unit Purchase Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all expenses incurred by the Investor and the Administrative Agent, including the fees, charges and disbursements of counsel (including local counsel), in connection with the enforcement or protection of their rights in connection with this Agreement and the other Unit Purchase Documents, including their rights under this Section 13.6, or in connection with the Units issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Units.

(2)
The Parent and the Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Investor, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of:

(a)
the execution or delivery of this Agreement, any other Unit Purchase Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the Parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby;

(b)	any Unit or the use or proposed use of the proceeds therefrom;

(c)
the presence of Contaminants in, on, at, under or about, or the discharge or likely discharge of Contaminants from, any of the properties comprised in the Collateral or any of the properties now or previously used or occupied by the Company Parties, any of their respective Subsidiaries or any of the other Obligors, or the breach by or non-compliance with any Environmental Law by any mortgagor, owner or lessee of such properties, or any liability imposed pursuant to Environmental Law or relating to the existence of Contaminants on, under or about the properties comprised in the Collateral and related in any way to the Company Parties or any of their respective Subsidiaries; or

(d)
any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Unit Purchase Document, if the Obligor has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction.

(3)
To the fullest extent permitted by Applicable Law, neither the Parent nor any of the other Company Parties shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Unit Purchase Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Units or the use of the proceeds thereof.

(4)
All amounts due under this Section 13.6 shall be payable promptly after demand therefor.  A certificate of the Administrative Agent or an Investor setting forth the amount or amounts owing to such Administrative Agent, Investor or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Company shall be conclusive absent manifest error.

(5)
The provisions of this Section 13.6 shall survive the termination of this Agreement and the redemption of all Notes.  To the extent required by law to give full effect to the rights of the Indemnitees under this Section 13.6, the Parties hereto agree and acknowledge that the Administrative Agent and each Investor is acting as agent for its respective Related Parties and agrees to hold and enforce such rights on behalf of such Related Parties as they may direct.  Each of the Parent and the Company acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Investors, the Administrative Agent or any other Indemnitee in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 13.8   Acknowledgments.

Each of the Parent and the Company hereby acknowledges that:

(1)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and other Unit Purchase Documents;

(2)
neither Administrative Agent nor any Investor shall have any fiduciary relationship with or duty to the Parent or the Company arising out of or in connection with this Agreement or any of the other Unit Purchase Documents, and the relationship between Administrative Agent and Investors, on one hand, and the Parent or the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(3)	no joint venture is created hereby or by the other Unit Purchase Documents or otherwise exists by virtue of the transactions contemplated hereby.

Section 13.9Attorney.

Each of the Company and the Parent hereby irrevocably constitutes and appoints the Administrative Agent (and any officer or agent thereof) as its true and lawful attorney with power to, upon the occurrence of an Event of Default, in the place of the Company and the Parent and in its name with full power of substitution, for the purpose of carrying out the terms of this Agreement and the other Unit Purchase Documents, to take any action and to execute documents and instruments which may be necessary or desirable to accomplish the purposes of such agreements.  This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, bankruptcy, dissolution, winding up, insolvency of the Company or the Parent.  This power of attorney extends to and is binding upon the successors and permitted assigns of each of the Company and the Parent.  The Administrative Agent shall not be liable to the Company or the Parent for any action taken by the Administrative Agent or its designee under such power of attorney, except to the extent that such action was taken by the Administrative Agent in bad faith or with gross negligence or wilful misconduct. This power of attorney shall terminate without further writing upon the payment in full of the Notes.

Section 13.10 Amendments and Waivers.

Except as otherwise expressly provided herein, the provisions of this Agreement and the Notes and the Warrants that comprise the Units may be amended or waived and the Parent and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Parent and the Company has executed a written copy of such amendment and has obtained the written consent of the Administrative Agent which shall be binding on the Investors; provided that no such action shall, without the prior written consent of all of the Holders, (i) change the rate at which or the manner in which interest accrues on the Notes or the time at which such interest becomes payable, (ii) terminate or release all or substantially all of the Security, (iii) change the definition of Required Holders, (iv) change any provision relating to the scheduled payments or prepayments of principal on the Notes, or (v) alter the rights of the Investors with respect to the conversion of the Notes or the exercise of the Warrants. No other course of dealing with the Parent or the Company or any delay in exercising any rights hereunder or under the Unit, or otherwise shall operate as a waiver of any rights of any such Holders.

Section 13.11 Successors and Assigns.

(1)
This Agreement shall become effective when executed by the Parent, the Company, the Administrative Agent and each Holder and after that time shall be binding upon and inure to the benefit of the Parent, the Company, the Administrative Agent, and the Holders and their respective successors and permitted assigns.

(2)
Neither the Parent nor the Company shall have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of all the Holders, which consent may be arbitrarily withheld.

(3)
A Holder may grant participations in all or any part of its interest in the Notes or the Warrants that comprise the Units to one or more Persons (each a "Participant").  The Holder granting a participation to one or more Persons shall, unless otherwise expressly provided in this Agreement, act on behalf of all of its Participants in all dealings with the Company or the Parent, as applicable, in respect of the Notes or the Warrants and no Participant shall have any voting or consent rights with respect to any matter requiring the Holders’ consent.  A Holder may also with the prior written consent of the Administrative Agent assign or transfer all or any part of its interest in the Notes or Warrants to a transferee in compliance with Article 3.

(4)
The Company and the Parent shall assist the Administrative Agent and any Holder to transfer its Notes or Warrants that comprise the Units or to sell participations under this Section 13.11 in whatever manner reasonably necessary in order to enable or effect such transfer or participation including providing such certificates, acknowledgments and further assurances in respect of this Agreement and the Notes or the Warrants, as applicable, as such Holder may reasonably require in connection with transfer or any participation pursuant to this Section 13.11.

(5)
Any Holder may at any time pledge or grant a security interest in all or a portion of its rights under this Agreement to secure obligations of such Holder provided that no such pledge or security shall release such Holder from any of its obligations hereunder or substitute any such pledge for such Holder as a Party hereto.

(6)
Any transfer or any grant of participation pursuant to this Section 13.11 will not constitute a repayment by the Company to the transferring or granting Investor, nor a new purchase of Units by the Holder, transferee or Participant, as the case may be, and the Parties acknowledge that the Company’s obligations with respect to any such Units will continue and will not constitute new obligations.

Section 13.12 Waiver of Right to Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING WITH RESPECT TO ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO (A) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO THE FINANCING DOCUMENTS TO ENTER INTO A BUSINESS RELATIONSHIP, THAT THE PARTIES TO THE FINANCING DOCUMENTS HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO SAME AND THE TRANSACTIONS THAT ARE THE SUBJECT THEREOF, AND THAT THEY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (B) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS, EXTENSIONS, RENEWALS AND/OR REPLACEMENTS OF THIS AGREEMENT.

Section 13.13 Waiver and Acknowledgement.

The Parties waive any rights and remedies relating to applicable usury or similar laws now or hereafter enacted in respect of the Financing Documents and acknowledge and agree that the obligations of the Parties pursuant to or in connection with the Financing Documents shall continue to be enforceable obligations of the Parties, irrespective of any such claims by any Person that payments made in connection with the Financing Documents are in an amount or calculated at a rate which would be prohibited by law, would result in a receipt by the Administrative Agent or by the Investors of interest at a criminal rate or are otherwise excessive, unconscionable, coercive, oppressive or punitive in any manner whatsoever.

Section 13.14 Announcements.

The Administrative Agent shall have the right to review and approve any public announcement or public filing made after the date hereof relating to any of the transactions contemplated hereby or relating to the Administrative Agent or its Affiliates, as the case may be, before any such announcement or filing is made (such approval not be unreasonably withheld or delayed).

Section 13.15 Maximum Rate of Interest.

This Notes are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the Note Indebtedness evidenced thereby or otherwise, shall the amount paid or agreed to be paid to the Investor for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the State of Ohio. If, from any circumstances whatsoever, fulfillment of any provision of the Notes shall, at the time performance of such provisions are due, be deemed to be a payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances, the Investor shall ever receive an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and by the Notes and not to the payment of interest.

Section 13.16 Judgment Currency.

(1)
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Secured Party in any currency (the "Original Currency") into another currency (the "Other Currency"), the Parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Secured Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(2)
The obligations of the Parent and the Company in respect of any sum due in the Original Currency from it to a Secured Party under any of the Unit Purchase Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in the Other Currency, such Secured Party may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Secured Party in the Original Currency, each of the Parent and the Company agrees, as a separate obligation and notwithstanding the judgment, to indemnify such Secured Party against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to such Secured Party in the Original Currency, such Secured Party shall remit such excess to the Company.

Section 13.17 Interest on Amounts.

Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Parent or the Company to the Administrative Agent and to any of the Investors, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the interest rate applicable at such time to the Notes.

Section 13.18 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain unamended and in full force and effect.

Section 13.19Survival.

All representations and warranties made hereunder and in any other Unit Purchase Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Holder, regardless of any investigation made by the Administrative Agent or any Holder or on their behalf and notwithstanding that the Administrative Agent or any Holder may have had notice or knowledge of any Default or Event of Default at the time of any purchase of a Unit, and shall continue in full force and effect as long as any Note or Warrant that comprises the Unit or any other Note Indebtedness shall remain unpaid or outstanding, as applicable.

Section 13.20 Confidentiality.

Each of the Administrative Agent and the Investors agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Directors, officers, employees and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other Party to this Agreement or any other Unit Purchase Document, (v) in connection with the exercise of any remedies hereunder or under any other Unit Purchase Document or any suit, action or proceeding relating to this Agreement or any other Unit Purchase Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, (vii) with the consent of the Company, or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, or (2) becomes available to the Administrative Agent or any Investor on a non-confidential basis from a source other than the Company. For the purposes of this Section 13.20, "Information" means all information received from any Company Party relating to the Company Parties and their businesses, other than any such information that is available to the Administrative Agent or any Investor on a non-confidential basis prior to disclosure by a Company Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.21 Patriot Act.

Each Investor that is subject to the United States PATRIOT Act and the Administrative Agent (to the extent that it is subject to the United States PATRIOT Act), for itself and not on behalf of any Investor, hereby notifies the Company Parties that, pursuant to the requirements of the United States PATRIOT Act, it is required to obtain, verify and record information that identifies the Company Parties, which information includes the name and address of each Company Party and other information that will allow such Investor or the Administrative Agent, as applicable, to identify each Company Party in accordance with the United States PATRIOT Act.  The Company Parties shall, promptly following a request by the Administrative Agent or any Investor, provide all documentation and other information that the Administrative Agent or such Investor requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money-laundering rules and regulations, including the United States PATRIOT Act.

(Signature pages follow herewith)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

COMPANY:	LIMA ENERGY COMPANY

	By:	/s/ H. H. Graves
Name: H. H. Graves
Title: Chairman

PARENT:	USA SYNTHETIC FUEL CORPORATION

	By:	/s/ H. H. Graves
Name: H. H. Graves
Title: Chairman

ADMINISTRATIVE AGENT:	THIRD EYE CAPITAL CORPORATION
	By:	/s/ Arif N. Bhalwani

	By:	/s/ David G. Alexander

INVESTOR:	STRATIVE CAPITAL LTD.
	By:	/s/ Claude Church

By:

SIGNATURE PAGE
UNIT PURCHASE AGREEMENT

SCHEDULE "A"

FORM OF DIRECTORS’ RESOLUTION OF THE PARENT

USA SYNTHETIC FUEL CORPORATION

UNANIMOUS WRITTEN CONSENT IN LIEU OF
MEETING OF THE BOARD OF DIRECTORS

______________, 2012

The undersigned, being all of the members of the Board of Directors (the “Board”) of USA Synthetic Fuel Corporation, a Delaware corporation (the “Company”), in lieu of holding a meeting of the Board of Directors of the Company, do hereby waive notice of such meeting and take the following actions and adopt the following resolutions by their unanimous written consent:

WHEREAS, the Company has entered into a Commitment Letter for $35,000,000 in financing with Third Eye Capital Corporation to (i) acquire all of the coal resources, reserves and other mineral interests located in Fayette Township, Vigo County, Indiana that are currently owned by Global Energy, Inc., (ii) acquire real property and make other capital purchases associated with the construction of phase one of a two-phase project to build, own and operate synthetic fuel production facilities by the Company’s wholly-owned subsidiary, Lima Energy Company (“Lima”), (iii) repay outstanding indebtedness of the Company and for the Company’s and Lima’s working capital and general corporate purposes, and (iv) to pay costs associated with the financing (the “Financing”); and

WHEREAS, as part of the Financing, Lima will issue $5,000,000 principal amount of 4% Subordinated Secured Convertible Notes due on or about August 31, 2017 (the “Note”), which Note is convertible into shares of the common stock, par value $0.0001 per share, (“Common Shares”) of the Company at a conversion rate of $0.48 per Common Share and a Warrant issued by the Company granting the holder thereof the right to purchase up to 10,312,500 Common Shares at a price of $0.48 per Common Share (the “Warrant”), in an offering intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Regulation D of the Act; and

WHEREAS, it is deemed to be of a business benefit to, and in the best interests of, the Company and its stockholders for the Company to issue the Warrant as consideration for Lima receiving the proceeds of the Note, reserve the number of authorized and unissued Common Shares necessary to meet the conversion requirements of the Note and the exercise of the Warrant and to undertake certain other transactions in connection therewith;

Schedule "A"-1

•           The Offering

NOW, THEREFORE, BE IT RESOLVED, that the offer, sale and issuance by Lima and the Company of the Note and the Warrant, respectively, pursuant to the terms of the Purchase Agreement (as defined below) be and hereby are approved by this Board; and

•           The Purchase Agreement

BE IT FURTHER RESOLVED, that the form, terms and provisions of the Unit Purchase Agreement by and among Third Eye Capital Corporation, as Administrative Agent, the Company, Lima and the Investor(s) party thereto (the "Purchase Agreement"), providing for the purchase by the Investor(s) of the Note and the Warrant in a transaction not involving a public offering on the terms and conditions set forth therein, substantially in the form of the draft thereof presented to this Board, with such changes thereto as may be approved by a Proper Officer (as defined below), are hereby approved by this Board; and

BE IT FURTHER RESOLVED, that the President and Chief Executive Officer and the Chief Financial Officer of the Company and the Chairman of this Board of Directors (each, a "Proper Officer") be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver the Purchase Agreement with such modifications, amendments or changes therein as the Proper Officer executing the same may approve, such approval and the approval thereof by this Board, to be conclusively established by such execution and delivery; and

•           The Note

BE IT FURTHER RESOLVED, that the form, terms and provisions of the Note, in substantially the form presented to this Board of Directors, with such changes thereto as may be approved by a Proper Officer, be, and the same hereby is, approved and acceptable to the Company, including all terms and conditions set forth in such instrument with respect to the conversion of the Note into Common Shares, and the Proper Officers be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver the Note, with such modifications, amendments or changes therein as the Proper Officer executing the same may approve, such approval, and the approval thereof by this Board, to be conclusively established by such execution and delivery; and

BE IT FURTHER RESOLVED, that the issuance of Common Shares, upon conversion of the Note be, and it hereby is, approved; and that up to 10,312,500 Common Shares, plus such additional Common Shares as may be issuable pursuant to the anti-dilution provisions of the Note, be, and they hereby are, reserved for such purposes; and

BE IT FURTHER RESOLVED, that upon the conversion of the Note, the Proper Officers be, and each of them individually hereby is, authorized and directed to issue or cause to be issued appropriate stock certificates representing such Common Shares, and that when issued in accordance with the terms of the Note upon such conversion, such Common Shares will be validly issued, fully paid and non-assessable; and

Schedule "A"-2

BE IT FURTHER RESOLVED, that, for purposes of Section 157 the General Corporation Law of the State of Delaware, the acquisition by the Investor of the Common Shares issuable upon conversion of the Note is hereby approved by the Board; and

BE IT FURTHER RESOLVED, that the Company register for quotation with OTC Markets Inc. or apply to list on any national securities exchange on which the Common Shares of the Company are quoted or listed for trading (the "Securities Exchange") the Common Shares that are reserved for issuance upon the conversion of the Note, and the Proper Officers be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to prepare, or cause to be prepared, and file, or cause to be filed, such application, together with such other certificates and documents that may be necessary to comply with the requirements for listing; and

•           WARRANT

BE IT FURTHER RESOLVED, that the form, terms and provisions of the Warrant in the form presented to this Board, with such changes thereto as may be approved by a Proper Officer, be, and the same hereby is, approved and acceptable to the Company, including all terms and conditions set forth in such instrument with respect to the exercise of the Warrant into Common Shares, and the Proper Officers be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver the Warrant, with such modifications, amendments or changes therein as the Proper Officer executing the same may approve, such approval, and the approval thereof by this Board, to be conclusively established by such execution and delivery; and

BE IT FURTHER RESOLVED, that the issuance of Common Shares, upon exercise of the Warrant be, and it hereby is, approved; and that up to 10,312,500 Common Shares, plus such additional Common Shares as may be issuable pursuant to the anti-dilution provisions of the Warrant, be, and they hereby are, reserved for such purposes; and

BE IT FURTHER RESOLVED, that upon the exercise of the Warrant, the Proper Officers be, and each of them individually hereby is, authorized and directed to issue or cause to be issued appropriate stock certificates representing such Common Shares, and that when issued in accordance with the terms of the Warrant upon such conversion, such Common Shares will be validly issued, fully paid and non-assessable; and

BE IT FURTHER RESOLVED, that, for purposes of Section 157 the General Corporation Law of the State of Delaware, the acquisition by the Investor of the Common Shares issuable upon exercise of the Warrant is hereby approved by the Board; and

Schedule "A"-3

BE IT FURTHER RESOLVED, that the Company register for quotation OTC Markets Inc. or apply to list on any national securities exchange on which the Common Shares of the Company are quoted or listed for trading (the "SECURITIES EXCHANGE") the Common Shares that are reserved for issuance upon the exercise of the Warrant, and the Proper Officers be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to prepare, or cause to be prepared, and file, or cause to be filed, such application, together with such other certificates and documents that may be necessary to comply with the requirements for listing; and

•           Registration Rights

BE IT FURTHER RESOLVED, that the form, terms and provisions of the Registration Rights Agreement between the Company and the Investor (the "Registration Rights Agreement"), substantially in the form of the draft thereof presented to this Board, be and the same hereby is approved, and the Proper Officers be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver the Registration Rights Agreement, with such modifications, amendments or changes therein as the Proper Officer executing the same may approve, such approval, and the approval thereof by this Board, to be conclusively established by such execution and delivery; and

BE IT FURTHER RESOLVED, that the Proper Officers be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to prepare or cause to be prepared, to execute and to file or cause to be filed with the and Exchange Commission (the "Commission") a registration statement on Form S-3 or Form S-1, as applicable (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the resale of the Common Shares issuable upon conversion of the Note and/or the exercise of the Warrant pursuant to the terms and conditions of the Registration Rights Agreement; and

BE IT FURTHER RESOLVED, that the Proper Officers be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to prepare or cause to be prepared, to execute and to file or cause to be filed with the Commission such further amendments or supplements to the Registration Statement as such Proper Officer may deem necessary or desirable or as may be required by the Commission, each such amendment or supplement to be in such form as the Proper Officer executing the same on the Company's behalf shall approve, as conclusively evidenced by such officer's execution thereof, and to do such other acts or things and execute such other documents as any of them may deem necessary or appropriate to cause the Registration Statement, as amended or supplemented, to comply with and to become effective under the Securities Act and the rules and regulations thereunder, and the actions of such officers in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the actions so taken; and

BE IT FURTHER RESOLVED, that each officer and director who may be required to sign and execute the Registration Statement, or any amendment or supplement thereto or document in connection therewith (whether on behalf of the Company, or as an officer or director of the Company, or otherwise), be, and each of them individually hereby is, authorized and empowered to execute a power of attorney appointing the Chief Executive Officer and the Chief Financial Officer his or her true and lawful attorneys each with power of substitution and resubstitution to sign in his or her name, place and stead in any and all such capacities the Registration Statement and any and all amendments or supplement thereto (including post-effective amendments) and documents in connection therewith, and to file the same with the Commission, each said attorney to have full power and authority to do and perform, in the name of and on behalf of each of said officers and directors of the Company who shall have executed such a power of attorney, every act whatsoever which such attorney may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Company might or could do in person; and

Schedule "A"-4

BE IT FURTHER RESOLVED, that the Chief Executive Officer of the Company be, and hereby is, designated to act on behalf of the Company as its agent for service for purposes of registering the resale of the Common Shares issuable upon conversion of the Note and/or the exercise of the Warrant pursuant to the Registration Statement, with the powers enumerated in Rule 478 under the Securities Act, pursuant to the provisions of the Securities Act and the rules and regulations thereunder; and

•           Blue Sky Filings

BE IT FURTHER RESOLVED, that the Proper Officers be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company, to take any and all actions which any of them may deem necessary or advisable in order to obtain a permit, register or qualify the Common Shares issuable upon conversion of the Note and/or the exercise of the Warrant for issuance and sale or to request an exemption from registration of the Common Shares issuable upon conversion of the Note and/or the exercise of the Warrant or to register or obtain a license for the Company as a dealer or broker under the securities laws of such of the states of the United States of America as the Proper Officers may deem advisable, and in connection with such permits, registrations, qualifications, exemptions and licenses, to execute, acknowledge, verify, deliver, file and publish all such applications, reports, issuer's covenants, resolutions, irrevocable consents to service of process, powers of attorney and other papers and instruments and pay all such fees and expenses as may be required under such laws, and to take any and all further action which they may deem necessary or advisable in order to maintain such registration in effect for as long as they deem to be in the best interests of the Company; and

BE IT FURTHER RESOLVED, that if any such jurisdiction in which any applications, statements or other instruments are filed requires a prescribed form of resolution or resolutions, such resolution(s) shall be deemed to have been, and each of them hereby is, expressly adopted and made a part of these resolutions as if such resolutions were expressly set forth herein, and that the Secretary of the Company be, and is, authorized, empowered and directed, in the name and on behalf of the Company, to certify the adoption of any and all such resolutions as though such resolutions were expressly set forth herein and adopted hereby; and

Schedule "A"-5

•           Ratification of Prior Actions

BE IT FURTHER RESOLVED, that any actions taken by any of the Proper Officers or by any employees or agents of the Company on or prior to the date on which the Board of Directors adopted the foregoing resolutions in connection with the transactions contemplated by these resolutions be, and they hereby are, ratified, confirmed and approved; and

•           General

BE IT FURTHER RESOLVED, that the Proper Officers of the Company be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company, to take all such further action, and to execute and deliver all such agreements, certificates, consents, instruments and documents and to prepare or cause to be prepared, execute and file or cause to be filed with any federal, state, local, foreign or other regulatory agencies any forms, reports, filings, applications or other documents, and to make all expenditures and incur all expenses which such Proper Officer, in his or her discretion deems necessary, desirable or appropriate to carry out fully the foregoing resolutions and the purposes and intents thereof, and the taking of any such action or the execution by a Proper Officer of any of the foregoing or the payment of any such expenditures in connection with the foregoing matters shall conclusively establish authority therefor from the Company and the approval and ratification by the Company of the actions so taken, agreements or other documents so executed, the expenses or expenditures so paid.

[Signature page follows]

Schedule "A"-6

IN WITNESS WHEREOF, the undersigned, being all of the members of the Board, have executed this Unanimous Written Consent as of the date first above written and direct that this Unanimous Written Consent of the Board be filed with the minutes of the proceedings of the Board.

Name:
Director

Name:
Director

Name:
Director:

Schedule "A"-7

SCHEDULE "B"

FORM OF SUBORDINATED SECURED CONVERTIBLE NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS, AND THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED ONLY: (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND ANY APPLICABLE FOREIGN SECURITIES LAWS; (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (I) RULE 144A, IF AVAILABLE TO HOLDER, (II) RULE 144, IF AVAILABLE TO HOLDER, OR (III) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AVAILABLE TO HOLDER AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (D) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE 1933 ACT AND QUALIFIED UNDER APPLICABLE STATE AND FOREIGN SECURITIES LAWS.

No. 001	LIMA ENERGY COMPANY	Principal Amount
	(existing under the laws of Ohio)	$5,000,000
4% SUBORDINATED SECURED CONVERTIBLE NOTE
DUE AUGUST 31, 2017

Date of Issue: ______________, 201_

FOR VALUE RECEIVED, the undersigned, LIMA ENERGY COMPANY, a corporation existing under the laws of Ohio (the "Company"), hereby unconditionally promises to pay to  STRATIVE CAPITAL LTD., a corporation existing under the laws of the Province of Ontario, Canada (the "Note Holder"), or its registered assigns, at the office of Third Eye Capital Corporation, Brookfield Place, TD Canada Trust Tower, 161 Bay Street, Suite 3930, Toronto, Ontario, Canada M5J 2S1 or at such other address as may be specified by the Note Holder, in lawful money of the United States of America and in immediately available funds, FIVE MILLION AND NO/100 DOLLARS ($5,000,000) in accordance with the Unit Purchase Agreement (as defined below).  The Company agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the interest rates and on the dates specified in the Unit Purchase Agreement, as well as the fees provided for therein.

This Note (the "Note"), is issued under the provisions of that certain Unit Purchase Agreement (as it may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time being herein referred to as the "Unit Purchase Agreement") dated as of September 24, 2012, inter alia, the Company, USA Synthetic Fuel Corporation, as the parent company of the Company, Third Eye Capital Corporation, as administrative agent, and the Note Holder.  Unless otherwise defined herein, terms defined in the Unit Purchase Agreement and used herein shall have the meanings given to them in the Unit Purchase Agreement. A copy of the Unit Purchase Agreement is available for inspection at the offices of the Company.  All references to "dollars" and "$" in this Note are to lawful money of the United States of America.

Schedule "B"-1

This Note is subject to the provisions of the Unit Purchase Agreement and is subject to mandatory prepayment in whole or in part as provided in the Unit Purchase Agreement and the other Unit Purchase Documents.  Reference is hereby made to the Unit Purchase Documents for a description of the properties and assets in which a Lien has been granted, the nature and extent of the security, the terms and conditions upon which the Liens were granted and the rights of the Note Holder in respect thereof.

Upon and subject to the provisions and conditions of the Unit Purchase Agreement the Note Holder shall have the right, at its option, at any time after the date hereof and prior to the close of business on the Business Day immediately preceding the day fixed for the redemption of the Note, to convert a portion or all of the Note held by such Note Holder into fully paid and non-assessable Common Shares of USA Synthetic Fuel Corporation on the terms set forth in the Unit Purchase Agreement on the Date of Conversion and subject to adjustment as set out in the Unit Purchase Agreement.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Unit Purchase Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

This Note is a direct obligation of the Company and is secured by a lien on and security interest in the Collateral ranking second in priority only to the Non-Convertible Noteholders and subject only to the Permitted Liens which rank by Applicable Law in priority.  The Unit Purchase Agreement contains restrictions on the right of the Company to incur any additional indebtedness which is not Permitted Indebtedness, and to create, incur, assume or suffer to exist, Liens that are not Permitted Liens.

This Note and the rights and obligations evidenced hereby are subject to the terms and conditions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Note, the terms of the Intercreditor Agreement shall control.

This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Note Holder for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of this Note shall, at the time performance of such provisions are due, be deemed to be a payment of interest in excess of that authorized by applicable law, the obligation to be fulfilled shall be reduced to the limit so authorized by such law, and if, from any circumstances, the Note Holder shall ever receive an amount which would exceed the highest lawful rate permissible under applicable law, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest.

This Note may only be transferred upon compliance with the conditions prescribed in the Unit Purchase Agreement, on the Register kept at the Registered and Records Office of the Company by the registered holder hereof or his executors or administrators or other legal representatives or the holder’s

Schedule "B"-2

attorney-in-fact, duly appointed by an instrument received by the Company.  For greater certainty, no consent of the Company is required for the transfer of the Note (or any principal amount thereof).

The Unit Purchase Agreement is and this Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.

[Signature Page Follows]

Schedule "B"-3

IN WITNESS WHEREOF, LIMA ENERGY COMPANY has caused this Note to be signed by its duly authorized Senior Officer as of the ● day of [●], 201__.

LIMA ENERGY COMPANY
By:
Name: ●
Title: ●

IN WITNESS WHEREOF, USA SYNTHETIC FUEL CORPORATION, in its capacity as the holder of all the issued and outstanding capital stock of Lima Energy Company and as the party required to issue Common Shares upon conversion of this Note pursuant to the terms of the Unit Purchase Agreement and this Note, has caused this Note to be signed by its duly authorized Senior Officer as of the ● day of [●], 201__.

USA SYNTHETIC FUEL CORPORATION
By:
Name: ●
Title: ●

Schedule "B"-4

FORM OF TRANSFER

TO:           LIMA ENERGY COMPANY (the "Company")

FOR VALUE RECEIVED, the undersigned hereby assign(s) and transfers unto: ________________________ $____________ principal amount of Note No. ________ (the "Note") of the Company and hereby irrevocably constitutes and appoints ________________________________, attorney-in-fact to transfer the said aggregate principal amount thereof on the books of the Company with full power of substitution in the premises.  The Note is issued pursuant to and under a Unit Purchase Agreement dated as of September 24, 2012 (as it may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time being herein referred to as the "Unit Purchase Agreement") among Lima Energy Company, USA Synthetic Fuel Corporation, Third Eye Capital Corporation, as administrative agent, and the investors from time to time party thereto.

The undersigned hereby certifies that the transfer of these securities is not being made to, or, for the account or benefit of, and the offer of these securities was not made to, or, for the account or benefit of, and the person named above is not, and is not acting for the account or benefit of, a person in the "United States" or a "U.S. person" (as such terms are defined in Regulation S under the U.S. Securities Act) unless such transfer is exempt from registration under the U.S. Securities Act and all applicable state and foreign securities laws.

Date:           __________________________

Signature of Transferor	Name of Guarantor	Signature of Guarantor

Instructions: If the Note being transferred includes a legend restricting the transfer of such Note pursuant to the U. S. Securities Act and applicable state or foreign securities laws, the Form of Transfer must be accompanied by either (a) a properly completed and executed declaration to the Company to the effect that the transfer is being made outside the United States pursuant to Rule 904 of Regulation S under the U. S. Securities Act, or (b) a written opinion of counsel or other evidence reasonably satisfactory to the Company to the effect that the transfer is exempt from the registration requirements of the U S. Securities Act and all applicable state and foreign securities laws.

The Administrative Agent hereby consents to the assignment and transfer described above.

THIRD EYE CAPITAL CORPORATION, as Administrative Agent
By:
Name: ●
Title: ●

Schedule "B"-5

SCHEDULE "C"

FORM OF WARRANT

WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED ONLY: (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S PROMULGATED UNDER THE 1933 ACT AND ANY APPLICABLE FOREIGN SECURITIES LAWS; (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (I) RULE 144A, IF AVAILABLE TO THE HOLDER, (II) RULE 144, IF AVAILABLE TO THE HOLDER, OR (III) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AVAILABLE TO HOLDER, AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL ACCEPTABLE TO THE COMPANY, OR (D) PURSUANT TO A REGISTRATION STATEMENT COVERING SUCH SECURITIES THAT IS EFFECTIVE UNDER THE 1933 ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAWS.

Warrant Certificate No.: 001

Original Issue Date: September 24, 2012

FOR VALUE RECEIVED, USA SYNTHETIC FUEL CORPORATION, a Delaware corporation (the "Company"), hereby certifies that STRATIVE CAPITAL LTD., a Province of Ontario corporation, or its registered assigns (the "Holder"), is entitled to purchase from the Company Ten Million Three Hundred Twelve Thousand Five Hundred (10,312,500) duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (as defined herein) at a purchase price per share of $0.48 (subject to adjustment as provided herein, the "Exercise Price"), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used in this Warrant are defined in Section 1 hereof.

This Warrant has been issued pursuant to the terms of that certain Unit Purchase Agreement dated September 24, 2012 by and among the Company, Lima Energy Company, a wholly-owned subsidiary of the Company, Third Eye Capital Corporation, as Administrative Agent, and the Holder (the "Purchase Agreement").

1.           Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

"Aggregate Exercise Price" means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3   hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.

Schedule "C" - 1

"Board" means the board of directors of the Company.

"Business Day" means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the cities of New York, New York and Toronto, Ontario are authorized or obligated by law or executive order to close.

"Common Stock" means the common stock, par value $0.0001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

"Common Stock Deemed Outstanding" means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time, in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

"Company" has the meaning set forth in the preamble.

"Convertible Securities" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, including the 4% Subordinated Secured Convertible Note due August 31, 2017 in the principal amount of US$5,000,000 issued pursuant to the Purchase Agreement, but excluding Options, issued by the Company on or prior to the date of this Warrant.

"Deadline" has the meaning set forth in Section 3(c)(i).

"Excluded Issuances" means any issuance or sale (or deemed issuance or sale in accordance with Section 4(d)) by the Company after the Original Issue Date of: (a) shares of Common Stock issued upon the exercise of this Warrant and the other warrants, if any, issuable pursuant to the Purchase Agreement; (b) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of Options issued to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case issued pursuant to a compensation plan of the Company adopted by the Board (and approved by the Administrative Agent in accordance with the terms of the Purchase Agreement); or (c) shares of Common Stock issued pursuant to the conversion right in the Convertible Promissory Note payable to Asher Enterprises, Inc. dated November 16, 2011.

"Exercise Date" means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Eastern Standard Time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Notice, the Warrant and the Aggregate Exercise Price.

"Exercise Notice" has the meaning set forth in Section 3(a)(i).

"Exercise Period" has the meaning set forth in Section 2.

"Exercise Price" has the meaning set forth in the preamble.

Schedule "C" - 2

"Fair Market Value" means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on the National Securities Exchange on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a National Securities Exchange, the closing sales price of the Common Stock as quoted on the OTCBB, the OTCQB, the Pink Sheets or a similar alternative trading system or association on which the Common Stock is quoted for such day; or (d) if there have been no sales of the Common Stock on the OTCBB, the OTCQB, the Pink Sheets or similar alternative trading system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on such quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined; provided, that if the Common Stock is listed on a National Securities Exchange, the term "Business Day" as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on a National Securities Exchange or quoted on the OTCBB, the OTCQB, the Pink Sheets or similar alternative trading system or association, the "Fair Market Value" of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder.

"Holder" has the meaning set forth in the preamble.

"Options" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities issued by the Company on or prior to the date of this Warrant.

"Original Issue Date" means September 24, 2012, the date on which the Warrant was issued by the Company pursuant to the Purchase Agreement.

"National Securities Exchange" means a national securities exchange registered with the SEC pursuant to Section 6(a) of the Exchange Act of 1934, as amended, including The New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc. and the American Stock Exchange LLC.

"OTCBB" means the alternative trading system known as the OTC Bulletin Board owned and operated by the Financial Industry Regulatory Authority, Inc. and registered with the SEC.

"OTCQB" means the alternative trading system operated by OTC Markets Group Inc. for companies that are current in their reporting with the SEC.

"Person" means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

"Pink Sheets" means the alternative trading system owned and operated by OTC Markets Group Inc.

"Purchase Agreement" has the meaning set forth in the preamble.

"Purchase Rights" has the meaning set forth in Section 5.

"SEC" means the United States Securities and Exchange Commission or any successor entity created by federal statute.

Schedule "C" - 3

"Securities Act" has the meaning set forth in Section 10(a).

"Warrant" means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

"Warrant Shares" means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.           Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., Toronto, Ontario time, on the tenth (10th) anniversary of the Original Issue Date or, if such day is not a Business Day, on the next preceding Business Day (the "Exercise Period"), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

3.           Exercise of Warrant.

(a)           Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i)           surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Notice in substantially the form attached hereto as Exhibit A (each, an "Exercise Notice"), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)           payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)           Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:

(i)           by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii)           by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price;

(iii)           by surrendering to the Company (x) Warrant Shares previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price and/or (y) other securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred stock shall be the liquidation value thereof plus accumulated and unpaid dividends and in the case of shares of Common Stock shall be the Fair Market Value thereof); or

Schedule "C" - 4

(iv)           any combination of the foregoing.

In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to clause (ii), (iii) or (iv) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Common Stock, the Fair Market Value per Warrant Share as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with clause (iii)(y) above.

(c)           Delivery of Stock Certificates.

(i)           Physical Certificates. Upon receipt by the Company of the Exercise Notice, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter (the "Deadline"), execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(c)(iii) hereof. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder or, subject to compliance with Section 7   below, such other Person's name as shall be designated in the Exercise Notice. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(ii)           By Electronic Transfer. In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise, provided the Company is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the exercise procedures set forth in Section 3(a) and in this Section 3(c)(ii), the Company shall use its best efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Holder by crediting the brokerage account of the Holder, as designated in writing by the Holder to the Company, with DTC through its Deposit Withdrawal Agent Commission system.

(iii)           Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(d)           Obligation of Company to Deliver Warrant Shares. Upon receipt by the Company of an Exercise Notice, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such exercise and the Company’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any Person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such exercise.

Schedule "C" - 5

(e)           Failure to Deliver Warrant Shares Prior to Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon exercise of this Warrant is not delivered by the Deadline the Company shall pay to the Holder $5,000 per day in cash for each day beyond the Deadline that the Company fails to deliver such Common Stock. Such cash amount shall be paid to the Holder by the fifth (5th) day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Company by the first day of the month following the month in which it has accrued), shall be converted to shares of Common Stock determined by dividing the total accrued amount by the Exercise Price. The Company agrees that the right to exercise is a valuable right to the Holder. The damages resulting from a failure to exercise this Warrant, an attempt to frustrate the exercise of this Warrant or interference with such exercise right are difficult if not impossible to quantify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 3(e) is justified.

(f)           Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(g)           Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, covenants and agrees:

(i)           This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)           All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any pre-emptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii)           The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any National Securities Exchange or any alternative trading system or association upon which shares of Common Stock or other securities constituting Warrant Shares may be listed or quoted for trading at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv)           The Company shall use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any National Securities Exchange or alternative trading system or association upon which shares of Common Stock or other securities constituting Warrant Shares are listed or quoted for trading at the time of such exercise.

(v)           The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant and the transfer of this Warrant by the Holder pursuant to the terms of Section 7.

Schedule "C" - 6

(h)           Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(i)           Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant.

4.           Adjustment to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4.

(a)           Adjustment to Exercise Price Upon Issuance of Common Stock. Except as provided in Section 4(c) and except in the case of an event described in either Section 4(e) or Section 4(f), if the Company shall, at any time or from time to time after the Original Issue Date, issue or sell, or in accordance with Section 4(d) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(i)           the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(ii)           the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

(b)           Adjustment to Number of Warrant Shares Upon Adjustment to Exercise Price. Upon any and each adjustment of the Exercise Price as provided in Section 4(a), the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Shares equal to the quotient obtained by dividing:

(i)           the product of (A) the Exercise Price in effect immediately prior to any such adjustment multiplied by (B) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such adjustment; by

(ii)           the Exercise Price resulting from such adjustment.

Schedule "C" - 7

(c)           Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Excluded Issuance.

(d)           Effect of Certain Events on Adjustment to Exercise Price. For purposes of determining the adjusted Exercise Price under Section 4(a) hereof, the following shall be applicable:

(i)           Issuance of Options. If the Company shall, at any time or from time to time after the Original Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities or Common Stock issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4(d)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price under Section 4(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities into Common Stock, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 4(d)(iii), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)           Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Original Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4(d)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to Section 4(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 4(d)(iii), (A) no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 4(d).

Schedule "C" - 8

(iii)           Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 4(d)(i) or Section 4(d)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 4(d)(i) or Section 4(d)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 4(d)(i) or Section 4(d)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 4(d)(i) hereof or any Convertible Securities referred to in Section 4(d)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this Section 4 ) the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 4   had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced, and the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 4(b).

(iv)           Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 4 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 4 to the Exercise Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)           Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Original Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 4(d), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price (as reflected on any National Securities Exchange, the OTCBB, the Pink Sheets or a similar alternative trading system or association on which such security is listed or quoted, as the case may be) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Holder.

Schedule "C" - 9

(vi)           Record Date. For purposes of any adjustment to the Exercise Price or the number of Warrant Shares in accordance with this Section 4, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)           Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 4.

(viii)           Other Dividends and Distributions. Subject to the provisions of this Section 4(d), if the Company shall, at any time or from time to time after the Original Issue Date, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of shares of Common Stock, Options or Convertible Securities in respect of outstanding shares of Common Stock), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4   with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

(e)           Adjustment to Exercise Price and Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

Schedule "C" - 10

(f)           Adjustment to Exercise Price and Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company's assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder's rights under this Warrant to insure that the provisions of this Section 4 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(f), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2   instead of giving effect to the provisions contained in this Section 4(f) with respect to this Warrant.

(g)           Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(g) shall increase the Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4.

Schedule "C" - 11

(h)           Certificate as to Adjustment.

(i)           As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)           As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than two (2) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(i)           Notices. In the event:

(i)           that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)           of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person; or

(iii)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder, on the same date as such notice is sent to shareholders of the Company, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to this Warrant and the Warrant Shares.

5.           Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Company grants, issues or sells any shares of Common Stock, Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "Purchase Rights"), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. Anything herein to the contrary notwithstanding, the Holder shall not be entitled to the Purchase Rights granted herein with respect to any Excluded Issuance.

Schedule "C" - 12

6.           Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein (including Section 4(d)(viii)), prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7.           Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

8.           Replacement on Loss; Division and Combination.

(a)           Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)           Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

Schedule "C" - 13

9.              No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

10.           Compliance with the Securities Act.

(a)           Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the "Securities Act"). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

"THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED ONLY: (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S PROMULGATED UNDER THE 1933 ACT AND ANY APPLICABLE FOREIGN SECURITIES LAWS; (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (I) RULE 144A, IF AVAILABLE TO THE HOLDER, (II) RULE 144, IF AVAILABLE TO THE HOLDER, OR (III) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AVAILABLE TO HOLDER, AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL ACCEPTABLE TO THE COMPANY, OR (D) PURSUANT TO A REGISTRATION STATEMENT COVERING SUCH SECURITIES THAT IS EFFECTIVE UNDER THE 1933 ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAWS."

(b)           Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i)           The Holder is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

Schedule "C" - 14

(ii)           The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)           The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

11.           Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

12.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:	USA SYNTHETIC FUEL CORPORATION 312 Walnut Street Suite 1600 Cincinnati, Ohio 45202 Facsimile: 513-621-5947 E-mail: scvick@usasfc.com Attention: Chief Executive Officer

Schedule "C" - 15

with a copy to:	THOMPSON HINE LLP 312 Walnut Street Suite 1400 Cincinnati, Ohio 45202 Facsimile: 513 241-4771 E-mail: john.cottingham@thompsonhine.com Attention: John D. Cottingham
If to the Holder:	STRATIVE CAPITAL LTD. First Canadian Place, 100 King Street West, Suite 5700 Toronto, Ontario, M5X 1C7 Canada Facsimile: E-mail: cchurch@strativecapital.com Attention: Claude M. Church, President
with a copy to:	Wilson Vukelich LLP 60 Columbia Way, Suite 710 Markam, Ontario L3R 0C9 Canada Facsimile: 905-940-8785 E-mail: hwhitten@wilsonvukelich.com Attention: Heather Whitten

13.           Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

14.           Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

15.           Entire Agreement. This Warrant, together with the Purchase Agreement and the Registration Rights Agreement of even date herewith by and between the Company and the Holder, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant, the Purchase Agreement and the Registration Rights Agreement with respect to the subject matter contained herein, the statements in the body of this Warrant shall control.

16.           Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

Schedule "C" - 16

17.           No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

18.           Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

19.           Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.           Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.           Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

22.           Submission to Jurisdiction. Each of the Company and the Holder irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Warrant or the transactions relating hereto, in any forum other than the courts of the State of Ohio sitting in Hamilton County, and of the United States District Court for the Southern District of Ohio, Western Division, and any appellate court from any thereof, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

23.           Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

24.           Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Schedule "C" - 17

25.           No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

 [SIGNATURE PAGE FOLLOWS]

Schedule "C" - 18

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

USA SYNTHETIC FUEL CORPORATION
By:
Name: Title:

Accepted and agreed,
STRATIVE CAPITAL LTD.
By:
Name: Title:

Schedule "C" - 19

Exhibit A

FORM OF EXERCISE NOTICE

To:  USA Synthetic Fuel Corporation (the "Company")

1.	The undersigned hereby:

☐           elects to purchase __________ shares of Warrant Stock (as defined in the Warrant) of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full; or

☐           elects to exercise its net issuance rights pursuant to the terms of the attached Warrant with respect to __________ shares Warrant Stock.

Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

(City, State)
The undersigned represents that the aforesaid shares being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Date)

(Signature)

Signature must be guaranteed by a commercial bank or trust company or a member firm of a major stock exchange if shares of Warrant Stock are to be issued, or securities are to be delivered, other than to or in the name of the registered holder of this Warrant.

NOTICE: Signature must correspond in all respects with the name as written upon the face of the Warrant in every particular without alteration or any change whatever.

Schedule "C" - 20

Exhibit B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the "Agreement"), effective as of [DATE] (the "Effective Date"), is by and between STRATIVE CAPITAL LTD., a duly organized Province of Ontario corporation ("Assignor"), and [ASSIGNEE NAME], a [STATE OF ORGANIZATION] [TYPE OF ENTITY] ("Assignee").

WHEREAS, Assignor is the holder of a Warrant to purchase common stock, par value $0.0001 per share (the "Common Stock") of USA Synthetic Fuel Corporation, a Delaware corporation, dated September 24, 2012 (the "Warrant Agreement") pursuant to which Assignor has the right to purchase 10,312,500 shares of the Common Stock; and

WHEREAS, Assignor desires to assign all of its rights, title and interests in, and Assignee has agreed to assume all of Assignor's duties and obligations under, the Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Warrant Agreement.

2.           Assignment and Assumption. Assignor hereby assigns, grants, conveys and transfers to Assignee [all of Assignor's right, title and interest in and to the Warrant Agreement] [the portion of Assignor's right, title and interest in and to the Warrant Agreement set forth in the accompanying Form of Exercise Notice]. Assignee hereby accepts such assignment and assumes all of Assignor’s duties and obligations under the Warrant Agreement and agrees to pay, perform and discharge, as and when due, all of the obligations of Assignor under the Warrant Agreement accruing on and after the Effective Date.

3.           Terms of the Warrant Agreement. The terms of the Warrant Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities set forth in the Warrant Agreement are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Warrant Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Warrant Agreement and the terms hereof, the terms of the Warrant Agreement shall govern.

4.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

5.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Schedule "C" - 21

6.           Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

STRATIVE CAPITAL LTD.

By:
Name:
Title:

[ASSIGNEE NAME]

By:
Name:
Title:

Schedule "C" - 22

SCHEDULE "D"

FORM OF COMPLIANCE CERTIFICATE

TO:
Third Eye Capital Corporation, as administrative agent for the Noteholders (as defined in the Note Purchase Agreement referred to and defined below) and as administrative agent for the Investors (as defined in the Unit Purchase Agreement referred to and defined below) (in such dual capacity, the "Agent")

AND TO	The Noteholders and Investors

The undersigned refers to (i) the Note Purchase Agreement dated as of September 24, 2012 (as amended, supplemented or restated from time to time, the "Note Purchase Agreement") among Lima Energy Company (together with its successors and permitted assigns, the "Company"), USA Synthetic Fuel Corporation (together with its successors and permitted assigns, the "Parent"), Third Eye Capital Corporation, as administrative agent, and the Noteholders; and (ii) the Unit Purchase Agreement dated as of September 24, 2012 (as amended, supplemented or restated from time to time, the "Unit Purchase Agreement") among the Company, the Parent, Third Eye Capital Corporation, as administrative agent, and the Investors.  Terms used herein and not defined have the meanings ascribed to them in the Note Purchase Agreement and the Unit Purchase Agreement, respectively.

I, the undersigned [insert title of Senior Officer] of the Parent, certify, without personal liability, to the Agent, the Noteholders and the Investors, that:

I have read the provisions of the Note Purchase Agreement and the Unit Purchase Agreement which are relevant to this certificate and have made such examinations or investigations as are necessary to enable me to express an informed opinion on the matters contained in this certificate.

1.	As at [date] (the "Determination Date"), the following calculations were true and correct:
(a)	Consolidated Current Assets to Consolidated Current Liabilities (Section 6.2(a)) (refer to Schedule I for details)
(b)	Free Cash Flow (Section 6.2(b)) (refer to Schedule II for details)1	$
(c)	Note Indebtedness (as defined in the Note Purchase Agreement) to Coal Asset Market Value (Section 6.2(c)(i)) (refer to Schedule III for details)2
(d)	Note Indebtedness (as defined in the Note Purchase Agreement) to Coal Distressed Value (Section 6.2(c)(ii)) (refer to Schedule III for details)2
(e)	Consolidated Unfunded Capital Expenditures (Section 6.2(d)) (refer to Schedule IV for details)	$
(f)	Minimum Cash Blocked Account (Section 6.2(e))	$

_______________________
1 Reporting to begin with the Fiscal Quarter ending September 30, 2014 and thereafter to be provided in connection with delivery of financial statements pursuant to Section 6.1(b) of the Note Purchase Agreement and the Unit Purchase Agreement.
2 Reporting to be provided in connection with delivery of financial statements pursuant to Section 6.1(a) and (b) of the Note Purchase Agreement and the Unit Purchase Agreement.

Schedule "D" - 1

2.	No Company Party has any Indebtedness other than Indebtedness permitted by the Note Purchase Agreement and the Unit Purchase Agreement.

3.	As at this date:
(a)
The Company has obtained or caused to be obtained, and continues to maintain in good standing, all licenses and certifications necessary or desirable in connection with the Lima Energy Project and the business of the Company;3

(b)	No Default or Event of Default has occurred and is continuing;

(c)	The Borrower is not in breach of any of the covenants, terms or conditions of the Note Purchase Agreement or the Unit Purchase Agreement;

(d)
The representations and warranties contained in Article 7 of the Note Purchase Agreement and the representations and warranties contained in Article 7 of the Unit Purchase Agreement were true and correct on the Determination Date as though made on such date, and are true and correct as though made on this date, in each case, except for any representation and warranty which is stated to be made only as of a certain date (and then as of such date);

(e)
The financial statements delivered pursuant to Section 6.1[(a)/(b)/(c)] of the Note Purchase Agreement and the Unit Purchase Agreement have been prepared in accordance with GAAP in effect on the date of such financial statements and each presents fairly and consistently the consolidated financial position of the Parent at the Determination Date and the consolidated results of the operations and changes in financial position of the Parent for the period covered by such statements.

_______________________
3 Required for certificate delivered in connection with financial statements delivered pursuant to Section 6.1(a) of the Note Purchase Agreement and Unit Purchase Agreement.

Schedule "D" - 2

DATED the ● day of ●, 20●.

[Senior Officer]

Schedule "D" - 3

SCHEDULE "E"

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of September 24, 2012, is made and entered into by and among USA SYNTHETIC FUEL CORPORATION, a corporation existing under the laws of the State of Delaware (the "Company"), STRATIVE CAPITAL, LTD., a corporation existing under the laws of the Province of Ontario, Canada, and each other Person who executes a joinder agreement in substantially the form of Exhibit A attached hereto (collectively, the "Investors" and each individually, an "Investor"). The Company and the Investors are collectively referred to in this Agreement as the "Parties" and individually as a "Party".

Recitals

WHEREAS, the Company and the Investor are parties to a Unit Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which the Investor is purchasing $5,000,000 of 4% subordinated secured convertible notes due August 31, 2017 of the Company (the "Convertible Notes") and a common stock purchase warrant (the "Warrant") granting the holders thereof the right to purchase an aggregate of 10,312,500 shares of Common Stock (as defined below) of the Company upon the terms and conditions set forth in the Warrant; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, the Parties desire to enter into this Agreement in order to grant certain registration rights to the Investors as set forth below.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the Parties agree as follows:

1.           Definitions.  As used herein, the following terms shall have the following meanings.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Board" means the board of directors of the Company (and any successor governing body of the Company or any successor of the Company).

Schedule "E" - 1

"Common Stock" means the common stock, par value $0.0001 per share, of the Company and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

"Company" has the meaning set forth in the preamble and includes the Company's successors by merger, acquisition, reorganization or otherwise.

"Convertible Notes" has the meaning set forth in the Recitals.

"Demand Registration" has the meaning set forth in Section 2(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

"Free Writing Prospectus" means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

"Holdback Period" has the meaning set forth in Section 4(a).

"Investors" has the meaning set forth in the preamble.

"Long-Form Registration" has the meaning set forth in Section 2(a).

"Party" or "Parties" has the meaning set forth in the preamble.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity (or any department, agency or political subdivision thereof).

"Piggyback Notice" has the meaning set forth in Section 3(a).

"Piggyback Registration" has the meaning set forth in Section 3(a).

"Prospectus" means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

"Purchase Agreement" has the meaning set forth in the Recitals.

"Registrable Securities" means (a) any shares of Common Stock held by the Investors or issuable upon conversion, exercise or exchange of the Convertible Notes or the Warrants held by the Investors at any time, and (b) any shares of Common Stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

Schedule "E" - 2

"Registration Expenses" has the meaning set forth in Section 6.

"Registration Notice" has the meaning set forth in Section 2(a).

"Registration Statement" means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

"Rule 144" means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A)."Sale Transaction" has the meaning set forth in Section 4(a).

"SEC" means the United States Securities and Exchange Commission or any successor entity thereto having the authority to administer the securities laws of the United States of America.

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

"Selling Holder" has the meaning set forth in Section 5(b).

"Short-Form Registration" has the meaning set forth in Section 2(a).

"Warrant" has the meaning set forth in the Recitals.

2.           Demand Registrations.

(a)           Requests for Registration.  Subject to the terms and conditions of this Section 2, the Investor or Investors holding a majority of the Registrable Securities may request registration, whether underwritten or otherwise, under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar long-form registration (a "Long-Form Registration") or on Form S-2 or S-3 or any similar short-form registration (a "Short-Form Registration"), if available. Each request for a Long-Form Registration or Short-Form Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Within ten (10) days after receipt of any such request for a Long-Form Registration or Short-Form Registration, the Company shall give written notice ("Registration Notice") of such requested registration to all of the other Investors. The Company shall include (subject to the provisions of this Agreement including clause (d) below) in such requested registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after notification by the Company to the other Investors of its receipt of such Registration Notice. Each registration requested pursuant to this Section 2(a) is referred to herein as a "Demand Registration".

Schedule "E" - 3

(b)           Long-Form Registrations.  The Investor or Investors holding a majority of the Registrable Securities will be entitled to request four (4) Long-Form Registrations in which the Company shall pay all Registration Expenses; provided, that a Registration Statement shall not count as a Demand Registration requested under Section 2(a) unless and until it has become effective and the Investor or Investors requesting such registration are able to register and sell at least fifty percent (50%) of the Registrable Securities requested to be included in such registration.

(c)           Short-Form Registrations.  The Investor or Investors holding a majority of the Registrable Securities will be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses. All Demand Registrations, including any made under clause (b) above, shall be Short-Form Registrations whenever the Company is permitted to use any applicable short-form registration (including without limitation Form S-2 or Form S-3). The Company shall use its best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

(d)           Priority on Demand Registrations.  The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Investor or Investors holding at least a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company shall include in such registration, (i) first, the number of Registrable Securities requested to be included in such registration pro rata, if necessary, among the holders of Registrable Securities based on the number of shares of Registrable Securities owned by each such holder at such time, and (ii) second, any other securities of the Company requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities owned by each such holder at such time.

(e)           Restrictions on Demand Registrations.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration (i) within six (6) months after the effective date of a previous Demand Registration, (ii) that would cause there to be more than two (2) registration statements on any form other than Form S-3 to be effective, or (iii) if the Company shall furnish to the Investor or Investors requesting such Demand Registration a certificate signed by the Company's Chairman of the Board stating that in the good faith judgment of the Board, it would be materially harmful to the economic prospects of the Company for such Demand Registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the initial request for the Demand Registration; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period.

(f)           Selection of Underwriters.  If the Investor or Investors holding a majority of the Registrable Securities initially requesting a Demand Registration elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), and the Company shall include such information in its notice to the other Investors of Registrable Securities. The Investor or Investors holding a majority of the Registrable Securities initially requesting the Demand Registration shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering. The Company shall not be required to include any Registrable Securities in such underwritten offering, unless the Investor or Investors holding a majority of the Registrable Securities comply with Section 8 hereof.

(g)           Other Registration Rights.  Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, without the prior written consent of the Investor or Investors holding a majority of the Registrable Securities.

Schedule "E" - 4

3.           Piggyback Registrations.

(a)           Right to Piggyback.  Whenever the Company proposes to register any of its Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-8 or S-4 or any similar or successor form) (a "Piggyback Registration"), the Company shall give prompt written notice to all Investors holding Registrable Securities of its intention to effect such a registration (a "Piggyback Notice") and shall, subject to the provisions of this Agreement including clauses (c) and (d) below, include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Piggyback Notice.

(b)           Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, the Company shall include in such registration all Registrable Securities requested to be included in such registration; provided, that if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the number of Registrable Securities requested to be included in such registration by the Investors holding Registrable Securities, if necessary, pro rata among such holders of Registrable Securities on the basis of the number of shares of such Registrable Securities owned by such holders at such time, and (iii) third, any other securities of the Company requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities owned by such other holders (which for clarity are not Investors) at such time.

(c)           Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities (which registration was granted in accordance with Section 2(g) above), the Company shall include in such registration all securities and Registrable Securities requested to be included in such registration; provided, that if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration the securities and Registrable Securities requested to be included therein pro rata, if necessary, among the holders of such securities and Registrable Securities on the basis of the number of securities and Registrable Securities owned by each such holder at such time.

(d)           Selection of Underwriters.  In case of a Piggyback Registration that is an underwritten offering, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering, which investment banker(s) and manager(s) will be nationally recognized and reasonably acceptable to the Investors holding a majority of the Registrable Securities included in such Piggyback Registration. The Company will not be required to include any Registrable Securities in such underwritten offering unless the Investors holding a majority of the Registrable Securities comply with Section 8 hereof.

(e)           Other Registrations.  If the Company has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2 or this Section 3, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Forms S-4 or S-8 or any similar or successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least six (6) months has elapsed from the effective date of such previous registration.

Schedule "E" - 5

(f)           Obligations of Investors. During such time as any Investor holding Registrable Securities may be engaged in a distribution of securities pursuant to an underwritten Piggyback Registration, such holder shall distribute any Registrable Securities held by such holder only under the Registration Statement and solely in the manner described in the Registration Statement.

4.           Holdback Agreement.

(a)           No Investor holding Registrable Securities shall sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (including sales pursuant to Rule 144) (a "Sale Transaction") of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any such equity securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten registration of Registrable Securities (each a "Holdback Period"), except as part of such underwritten registration, unless the underwriters managing such public offering of Registrable Securities otherwise agree in writing.

(b)           The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during such period of time as may be determined by the underwriters managing such underwritten registration following the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (not to exceed one hundred and eighty (180) days) (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree in writing, and (ii) shall cause (1) each holder of at least 5% (on a fully-diluted basis) of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering), (2) each executive officer and each director of the Company and each of its Subsidiaries to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such equity securities of the Company or any securities convertible into or exchangeable or exercisable for such equity securities during such period and (3) each Affiliate of the Company holding shares of Company equity securities or any securities convertible into or exchangeable or exercisable for such equity securities to agree not to effect any public sale or distribution (including sales pursuant to Rule 144), except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the registered public offering otherwise agree in writing.

(c)           Each Investor that owns more than one percent of the Registrable Securities agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Investor, and the Company hereby undertakes to notify its transfer agent of each other Person that is subject to the restrictions contained in this Section 4):

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES."

Schedule "E" - 6

(d)           In order to enforce the foregoing covenants in this Section 4, the Company may impose stop-transfer instructions with respect to the Registrable Securities and any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for such securities held by any Person subject to the restrictions contained in this Section 4 during any Holdback Period.

Notwithstanding the foregoing, the prior written consent of the managing underwriters, if any, shall not be required in connection with an assignment of any Registrable Shares or any securities convertible or exercisable or exchangeable for Common Stock by an Investor to a transferee or assignee that is a subsidiary, parent, partner, limited partner, retired partner, member, former member, stockholder or affiliate of an Investor; provided, however, that such transferee or assignee agrees in writing to be bound by and subject to the provisions of this Section 4.

5.           Registration Procedures.  Whenever the Investor or Investors holding Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use all reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)           in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file, within sixty (60) days of the date a Registration Notice is delivered to the Company, with the SEC a Registration Statement covering the registration and the sale of the number of Registrable Securities set forth in the Registration Notice and all amendments and supplements thereto and related Prospectuses with respect to such Registrable Securities and use all reasonable efforts to cause such Registration Statement to become effective; provided, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Investors holding a majority of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel, and include such additional information reasonably requested by the Investors holding a majority of the Registrable Securities registered under the applicable Registration Statement, or the underwriters, if any, for marketing purposes, whether or not required by applicable securities laws;

(b)           use all reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Investor holding Registrable Securities who is participating in the sale of all or a portion of its Registrable Securities (a "Selling Holder") reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder; provided, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction;

Schedule "E" - 7

(c)           notify each Selling Holder (i) promptly after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a Prospectus or supplement to any Prospectus relating to a Registration Statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such Registration Statement or Prospectus or for additional information, and (iii) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Selling Holder, the Company shall promptly prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(d)           furnish to each Selling Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder;

(e)           prepare and file promptly with the SEC, and notify each Selling Holder prior to the filing of, such amendments or supplements to such Registration Statement or Prospectus as may be necessary to correct any statements or omissions if, at the time when a Prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such Prospectus or any other Prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, in case any Selling Holder or any underwriter for any Selling Holder is required to deliver a Prospectus at a time when the Prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use all reasonable efforts to prepare promptly upon request of any such holders or underwriters such amendments or supplements to such Registration Statement and Prospectus as may be necessary in order for such Prospectus to comply with the requirements of the Securities Act and such rules and regulations;

(f)           cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or on each alternative trading system or association on which similar securities issued by the Company are quoted;

(g)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(h)           enter into and perform such customary agreements (including underwriting agreements in customary form in the event the registration is an underwritten offering) and take all such other actions as the Investors holding a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, participation in "road shows," investor presentations and marketing events and effecting a stock split or a combination of shares);

(i)           make available at reasonable times for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Selling Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such Selling Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement subject to the applicable Person(s) executing a nondisclosure agreement in reasonable form and substance if reasonably required by the Company;

Schedule "E" - 8

(j)           otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders an earnings statement no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of the Registration Statement, which earnings statement shall cover such 12-month period and satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, which requirement will be deemed satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K or 8-K under the Exchange Act;

(k)           permit any Investor or Investors holding Registrable Securities, which Investor or Investors, in the Company’s sole and exclusive judgment, is or might be deemed to be an "underwriter" or a "controlling person" of the Company as defined in the rules and regulations of the SEC, to participate in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Investor or Investors and its counsel should be included;

(l)           use all reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise each Selling Holder of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use its best efforts promptly to obtain the withdrawal of such order;

(m)           use all reasonable efforts to cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate  the disposition of such Registrable Securities;

(n)           obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Investor or Investors holding a majority of the Registrable Securities being sold reasonably request; and

(o)           provide a legal opinion of the Company's outside counsel, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto, the Prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

If any such Registration Statement refers to any Selling Holder by name or otherwise as the holder of any securities of the Company and if, in the Company’s sole and exclusive judgment, such Selling Holder is or might be deemed to be a "controlling person" of the Company, such Selling Holder will have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Selling Holder and presented to the Company in writing, to the effect that the holding by such Selling Holder of such securities is not to be construed as a recommendation by such Selling Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Selling Holder shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Selling Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Selling Holder; provided, that with respect to this clause (ii) such Selling Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

Schedule "E" - 9

6.           Registration Expenses.  All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and fees and expenses of one counsel for the Investors holding Registrable Securities participating in such registration as a group (selected as set forth in Section 5(a), and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), shall be paid by the Company. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the Registrable Securities to be registered on each securities exchange or on each alternative trading system or association on which similar securities issued by the Company are then listed or quoted. Each Person that sells securities pursuant to a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person's account.

7.           Indemnification.

(a)           The Company agrees to indemnify, to the extent permitted by law, each Selling Holder and each of its partners, members, officers, managers and directors and each Person who controls such Selling Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each Selling Holder and each of its partners, members, officers, managers and directors and each Person who controls such Selling Holder (within the meaning of the Securities Act) for any legal or other expenses reasonably incurred by each such Selling Holder and each of its partners, members, officers, managers and directors and each Person who controls such Selling Holder (within the meaning of the Securities Act) in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Selling Holder expressly for use therein or by such Selling Holder's failure to deliver a copy of the Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished such Selling Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

Schedule "E" - 10

(b)           In connection with any Registration Statement, each Selling Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall (i) indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact relating to such Selling Holder and provided by such Selling Holder to the Company or the Company's agent contained in the Registration Statement, Prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in, or based upon, any information or affidavit so furnished in writing by such Selling Holder; provided, that the obligation to indemnify will be individual, not joint and several, to each Selling Holder and will be limited to the net amount of proceeds received by such Selling Holder from the sale of Registrable Securities pursuant to such Registration Statement, and (ii) reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) for any legal or other expenses reasonably incurred by such Persons in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are caused by or contained in any information furnished to such holder of Registrable Securities by such Persons expressly for use therein. In connection with an underwritten offering in which a holder of Registrable Securities is participating, each such Selling Holder shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act).

(c)           Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that failure to give such notice shall not affect the right of such Person to indemnification hereunder unless such failure is prejudicial to the indemnifying party's ability to defend such claim) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)           The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company and each Selling Holder also agree to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the indemnification provided for herein is unavailable for any reason.

(e)           If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each Selling Holder, to an amount equal to the net proceeds actually received by such Selling Holder from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 7(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

Schedule "E" - 11

(f)           No indemnifying party shall, except with the written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include (i) as an unconditional term thereof given by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or (ii) a statement as to or an admission of fault, culpability or any failure to act, by or on behalf of the indemnified party.

(g)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

8.           Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to any over-allotment or "green shoe" option requested by the underwriters, provided, that no Investor holding Registrable Securities shall be required to sell more than the number of Registrable Securities such Investor has requested to include) and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Investor holding Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Investor and such Investor's intended method of distribution. Each Investor holding Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Investor's obligations under Section 4 or that are necessary to give further effect thereto.

9.           Rule 144 Reporting.  With a view to making available to the Investor or Investors holding Registrable Securities the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)           make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times as a result of the Company being subject to the reporting requirements of the Exchange Act;

(b)           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act; and

Schedule "E" - 12

(c)           so long as any Party hereto owns any Registrable Securities, furnish to such Person forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

10.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient accompanied by a certified or registered mailing.  Such notices, demands and other communications shall be sent to the Company and its counsel at the addresses set forth below and to the other Parties hereto at such address or to the attention of such other Person as is specified in the Company's books and records:

If to the Company:
USA Synthetic Fuel Corporation
312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
Attention:	President
Facsimile:	(513) 621-5947
E-mail:	scvick@usasfc.com
with a copy (which shall not constitute notice to the Company) to:

Thompson Hine LLP
312 Walnut Street, Suite 1400
Cincinnati, Ohio 45202
Attention:	John D. Cottingham
Facsimile:	(513) 241-4771
E-mail:	john.cottingham@thompsonhine.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

11.           Miscellaneous.

(a)           No Inconsistent Agreements.  The Company shall not enter into any agreement which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b)           Remedies.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

Schedule "E" - 13

(c)           Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Investor or Investors holding at least a majority of the Registrable Securities. Notwithstanding anything to the contrary, no amendment or waiver of any provision that materially and adversely affects the rights or obligations hereunder of the Investor or Investors holding Registrable Securities in general shall be effective unless approved in writing by the Investor or Investors holding a majority of the Registrable Securities. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(d)           Successors and Assigns.  All covenants and agreements in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of each Investor or Investors holding Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(e)           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(g)           Governing Law; Submission to Jurisdiction.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Ohio, in each case located in Hamilton County, Ohio, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)           Waiver of Jury Trial.  Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11(h).

(i)           Time is of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Toronto, Ontario and New York, New York are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

Schedule "E" - 14

(j)           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Schedule "E" - 15

IN WITNESS WHEREOF, the Parties hereto have executed this Registration Rights Agreement as of the date first above written.

USA SYNTHETIC FUEL CORPORATION
By:
Name:
Title:
STRATIVE CAPITAL, LTD.
By:
Name:
Title:

Schedule "E" - 16

Exhibit A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT to the Registration Rights Agreement, dated as of [____, 2012] (the "Agreement") by and between USA Synthetic Fuel Corporation, a Delaware corporation (the "Company") and ____________________, [INSERT JURISDICTION OF FORMATION AND TYPE OF ENTITY, IF APPLICABLE] ("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, Holder has acquired certain Registrable Securities from an Investor who is a party to the Agreement, and the Agreement and the Company requires Holder, as a holder of Registrable Securities, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.           Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an "Investor" for all purposes thereof.

2.           Successors and Assigns. Except as otherwise provided herein, this Joinder Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Registrable Stock now held by Holder and the respective successors and assigns of each of them, so long as they hold any Registrable Stock.

3.           Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.           Notices. For purposes of Section 10 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]
[E-mail Address]

5.           Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Schedule "E" - 17

6.           Descriptive Headings. The descriptive headings of this Joinder Agreement are inserted for convenience only and do not constitute a part of this Joinder Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

USA SYNTHETIC FUEL CORPORATION
By:
[Name]
[Title]

[HOLDER, IF AN ENTITY]
By:
[Name]
[Title]

[HOLDER, IF AN INDIVIDUAL]

[Name]

Schedule "E" - 18

Schedule 6.4(c)

Permitted Indebtedness
Promissory Note dated as of March 15, 2010 in the principal amount of $38,000,000 issued by the Company to Global Energy, Inc.

Schedule 7.1(a)
Incorporation and Qualification
USASF
Delaware
Qualified to do business in Ohio

Lima Energy Company
Ohio

CEC
Wyoming

Cleantech
Delaware

Schedule 7.1(c)
Capitalization

Company	Authorized Shares	Issued Shares

Lima Energy Company	850	100

USASF	300,000,000	77,041,913*

Schedule 7.1(m)
Leased and Owned Properties

USASF
USASF rents office space on a month to month basis in the following locations:
Suite 1600
312 Walnut Street
 Cincinnati, OH 45202
Suite 1025

1717 Pennsylvania Ave. NW
Washington, D.C. 20006

Lima Energy Company

Lima Energy Company intends to enter into agreements to purchase the Lima Energy Project site from The City of Lima, Ohio and intends to utilize some of the proceeds from the subject agreements toward that end.
Lima Energy Company has concurrently entered into an agreement with Global Energy, Inc. to purchase its coal asset located in Fayette Township, Vigo County, Indiana.
CEC
CEC and Interfuel E&P, Ltd. ("Interfuel") entered into an agreement pursuant to which Interfuel sold, transferred and assigned to CEC all of Interfuel’s right, title and interest in and to the energy asset consisting of 1.02 Billion BOE  of solid hydrocarbon energy.  No real property was transferred as a result of this agreement.

Cleantech	None

Schedule 7.1(u)
Environmental Compliance

USASF	None
Lima Energy Company	None, however see below:
With respect to the Lima Energy Project site, the site was the subject of a US EPA Covenant Not To Sue after remediation of a small amount of waste materials.  On April 27, 2000, after the City of Lima completed a $200,000 Brownfield Assessment Demonstration Pilot through a Cooperative Agreement with the EPA, Ohio Environmental Protection Agency issued its "Covenant Not To Sue" (Exhibit 10.6.7 in TEC Data Room), agreeing that no significant environmental issues existed at the Lima Energy Project site.
During early construction activities at the site for the Lima Energy Project, demolition of 3 out of 4 structures was undertaken.  In its April 2006 progress report, Lima Energy’s subcontractor, Industrial Construction Company, Inc. (ICC) reported that two buildings contained minor quantities of asbestos that required removal.  Allied Environmental removed the asbestos following Ohio EPA protocols and procedures.  In its May 2006 progress report, ICC reported that the asbestos removal work was completed and the buildings demolished.  A 4th structure remains on the property and was shown to be free of asbestos.
CEC	None
Cleantech	None

Schedule 7.1(y)
Corporate Structure

USASF
Delaware corporation with over 300 stockholders
Subsidiaries
Lima Energy Company-  100% owned by USASF
CEC-100% owned by USASF
Cleantech Corporation- 100% owned by USASF

Schedule 7.1(bb)
Default or Events of Default

Schedule 7.1(dd)(i)
List of Jurisdictions

USASF
Ohio

Lima Energy Company
Ohio

CEC
Office listed as USASF head address.
BOE Energy Asset located in Wyoming.

Cleantech
Head office listed as USASF address.
No personal property

Schedule 7.1(dd)(ii)
Authorizations
Lima Energy Company
➢	Ohio EPA Permit to Install, 2002

➢	Ohio Power Siting Board Certificate of Need and environmental Compatibility, 2002, as amended

➢	Ohio EPA Construction Stormwater Permit, 2005

➢	City of Lima Building Permit- Fuel Storage Building, 2005

➢	DN Lockwood is "Designated Representative" and Mick Musulin is "Alternate Designated Representative" for compliance authority at USEPA

➢	Central Contractor Registration, last updated 6/8/2010. No federal grant applications pending. Main contact: Lynne R. Graves; alternates: Steven C. Vick

Schedule 7.1(dd)(iii)
Intellectual Property

E-GAS™ Technology License Agreement dated April 18, 2003 between Gasification  Engineering Corporation and Lima Energy Company, and Lima Letter Revision with Novation to ConocoPhillips dated July 30, 2003.
The Company and, as necessary, other Company Parties plan to enter into license agreements with outside parties for the various unit operations which will be required for plant operations.  Such licenses will most likely include Intellectual Property rights to allow us to run the unit operations.  At the present time, none of the Company or any other Company Parties has entered into such license agreements.

Schedule 7.1(dd)(iv)
Pending or Threatened Actions, Suits, Arbitrations or Proceedings

None

Schedule 7.1(dd)(v)
Material Contracts
Lima Energy Company:
➢	E-GAS™ Technology License Agreement dated April 18, 2003 between GEC and Lima Energy Company, and Lima Letter Revision with Novation to ConocoPhillips dated July 30, 2003.

➢
EPC Agreement between Lima Energy Co. and Gasification Engineering Corp., April 18, 2006, plus all Change Orders, including but not limited to, No. 1 – 6, dated respectively:  August 11, 2006; March 9, 2007; April 3, 2007; November 12, 2007; June 23, 2008; June 20, 2008.

➢	Operations and Maintenance Agreement between Lima Energy Company and Gasification Engineering Corp., Jan 31, 2007.

➢	Contract for Purchase of Non-Potable Water between City of Lima and Lima Energy Company, February 20, 2004, with First Amendment of April 4, 2007.

➢
Amended and Restated Synthetic Natural Gas Purchase and Sale Agreement between The Procter & Gamble Paper Products Company and Lima Energy Company, August 13, 2007 plus 9 amendments and Letter Amendment Definition of Facility, effective October 28, 2008.

➢	Carbon Dioxide Sales Agreement between Lima Energy Company and Cambridge Resources, LLC, March 17, 2008.

➢	City of Lima letter authorizing access to site dated 9/3/2004.

➢	Real Estate Acquisition and Development Agreement between the City of Lima, Ohio and Lima Energy Company, June 9, 2008, as updated and drafted in July 2010.

➢	Development Fee Promissory Note to Global Energy

➢	Ohio Job Creation Tax Credit Agreement

➢	Community Redevelopment Act (CRA) Enterprise Zone Agreement

➢	Letter Interconnection Agreement, Columbia Gas Transmission - Lima Energy, May 11, 2004 , and amendment dated June 3, 2005

Schedule 7.1(dd)(vi)
Settlement Agreements
None

Schedule 7.1(c)
Authorized and Issued Capital

Company	Authorized Shares	Issued Shares

Lima Energy Company	850	100

USASF	300,000,000	77,041,913*

Schedule 7.1(ee)
Insolvency
None